As filed with the Securities and Exchange Commission on May 9, 2022
Registration
No. 333-261464

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1
to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7370	86-3078783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3 Ravinia Drive NE, Suite 500
Atlanta, GA 30346
877-710-5673
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Romil Bahl
President, Chief Executive Officer
3 Ravinia Drive NE, Suite 500
Atlanta, GA 30346
877-710-5673
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
:
Joshua Korff, P.C.
Jennifer L. Lee
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Tel: (212)
446-4800
Fax: (212)
446-4900

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement on Form
S-1
(File
No. 333-261464)
(the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 29, 2021, is being filed to include information contained in the registrant’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2021, which was filed with the SEC on March 30, 2022, Proxy Statement for the fiscal year ended December 31, 2021, which was filed with the SEC on May 2, 2022 and to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on December 2, 2021.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2022

KORE GROUP HOLDINGS, INC.
8,911,745 COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS
12,000,000 SHARES OF COMMON STOCK UNDERLYING THE EXCHANGEABLE NOTES
186,326 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of 12,186,326 shares of common stock, par value $0.0001 per share (the “common stock”) of KORE Group Holdings, Inc. (the “Company”), which consists of an aggregate of (i) 12,000,000 shares of common stock underlying the Exchangeable Notes (as defined herein); and (ii) 186,326 shares of common stock issued as compensation to certain advisors of the Company in connection with the Business Combination. We collectively refer to the selling securityholders covered by this prospectus as the “Selling Securityholders.” This prospectus also relates to the issuance by us of up to 8,911,754 shares of common stock upon the exercise of outstanding Company warrants.
On September 30, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger dated March 12, 2021, as amended on July 27, 2021 and September 21, 2021 (the “Merger Agreement”), by and among Cerberus Telecom Acquisition Corp. (“CTAC”), King Pubco, Inc. (“KORE”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of CTAC, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct wholly owned subsidiary of KORE, and Maple Holdings Inc. (“Maple”), a Delaware corporation, which, among other things, provided for (i) the merger of CTAC with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and KORE as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), the contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to KORE (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of KORE, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into Maple (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Maple with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and KORE being the sole member of LLC Merger Sub. In connection with the Business Combination, KORE changed its name to “KORE Group Holdings, Inc.”
Each public and private warrant of CTAC outstanding immediately prior to the Mergers was automatically converted into warrants of the Company on a one-for-one
basis.
As part of the Business Combination, we entered into that certain backstop agreement (“Backstop Agreement”) dated July 27, 2021 between KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and Drawbridge Special Opportunities Fund LP, an affiliate of Fortress Credit Corp. (“Fortress”), pursuant to which Fortress agreed to purchase senior unsecured convertible notes in an aggregate principal amount of up to $120,000,000 issued, from time to time, by KORE Wireless Group, Inc (the “Exchangeable Notes”). The Company agreed, pursuant to the Backstop Agreement, to register the resale of the shares of common stock issued in exchange for the Exchangeable Notes.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock registered hereby by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock.
We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.
Our common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “KORE” and our warrants trade on the NYSE under the ticker symbol “KORE WS”. On May 5, 2022, the closing sale price of our common stock as reported by NYSE was $4.53 per share and the closing price of our warrants was $0.61.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.
Unless the context indicates otherwise, references in this prospectus to “KORE,” “Company,” “we,” “us” or “our” refer to the business of KORE Group Holdings, Inc., and its subsidiaries following the closing of the Business Combination.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.
MARKET, INDUSTRY AND OTHER DATA
This prospectus includes estimates regarding market and industry data and forecasts and projections, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market participants and research firms and other independent sources, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sectors in which we compete.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
TRADEMARKS
This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the
®
or
™
symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

SELECTED DEFINITIONS
As used in this prospectus, unless as the context requires otherwise, as used herein, references to “KORE,” the “Company,” “we,” “us,” and “our,” and similar references refer collectively to KORE Group Holdings, Inc. and its consolidated subsidiaries.
Unless the context otherwise requires, references in this prospectus to:
“
Backstop Agreemen
t” are to that certain backstop agreement dated July 27, 2021 between KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and Drawbridge Special Opportunities Fund LP, an affiliate of Fortress Credit Corp., in connection with the Backstop Financing, as amended November 15, 2021;
“
Backstop Financing
” are to the backstop financing to be provided by an affiliate of Fortress Credit Corp. pursuant to the Backstop Agreement and the Commitment Letter;
“
Backstop Notes
” are to the senior unsecured convertible notes in an aggregate principal amount of $120,000,000 issued by KORE Wireless Group, Inc. pursuant to the Backstop Financing and the Commitment Letter;
“
Business Combination
” are to the Pubco Merger, First Merger and Second Merger;
“
CaaS
” are to
Connectivity-as-a-Service;
“
CEaaS
” are to Connectivity
Enablement-as-a-Service;
“
Closing
” are to the consummation of the Transactions;
“
Code
” are to the Internal Revenue Code of 1986, as amended;
“
Commitment Letter
” are to that certain commitment letter dated as of September 21, 2021, and countersigned on October 1, 2021, by and among an affiliate of Fortress Credit Corp., KORE, Corp Merger Sub and LLC Merger Sub.
“
Commitment Letter Financing
” are to the financing under the Commitment Letter;
“
Corp Merger Sub
” are to King Corp Merger Sub, Inc.;
“
COVID-19
” are to
SARS-CoV-2
or
COVID-19,
any evolution or variations existing as of or following the date of the Merger Agreement, or any epidemics, pandemics or disease outbreaks;
“
DGCL
” are to the Delaware General Corporation Law, as amended;
“
eSIM
” or embedded subscriber identity module, is a form of programmable SIM. It provides the capability to store multiple network profiles that can be provisioned and managed over-the-air;
“
eUICC
” or embedded universal integrated circuit card is a form of programmable SIM card, often referred to as eSIM. It provides the capability to store multiple network profiles that can be provisioned and managed over-the-air;
“
Exchange Act
” are to the Securities Exchange Act of 1934, as amended;
“
GAAP
” are to generally accepted accounting principles in the United States;
“
GNSS Receiver
” are to a global navigation satellite system receiver which is integral to an electronic device that receives and digitally processes the signals from a navigation satellite constellation in order to allow the functioning of GPS systems and other location based devices;
“
Incentive Plan
” are to the KORE 2021 Incentive Award Plan;

“
IoT
” are to Internet of Things;
“
KORE Common Stock
” are to the shares of common stock of KORE, par value $0.0001 per share;
“
KORE Wireless
” are to KORE Wireless Group Inc., a Delaware corporation and wholly owned and principal operating subsidiary of KORE;
“
LLC Merger Sub
” are to King LLC Merger Sub, LLC;
“
LTE
” Long-Term Evolution is a standard for wireless broadband communication for mobile devices and data terminals, based on the GSM/EDGE and UMTS/HSPA standards;
“
Merger Agreement
” are to that certain Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021 and September 21, 2021, by and among CTAC, KORE, Corp Merger Sub, LLC Merger Sub and Maple Holdings Inc.;
“
Mergers
” are to the First Merger and Second Merger, collectively;
“
mPERS
” are to mobile Personal Emergency Response System;
“
NYSE
” is to the New York Stock Exchange;
“
PIPE
” are to the Private Investment in Public Equity;
“
PIPE Investment
” are to the private placement pursuant to which CTAC entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors agreed to purchase an aggregate of 22,500,000 shares of KORE Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000;
“
PIPE Investors
” are to the investors participating in the PIPE Investment;
“
SaaS
” are to
software-as-a-service;
“
SEC
” are to the United States Securities and Exchange Commission;
“
Shareholder Representative
” are to ABRY Partners VII, L.P., or such other person or entity who is identified as the replacement Shareholder Representative by the then existing Shareholder Representative giving prior written notice to KORE;
“
Sponsor
” are to Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company;
“
Subscription Agreements
” are to the subscription agreements entered into by and between CTAC and the PIPE Investors, in each case, dated as of March 12, 2021 in connection with the PIPE Investment;
“
Transactions
” are to, collectively, the Business Combination and the other transactions contemplated by the Merger Agreement and the other related transaction agreements;
“
Treasury Regulations
” are to the regulations promulgated under the Code; and
“
Warrant Agreement
” are to a certain warrant agreement entered into by and between CTAC and Continental Stock Transfer & Trust Company, dated as of October 26, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements express our opinions, expectations, beliefs, plans, objectives, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts.
The forward-looking statements in this prospectus are only current expectations and predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed under the heading “Risk Factors”. The forward-looking statements in this prospectus are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward- looking statements contained in this prospectus.
Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to develop and introduce new products and services successfully;

•	our ability to compete in the market in which we operate;

•	our ability to meet the price and performance standards of the evolving 5G New Radio products and technologies;

•	our ability to expand our customer reach/reduce customer concentration;

•	our ability to grow the IoT and mobile portfolio outside of North America;

•	our ability to make scheduled payments on or to refinance our indebtedness;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture components of our solutions;

v

•	our ability to accurately forecast customer demand and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products, services and devices used in our solutions;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

•	the impact of geopolitical instability on our business;

•
the emergence of global public health emergencies, such as the outbreak of the 2019 novel coronavirus, now known as
“COVID-19,”
which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	direct and indirect effects of COVID-19 on our employees, customers and supply chain and the economy and financial markets;

•	the impact that new or adjusted tariffs may have on the costs of components or our products, and our ability to sell products internationally;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in wireless broadband data access markets;

•	demand for software-as-a-service telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	conducting business abroad, including foreign currency risks;

•	the pace of 5G wireless network rollouts globally and their adoption by customers;

•	our ability to make focused investments in research and development;

•
our ability to identify suitable acquisition candidates or to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments, including our acquisitions of Business Mobility Partners Inc. and SIMON IoT LLC;

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business;

•	the potential liquidity and trading of public securities; and

•	the ability to raise financing in the future.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”
KORE offers IoT services and solutions. KORE is one of the largest global independent IoT enablers, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT solutions and applications. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and to deliver complimentary products to channel partners and resellers worldwide. KORE began operations in 2003. A predecessor entity, KORE, Maple Holdings Inc., was incorporated under the laws of the State of Delaware on July 29, 2014. After the Closing, Maple Holdings Inc. ceased to exist as a separate legal entity.
KORE has operating subsidiaries located in Australia, Belgium, Brazil, Canada, the Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States.
KORE believes it is one of the largest global enablers of IoT, providing “Connectivity” and IoT Solutions to enterprise customers across five key industry verticals, comprised of (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “
IIoT
”).
KORE has built a business at scale with revenue, net loss and adjusted EBITDA as shown in the table below:

	December 31,
	2021	2020	2019
Revenue	$248,217	$213,760	$169,152
Net loss	(24,453)	(35,201)	(23,443)
Adjusted EBITDA	59,754	57,819	50,885
Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and the Company believes that IoT has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.
Diverse, Blue-chip Customer Base
KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 14.6 million and 11.8 million devices as of December 31, 2021 and 2020, respectively. KORE provided connectivity to over 3,600 customers for each of the years ended December 31, 2021 and 2020. Examples of how our customers use KORE’s products and services across KORE’s five key verticals are illustrated below:

•
Connected Health
: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification.

•
Fleet Management
: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars.

•
Asset Monitoring
: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring.

•	Communication Services : IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking-KORE may provide CEaaS for some of these customers.

•	Industrial IoT : Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products.
Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.
KORE enables mission-critical applications for over 3,600 customers comprising over 14 million devices. KORE is a leader in enabling end-to-end
IoT solutions for enterprises across high growth end markets including Connected Health, Industrial IoT, Fleet Management and Remote Asset Monitoring. KORE serves an expansive group of some of the largest blue-chip enterprises with low customer concentration (approximately 300 customers comprising approximately 89% and 87% of our revenue for the years ended December 31, 2021 and 2020, respectively).
KORE’s customers operate in a wide variety of sectors, including healthcare, fleet and vehicle management, asset management, communication services and industrial/manufacturing. KORE’s largest customer, comprising approximately 21% and 16% of KORE’s revenue for the years ended December 31, 2021 and 2020, respectively, is a large multinational medical device and health care company.
KORE has a B2B (business to business) model where any given customer may have hundreds, or thousands of devices deployed in the field. The structure of KORE’s relationships with its connectivity customers is “sticky,” meaning that any exit by a connectivity customer from KORE’s platform generally will take place over an extended period of time. Additionally, it may not be clear to KORE that a customer is exiting.
The difficulty in determining if a customer is moving away from KORE is compounded by the fact that the number of Total Connections that KORE has with any particular customer can increase or decrease over time depending on a variety of factors, including pricing, customer satisfaction and fit with a particular customer product. In some cases, customers may choose to allocate a portion of their business to other service providers alongside KORE. This allocation can change from period to period. As a result, a decline in Total Connections by a customer is not necessarily an indicator that the customer has decided to move away from KORE. Customers often keep their volume allocation decisions confidential in order to prevent KORE from making commercial adjustments (such as price increases).
Key Partners
KORE’s strong customer and partner relationships provide it with the opportunity to expand its market reach and sales. KORE partners with leading cellular providers to enable its CaaS business. KORE’s IoT ecosystem partners include enterprise-level IoT software providers as application platform partners, top of the line commercial hardware manufacturers as hardware OEM partners, well-known electronics solutions providers as semi-conductor and module OEM partners, globally recognized cloud platforms as cloud providers as well as multinational system integrators as systems integration services partners. These partnerships allow KORE to provide IoT Solutions to its customers.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:

•	The 5G market may take longer to materialize than KORE expects or, if it does materialize rapidly, KORE may not be able to meet the development schedule and other customer demands.

•	KORE’s development and investments in new technologies, may not generate operating income or contribute to future results of operations that meet its expectations.

•	If KORE is unable to support customers with low latency and/or high throughput IoT use cases, its revenue growth and profitability will be harmed.

•
If KORE is unable to effectively manage its increasingly diverse and complex businesses and operations, its ability to generate growth and revenue from new or existing customers may be adversely affected.

•	The loss of KORE’s largest customers, particularly its single largest customer could significantly impact its revenue and profitability.

•	KORE’s products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.

•
If there are interruptions or performance problems associated with the network infrastructure used to provide KORE’s services, customers may experience service outages, which may impact KORE’s reputation and future sales.

•	KORE’s inability to adapt to rapid technological change in its markets could impair its ability to remain competitive and adversely affect its results of operations.

•	The market for the products and services that KORE offers is rapidly evolving and highly competitive. KORE may be unable to compete effectively.

•	If KORE is unable to protect its intellectual property and proprietary rights, its competitive position and its business could be harmed.

•	Failure to maintain the security of KORE’s information and technology networks, including information relating to its customers and employees, could adversely affect KORE.

•	KORE’s internal and customer-facing systems, and systems of third parties they rely upon, may be subject to cybersecurity breaches, disruptions, or delays.

•
KORE is subject to evolving privacy laws that are subject to potentially differing interpretations in the United States as well as other jurisdictions that can adversely impact its business and require that it incur substantial costs.

•
KORE’s technology contains third-party open-source software components and failure to comply with the terms of the underlying open-source software licenses could restrict KORE’s ability to provide its platform.

•	KORE faces risks inherent in conducting business internationally, including compliance with international as well as U.S. laws and regulations that apply to its international operations.

•
KORE may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm its business, financial condition and results of operations.

•	KORE may be affected by fluctuations in currency exchange rates.

•	KORE’s management has identified internal control deficiencies that have resulted in material weaknesses in its internal control over financial reporting.

•	KORE’s future capital needs are uncertain, and KORE may need to raise additional funds in the future, but may not be able to raise such additional funds on acceptable terms or at all.

•	KORE has a history of losses and may not be able to achieve or sustain profitability in the future.
Corporate Information
KORE began operations in 2003. KORE’s predecessor entity, Maple Holdings Inc., was incorporated under the laws of the State of Delaware on July 29, 2014. KORE and its subsidiaries offer IoT services and solutions. KORE, together with its subsidiaries, is one of the largest global independent IoT enabler, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT solutions and applications. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and to deliver complimentary products to channel partners and resellers worldwide.
The mailing address of KORE’S principal executive office is 3 Ravinia Drive NE, Suite 500, Atlanta, GA 30346. Its telephone number is
877-710-5673.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of our securities could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Products and Technology
The 5G market may take longer to materialize than we expect or, if it does materialize rapidly, we may not be able to meet the development schedule and other customer demands.
Growth of the 5G market and its emerging standards, including the newly defined 5G NR standard, is accelerating and we believe that we are at the forefront of this newly emerging standard. However, this market may take longer to materialize than we expect which could delay important commercial milestones. Even if the market does materialize at the rapid pace that we are expecting, we may have difficulties meeting aggressive timing expectations of our current customers and getting our target products to market on time to meet the demands of our target customers. We may have difficulties meeting the market and technical specifications and timelines. It is also possible that offerings developed by others will render our offerings and initiatives noncompetitive or obsolete. Additionally, our target customers have no guarantee that the configurations of their respective target products will be successful or that they can reach the appropriate target client base to provide a positive return on the research and development investments we are making in the 5G market. We are pursuing 5G opportunities in the United States and abroad. 5G markets outside of the United States will develop at different rates and we will encounter these challenges to varying degrees in different countries. Failure to manage challenges related to 5G markets and opportunities could adversely affect our business, financial condition and results of operations.
Our growth depends in part on our ability to extend our technologies and products into new and expanded areas, including 5G. Our development and investments in these new technologies, may not generate operating income or contribute to future results of operations that meet our expectations.
We continue to invest significant resources toward advancements primarily in support of
4G-
and
5G-based
technologies. We also invest in new and expanded product areas by utilizing our existing technical and business expertise and through acquisitions or other strategic transactions. Our future growth depends on our ability to develop leading and cost-effective technologies and products for these new and expanded areas and developing technologies. In particular, our growth depends significantly on our ability to develop and commercialize products using 5G technologies. In January 2022, several major U.S. wireless carriers had to temporarily delay deployment of new wireless facilities that were meant to facilitate the evolution of their wireless networks to 5G technology in response to concerns of the aviation industry that those 5G facilities could interfere with equipment used for aviation and could impede aviation safety. Although the FCC, FAA, the wireless telecommunications industry and the aviation industry are working on solutions to alleviate those concerns, the timing for resolution is unclear, and such uncertainty could further impact the amount of and timing of 5G network investment. To the extent 5G rollout is further delayed due to interference with existing technologies, or adoption of 5G is slowed as a result of such concerns, we may incur significant costs and asset impairments, which could adversely affect our business, financial condition, and results of operations.
If we are unable to support customers with low latency and/or high throughput IoT use cases, our revenue growth and profitability will be harmed.

As wireless networks have evolved to support higher speeds, IoT devices have included more advanced capabilities such as video, real-time event logging, edge compute services (where computing is completed on or near the site of the sensor) and voice controls. As a result, customers have developed IoT applications that consume more network resources and require much lower network latency. In order to support these new customers and the increasing number of 5G use cases, we must continue to make significant investments in network capacity, infrastructure and edge virtualization solutions. The timely deployment of higher capacity infrastructure and edge virtualization to support high throughput, low latency IoT applications is critical to keeping and attracting key customers, the failure of which could adversely affect our business, financial condition, and results of operations.
Our products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.
Our products and solutions, including our software products, are highly technical and complex and, when deployed, may contain errors, defects, or security vulnerabilities including but not limited to vulnerabilities resulting from the use of third party hardware and software. We must develop our products quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. Such occurrences could result in damage to our reputation, lost revenue, diverted development resources, increased customer service and support costs, warranty claims, and litigation.
We warrant that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.
Errors, viruses, or bugs may be present in software or hardware that we acquire or license from third parties and incorporate into our products or in third party software or hardware that our customers use in conjunction with our products. Our customers’ proprietary software and network firewall protections may corrupt data from our products and create difficulties in implementing our solutions. Changes to third party software or hardware that our customers use in conjunction with our software could also render our applications inoperable. Any errors, defects, or security vulnerabilities in our products or any defects in, or compatibility issues with, any third-party hardware or software or customers’ network environments discovered after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers, theft of trade secrets, data or intellectual property and increased service and warranty cost, any of which could adversely affect our business, financial condition, and results of operations.
Undiscovered vulnerabilities in our products alone or in combination with third party hardware or software could expose them to hackers or other unscrupulous third parties who develop and deploy viruses, and other malicious software programs that could attack our products. Actual or perceived security vulnerabilities in our products could harm our reputation and lead some customers to return products, to reduce or delay future purchases, or use competitive products.
If there are interruptions, outages or performance degradation problems associated with the network infrastructure used to provide our services, customers may experience service outages, this may impact our reputation and future sales.
Our continued success depends, in part, on our ability to provide highly available services to our customers. The majority of our current and future customers expect to use our services 24 hours a day, seven days a week, without interruption or degradation of performance. Since a large majority of customer network traffic routes through hardware managed by us, any outage or performance problem that occurs within this infrastructure could impair the ability of our customers to transmit wireless data traffic to our destination servers, which could negatively impact the customers’ IoT devices or solutions. Potential outages and performance problems may occur due to a variety of factors, including hardware failure, equipment configuration changes, capacity constraints, human error and introduction of new functionality. Additionally, we depend on services from various third parties to support IoT networks and platforms. If a third party experiences a service outage, a product defect or bug, or performance degradation, such failures could interrupt customers’ ability to use our services, which could also negatively affect their perception of our service reliability. Our services are hosted in our third party data centers and any outages in these centers from any source including catastrophic events such as terrorist attack, flood, power failure, earthquake, etc. can impact the availability of our services, which could adversely affect our business, financial condition, and results of operations.
Our internal and customer-facing systems, and systems of third parties we rely upon, may be subject to cybersecurity breaches, disruptions, ransom attacks or delays.
A cybersecurity incident in our own systems or the systems of our third-party providers may compromise the confidentiality, integrity, or availability of our own internal data, the availability of our products and websites designed to support our customers, or our customer data. Computer hackers, ransom attacks, foreign governments, or cyber terrorists may attempt to or succeed in penetrating our network security and our website.
The recent discovery of wide-scale cybersecurity intrusions into U.S. government and private company computer networks by alleged Russian state actors underscores the ongoing threat posed by sophisticated and foreign state-sponsored attacks. The frequency of ransomware and malware attacks has also been increasing over time. Unauthorized access and theft to our proprietary business information or customer data or rendering them unusable for our use through encryption, may be accomplished through break-ins,
sabotage, theft of IoT data streams and transmissions, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service
attacks, employee theft or misuse, ransomware attacks, breach of the security of the networks of our third-party providers, or other misconduct. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive or confidential information in order to gain access to data.
Despite our efforts to maintain the security and integrity of our systems, it is impossible to eliminate this risk. Because the techniques used by computer hackers who may attempt to penetrate and sabotage our network security or our website change frequently, they may take advantage of weaknesses in third-party technology or standards of which we are unaware or that we do not control and may not be recognized until long after they have been launched against a target. We may be unable to anticipate or counter these techniques. It is also possible that unauthorized access to customer data or confidential information may be obtained through inadequate use of security controls by customers, vendors, or business partners. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to develop, implement, and maintain. Such efforts require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated and may limit the functionality of, or otherwise adversely impact our service offering and systems. A cybersecurity incident affecting our systems may also result in theft of our intellectual property, proprietary data, or trade secrets, which would compromise our competitive position, reputation, and operating results. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.
The systems we rely upon also remain vulnerable to damage or interruption from a number of other factors, including access to the internet, the failure of our network or software systems, or significant variability in visitor traffic on our product websites, earthquakes, floods, fires, power loss, telecommunication failures, computer viruses, human error, and similar events or disruptions. Some of our systems are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. Our systems are also subject to intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any of our third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could cause system interruptions and delays, and result in loss of critical data and lengthy interruptions in our services.
We rely on our information systems and those of third parties for activities such as processing customer orders, delivery of products, hosting and providing services and support to our customers, billing and tracking our customers, hosting and managing our customer data, and otherwise running our business. Any disruptions or unexpected incompatibilities in our information systems and those of the third parties upon whom we rely could have a significant impact on our business.
An increasing portion of our revenue comes from subscription solutions and other hosted services in which we store, retrieve, communicate, and manage data that is critical to our customers’ business systems. Disruption of our systems that support these services and solutions could cause disruptions in our customers’ systems and in the businesses that rely on these systems. Any such disruptions could harm our reputation, create liabilities to our customers, hurt demand for our services and solutions, and adversely impact our business, financial condition, and results of operations.
Some of our products rely on third-party technologies, which could result in product incompatibilities or harm availability of our products and services.
We license software, technologies, and intellectual property underlying some of our products and services from third parties. The third-party licenses we rely upon may not continue to be available to us on commercially reasonable terms, or at all, and the software and technologies may not be appropriately supported, maintained, or enhanced by the licensors, resulting in development delays. Some software licenses are subject to annual renewals at the discretion of the licensors. In some cases, if we were to breach a provision of these license agreements, the licensor could terminate the agreement immediately. The loss of licenses to, or inability to support, maintain, and enhance, any such third-party software or technology could result in increased costs, or delays in software releases or updates, until such issues have been resolved. This could have an adverse effect on our business, financial condition, and results of operations.
We also incorporate open-source software into our products. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to market or sell our products or to develop new products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to disclose and offer royalty-free licenses in connection with our own source code, to re-engineer
our products, or to discontinue the sale of our products in the event re-engineering
cannot be accomplished on a timely basis, any of which could adversely affect our business, financial condition, and results of operations.
Failure to maintain the security of our information and technology networks, including information relating to our customers and employees, could adversely affect us. Furthermore, if security breaches in connection with the delivery of our services allow unauthorized third parties to obtain control or access of our solutions, our reputation, business, financial condition, and results of operations could be harmed.
We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information pertaining to our customers and employees. The protection of customer and employee data is critical to us. We devote significant resources to addressing security vulnerabilities in our products and information technology systems, however, the security measures put in place by us cannot provide absolute security, and our information technology infrastructure may be vulnerable to criminal cyber-attacks, ransomware attacks, or data security incidents due to employee or customer error, malfeasance, backdoors in third party software and hardware, or other vulnerabilities. Cybersecurity attacks are increasingly sophisticated, change frequently, and often go undetected until after an attack has been launched. We may fail to identify these new and complex methods of attack or fail to invest sufficient resources in security measures. We cannot be certain that advances in cyber-capabilities or other developments will not compromise or breach the technology protecting the networks that access our services.
As cyber-attacks become more sophisticated, the need to develop our infrastructure to secure our business and customer data can lead to increased cybersecurity protection costs. Such costs may include making organizational changes, deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants. These efforts come at the potential cost of revenue and human resources that could be utilized to continue to enhance our product offerings.
If a security breach occurs, our reputation, business, results of operations and financial condition could be harmed. We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal information of individuals. Though it is difficult to determine what harm may directly result from any specific interruption or security breach, any failure or perceived failure to maintain performance, reliability, security and availability of systems or the actual or potential theft, loss, fraudulent use or misuse of our products or the personally identifiable data of a customer or employee, could result in harm to our reputation or brand, which could lead some customers to seek to stop using certain of our services, reduce or delay future purchases of our services, use competing services, or materially and adversely affect the overall market perception of the security and reliability of our services. A security breach also exposes us to litigation and legal risks, including regulatory actions by state and federal governmental authorities and
non-U.S.
authorities. We may not have adequate insurance coverages for a cybersecurity breach or may realize increased insurance premiums as a result of a security breach. Ultimately, a security breach exposes the Company to potential reputational harm among its customers and investors, along with uncertain damages to our competitiveness, stock price, and long-term shareholder value and could adversely affect our business, financial condition, and results of operations.
Our technology contains third-party open-source software components and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our platform.
Our technology contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open-source licenses contain requirements that may, depending on how the licensed software is used or modified, require that we make available source code for modifications or derivative works we create based upon the licensed open-source software, authorizes further modification and redistribution of that source code, makes that source code available at little or no cost, or grants other licenses to our intellectual property. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software under the terms of an open-source software license. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time and resources to reengineer some or all of our software or cease use or distribution of some or all of our software until we can adequately address the concerns. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to reengineer our platform, to discontinue or delay the provision of our platform if re-engineering
could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and operating results.
We may become involved in litigation that could materially adversely affect our business, financial condition, results of operations, and prospects.
We may become a party to litigation and disputes related to our intellectual property, business practices, regulatory compliance, products, or platform. While we intend to vigorously defend these lawsuits, litigation can be costly and time-consuming, divert the attention of management and key personnel from our business operations, and dissuade prospective customers from subscribing to our products. We may need to settle litigation and disputes on terms that are unfavorable to us, or we may be subject to an unfavorable judgment that may not be reversible upon appeal. The terms of any settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, our customer agreements include provisions requiring us to indemnify our customers against liabilities if our products infringe a third-party’s intellectual property rights, and we have negotiated other specific indemnities with certain customers, in each case, which could require us to make payments to such customers. During the course of any litigation or dispute, we may make announcements regarding the results of hearings and motions and other interim developments. If securities analysts and investors consider these announcements negative, our stock price may decline. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of third-party rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us, and we may be required to develop alternative non-infringing
technology or practices or discontinue our practices. The development of alternative, non-infringing
technology or practices could require significant effort and expenses. Any of the above could materially adversely affect our business, financial condition, and results of operations.

Risks Related to Customers and Demand for Our Solutions.
The loss of our large customers, particularly our single largest customer could significantly impact our revenue and profitability.
Our largest customer in the year ended December 31, 2021, was approximately 21% of our total revenue in that same period and while we maintain a good relationship with the customer at this moment, its potential loss could significantly impact our revenue and profitability. Our next largest customer in the year ended December 31, 2021, was approximately 3% of our total revenue in that same period and while its potential loss would not be as significant as the loss of the largest customer, it usually takes many years to win and grow customers to this level of revenue. The loss of one or several significant customers could adversely affect our business, financial condition, and results of operations.
An increase in customer churn could significantly impact the business.
Customer churn is an important driver for our revenue and has been high in our history. While such customer churn has been trending directionally downwards in the last few years, it could increase because of a variety of factors, including a potential decrease in our levels of customer service or other performance failures, our inability or unwillingness to maintain competitive pricing, or our inability to keep up with the technological, operational or functional needs of our customers, a loss of key personnel or other factors which could adversely affect our business, financial condition, and results of operations.
Transitions of cellular network technologies from 2G/3G to LTE,
Cat-M,
NB-IoT
or 5G or other cellular telecommunications technologies could impact our revenue due to the loss of subscribers or reduced pricing.
In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022. As of December 31, 2021, KORE estimates that it has approximately 1.5 million connections that operate on 2G and 3G networks in the United States. European carriers have also announced their intentions to begin 2G and 3G network shutdowns starting in 2025.
While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired upon the switch to 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While the projected impact of this is incorporated in KORE’s projections, if the projected impact of this phase out is more significant than projected, including if KORE loses more connections than anticipated or if LTE rate plans are priced lower than currently expected, this transition could have an adverse effect on our business, financial condition, and results of operations.
Our inability to adapt to rapid technological change in our markets could impair our ability to remain competitive and adversely affect our results of operations.
All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. In addition, we are affected by changes in the many industries related to the products or services we offer, including Connectivity services and IoT Solutions offered to our Connected Health, Fleet Management, Communication Services, Asset management and industrial verticals. As the technologies used in each of these industries evolves, we will face new integration and competition challenges. For example, eSIM and eUICC standards may evolve and the Company will have to evolve its technology to such standards. If we are unable to adapt to rapid technological change, it could adversely affect our business, financial condition, and results of operations and our ability to remain competitive.

Additionally, the deployment of 5G network technology is subject to a variety of risks, including those related to equipment and spectrum availability, unexpected costs, and regulatory permitting requirements that could cause deployment delays or network performance issues. These issues could result in significant costs or reduce the anticipated benefits of the enhancements to our networks. If our services or solutions fail to gain acceptance in the marketplace, or if costs associated with the implementation and introduction of these services or solutions materially increase, our ability to retain and attract customers could be adversely affected.
We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.
We generally seek to license our platform and solutions pursuant to customer subscriptions. However, our customers have no obligation to maintain the subscription and can often terminate with
30-days’
notice. We also actively seek to sell additional solutions to our existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow could be adversely affected. Customers may choose not to renew their subscriptions for many reasons, including the belief that our service is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our customers may not renew for reasons entirely out of our control, such as the dissolution of their business or an economic downturn in their industry. A significant increase in our churn rate would have an adverse effect on our business, financial condition, and operating results.
A part of our growth strategy is to sell additional new features and solutions to our existing customers. Our ability to sell new features to customers will depend in significant part on our ability to anticipate industry evolution, practices and standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any regulations mandated by federal agencies or state-mandated or foreign government regulations as they pertain to our customers. However, we may prove unsuccessful either in developing new features or in expanding the third-party software and products with which our solutions integrate. In addition, the success of any enhancement or new feature depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or feature. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implement new technologies before we are able to implement them or better anticipate the innovation and integration opportunities in related industries, those competitors may be able to provide more effective or cheaper solutions than ours.
Adverse economic conditions or reduced spending on information technology solutions may adversely impact our revenue and profitability.
Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. We are unable to predict the likely duration and severity of adverse economic conditions in the United States and other countries, but the longer the duration, the greater risks we face in operating our business. We cannot assure you that current economic conditions, worsening economic conditions or prolonged poor economic conditions will not have a significant adverse impact on the demand for our solutions, and consequently could adversely affect our business, financial condition, and results of operations.
The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.
The success of our business depends, in part, on the capacity, affordability, reliability and prevalence of wireless data networks provided by wireless telecommunications operators and on which our products and solutions operate. Currently, various wireless telecommunications operators, either individually or jointly with us, sell our products in connection with the sale of their wireless data services to their customers. Growth in demand for wireless data access may be limited if, for example, wireless telecommunications operators cease or materially curtail operations, fail to offer services that customers consider valuable at acceptable prices, change the terms of trade to us including offering us meaningful volume discounts without unduly high volume commitments, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively. Lack of demand for wireless data access could adversely affect our business, financial condition, and results of operations.

Reduction in regulation in certain markets may adversely impact demand for certain of our solutions by reducing the necessity for, or desirability of, our solutions.
Regulatory compliance and reporting are driven by legislation and requirements, which are often subject to change, from regulatory authorities in nearly every jurisdiction globally. For example, in the United States, fleet operators can face numerous complex regulatory requirements, including mandatory Compliance, Safety and Accountability driver safety scoring, hours of service, compliance and fuel tax reporting. The reduction in regulation in certain markets may adversely impact demand for certain of our solutions, which could materially and adversely affect our business, financial condition and results of operations. Conversely, an increase in regulation could increase KORE’s cost of providing services, which could adversely affect our business, financial condition, and results of operations.
We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.
We may not be able to identify suitable acquisition candidates which are good strategic fits at the right valuation, complete acquisitions or integrate acquisitions successfully, including our recent acquisitions of Business Mobility Partners Inc. and SIMON IoT LLC. In addition, acquisitions involve numerous risks, including difficulties in the integration of acquired operations and the diversion of management’s attention from other business concerns. In order to complete such strategic transactions, we may need to seek additional financing to fund these investments and acquisitions. Should we need to do so, we may not be able to secure such financing, or obtain such financing on favorable terms due to general market conditions or the volatile nature of the healthcare marketplace. Should we issue equity securities as consideration in any acquisition, such issuance may be dilutive to shareholders and the acquisition may not produce our desired results.
Even if we are successful in making an acquisition, the business that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We may expend extensive resources on an acquisition of a particular business that we are not able to successfully integrate into our operations, if at all, or where our expectations with respect to customer demands are not met.
Our ability to fully realize the anticipated benefits of both historical and future acquisitions will depend, to a large extent, on our ability to integrate the businesses we acquire. Integrating and coordinating aspects of the operations and personnel of acquisitions with ours involves complex operational and personnel-related challenges. This process is time-consuming and expensive, disrupts the businesses of both our business and the acquired business and may not result in the full benefits expected by us, including cost synergies expected to arise from operational efficiencies and overlapping general and administrative functions.
The potential difficulties, and resulting costs and delays, include:

•	retaining key customers, key employees and key business relationships after the acquisition;

•	managing a larger combined company and consolidating corporate and administrative infrastructures successfully;

•	the inability to realize expected synergies and cost-savings;

•	difficulties in managing geographically dispersed operations, including risks associated with entering markets in which we have no or limited prior experience;

•	underperformance of any acquired business relative to our expectations and the price we paid;

•	negative near-term impacts on financial results after an acquisition, including acquisition-related earnings charges;

•	the assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash;

•	the issuance of equity securities to finance or as consideration for any acquisitions that dilute the ownership of our stockholders;

•	claims by terminated employees and shareholders of acquired companies or other third parties related to the transaction;

•	problems maintaining uniform procedures, controls and policies with respect to our financial accounting systems;

•	unanticipated issues in integrating information technology, communications, billing platforms, operational support systems and other systems; and

•	risks associated with acquiring intellectual property, including potential disputes regarding acquired companies’ intellectual property.
Additionally, the integration of operations and personnel may place a significant burden on management and other internal resources. The attention of our management may be directed towards integration considerations and may be diverted from our day-to-day
business operations, and matters related to the integration may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and our business. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and results of operations.
Risks Related to Our Intellectual Property
We are dependent on proprietary technology, which could result in litigation that could divert significant valuable resources.
Our future success and competitive position are dependent upon our proprietary technology. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain our software or develop software with the same functionality or to obtain and use information that we regard as proprietary. Others may develop technologies that are similar or superior to our technology or duplicate our technology. In addition, effective copyright, patent, and trade secret protection may be unavailable, limited, or not applied for in certain countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.
The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. Third parties may claim that we or our customers (some of whom are indemnified by us) are infringing their intellectual property rights. For example, individuals and groups may purchase intellectual property assets for the purpose of asserting claims of infringement and attempting to extract settlements from us or our customers. The number of these claims has increased in recent years. As new patents are issued or are brought to our attention by the holders of such patents, it may be necessary for us to secure a license from such patent holders, redesign our products, or withdraw products from the market. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which could adversely affect our business, financial condition and results of operations.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.
We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and solutions. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could adversely affect our business, financial condition and results of operations, whether or not such litigation results in a determination favorable to us.
An assertion by a third party that we are infringing its intellectual property could subject us to costly and time- consuming litigation or expensive licenses and our business could be harmed.
The technology industries involving mobile data communications, IoT devices, software and services are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenue of their own, and against whom our own patent portfolio may provide little or no deterrence. One or more patent infringement lawsuits from non-practicing
entities may be brought against us or our subsidiaries every year in the ordinary course of business.
We cannot assure you that we or our subsidiaries will prevail in any current or future intellectual property infringement or other litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us or our subsidiaries to enter into royalty or licensing agreements. In addition, we or our subsidiaries could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our products or solutions. If our products or solutions violate any third-party intellectual property rights, we could be required to withdraw them from the market, re-develop
them or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop
our products or solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products or solutions from the market could harm our business, financial condition and operating results.
In addition, we incorporate open-source software into our products and solutions. Given the nature of open-source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open-source licenses to which we are subject have not been interpreted by U.S. courts or courts of other jurisdictions, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our products and solutions, to re-develop
our solutions, to discontinue sales of our solutions, or to release our proprietary software source code under the terms of an open-source license, any of which could adversely affect our business, financial condition, and results of operations.

Risks Related to Competition
The market for the products and services that we offer is rapidly evolving and highly competitive. We may be unable to compete effectively.
The market for the products and services that we offer is rapidly evolving and highly competitive. We expect competition to continue to increase and intensify, especially in the 5G market. Many of our competitors or potential competitors have significantly greater financial, technical, operational and marketing resources than we do. These competitors, for example, may be able to respond more rapidly or more effectively than we can to new or emerging technologies, changes in customer requirements, supplier-related developments, or a shift in the business landscape. They also may devote greater or more effective resources than we do to the development, manufacture, promotion, sale, and post-sale support of their respective products and services.
Many of our current and potential competitors have more extensive customer bases and broader customer, supplier and other industry relationships that they can leverage to establish competitive dealings with many of our current and potential customers. Some of these companies also have more established and larger customer support organizations than we do. In addition, these companies may adopt more aggressive pricing policies or offer more attractive terms to customers than they currently do, or than we are able to do. They may bundle their competitive products with broader product offerings and may introduce new products, services and enhancements. Current and potential competitors might merge or otherwise establish cooperative relationships among themselves or with third parties to enhance their products, services or market position. In addition, at any time any given customer or supplier of ours could elect to enter our then existing line of business and thereafter compete with us, whether directly or indirectly. As a result, it is possible that new competitors or new or otherwise enhanced relationships among existing competitors may emerge and rapidly acquire significant market share to the detriment of our business.
Our products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:
For Connectivity services: telecom carriers such as
T-Mobile
and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;
For IoT Solutions and Analytics: device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite.
We expect our competitors to continue to improve the features and performance of their current products and to introduce new products, services and technologies which, if successful, could reduce our sales and the market acceptance of our products, generate increased price competition and make our products obsolete. For our products to remain competitive, we must, among other things, continue to invest significant resources (financial, human and otherwise) in, among other things, research and development, sales and marketing, and customer support. We cannot be sure that we will have or will continue to have sufficient resources to make these investments or that we will be able to make the technological advances in the marketplace, meet changing customer requirements, achieve market acceptance and respond to our competitors’ products. If we are unable to compete effectively, it could adversely affect our business, financial condition and results of operations.
The market for IoT Connectivity and IoT Solutions is very competitive. If we do not compete effectively, our operating results may be harmed.
The market for IoT Connectivity and IoT Solutions is very competitive. Competition in the addressable markets is based primarily on the functionality and scalability of the underlying platforms, proprietary intellectual property, access to favorable terms of trade from cellular carriers and other vendors, the ability and willingness to offer competitive pricing to customers, customer service and responsiveness, the depth of customer relationships, product performance, the demonstrated ability to maintain compliance with laws such as HIPAA in certain industries, having the expertise required to resolve difficulties in installing, using and maintaining solutions, brand and reputation, and the financial resources of the vendor. We expect competition to be maintained at current levels and potentially even intensify in the future with the introduction of new technologies such as 5G and market entrants. In addition, wireless carriers, such as Vodafone may offer solutions that benefit from the carrier’s scale which we may be unable to match for larger customer opportunities. We may not be able to compete effectively in this ecosystem as the competitive landscape continues to develop. Competition could result in reduced operating margins, increased sales and marketing expenses and the loss of market share, any of which could adversely affect our business, financial condition, and results of operations.
We may not be able to maintain and expand our business if we are not able to hire, retain and manage additional qualified personnel.
Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, operations and administrative personnel. Recruiting and retaining skilled personnel in the industries in which we operate, including engineers and other technical staff and skilled sales and marketing personnel, is highly competitive. In addition, in the event that we acquire another business or company, the success of any acquisition will depend in part on our retention and integration of key personnel from the acquired company or business.
Although we may enter into employment agreements with members of our senior management and other key personnel, these arrangements do not prevent any of our management or key personnel from leaving the Company. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified technical and sales personnel, we may not be able to maintain and expand our business.
Risks Related to Developing and Delivering Our Solutions
We are dependent on telecommunications carriers to provide our IoT Connectivity Services and a disruption in one or more of these relationships could significantly adversely impact our business.
Our IoT Connectivity services are built on top of cellular connectivity provided by large telecommunications carriers and while we have a large number of carrier relationships, revenue derived from connectivity built on top of cellular networks provided by our top three carrier relationships are approximately
41% of the business for the year ended December 31, 2021. Our inability to keep an on-going
contractual relationship with our existing or desired future telecommunications carrier partners or to maintain favorable terms of trade with them including competitive pricing, reasonable or no volume commitments, payment terms, access to latest cellular and network technologies including
5G, eSIMs and eUICC, could adversely affect our ability to sell our connectivity services to customers. KORE’s contracts with large telecommunications carriers are not long term, and so are subject to frequent renegotiation. The outcome of any renegotiation cannot be guaranteed. Additional consolidation of carriers could further reduce our bargaining power in negotiations with carriers, which could adversely affect our business, financial condition, and results of operations.
We are dependent on a limited number of suppliers for certain critical components to our solutions; a disruption in our supply chain could adversely affect our revenue and results of operations.
Our current reliance on a limited group of suppliers involves risks, including a potential inability to obtain an adequate supply of required products or components to meet customers’ IoT Solutions delivery requirements, a risk that we may accumulate excess inventories if we inaccurately forecast demand for our products, reduced control over pricing and delivery schedules, discontinuation of or increased prices for certain components, and economic conditions that may adversely impact the viability of our suppliers and contract manufacturers. Any disruption in our supply chain could reduce our revenue and adversely impact our financial results. Such a disruption could occur as a result of any number of events, including, but not limited to, increases in wages that drive up prices or labor stoppages, the imposition of regulations, quotas or embargoes on components, a scarcity of, or significant increase in the price of, required electronic components for our products, trade restrictions, tariffs or duties, fluctuations in currency exchange rates, transportation failures affecting the supply chain and shipment of materials and finished goods, third party interference in the integrity of the products sourced through the supply chain, the unavailability of raw materials, severe weather conditions, natural disasters, civil unrest, military conflicts, geopolitical developments, war or terrorism, including the ongoing conflict in Ukraine, regional or global pandemics like

COVID-19,
and disruptions in
utility and other services. In recent months global supply chains have been disrupted by
COVID-19
and other factors, resulting in shortages of a number of goods, including chips necessary to produce a wide variety of devices. To the extent we are unable to obtain adequate supplies of chips, this could impact our brand as well as our results of operations. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture, assemble, and test such components internally could significantly delay our ability to ship our products, which could damage relationships with current and prospective customers and could harm our reputation and brand and could adversely affect our business, financial condition, and results of operations.
In February 2022, in response to the military conflict between Russia and Ukraine, the United States and other North Atlantic Treaty Organization member states, as well as non-member
states, announced targeted economic sanctions on Russia, including certain Russian citizens and enterprises, and the continuation of the conflict may trigger additional economic and other sanctions. The potential impacts of the conflict and related sanctions could include supply chain and logistics disruptions, macro financial impacts resulting from the exclusion of Russian financial institutions from the global banking system, volatility in foreign exchange rates and interest rates, inflationary pressures on raw materials and energy and heightened cybersecurity threats. Although to date our operations have not been directly impacted by the conflict, we do not and cannot know if the conflict, which remains ongoing, could escalate and result in broader economic and security concerns which could adversely affect our business, financial condition or results of operations.
We currently rely on third parties to manufacture and warehouse the components of our solutions, which exposes us to a number of risks and uncertainties outside our control.
We currently rely on third parties to manufacture and warehouse the components of our solutions. If one of these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments to our customers could be delayed or rejected or our customers could consequently elect to cancel the underlying subscription. These disruptions would negatively impact our revenue, competitive position and reputation. Further, if we are unable to manage successfully our relationship with a manufacturer, the quality and availability of products used in our services and solutions may be harmed. None of our third-party manufacturers is obligated to supply us with a specific quantity of products, except as may be provided in a particular purchase order that we have submitted to, and that has been accepted by, such third-party manufacturer. Our third-party manufacturers could, under some circumstances, decline to accept new purchase orders from us or otherwise reduce their business with us. If a manufacturer stopped manufacturing our products for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we generally do not enter into long-term contracts with our manufacturers. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our products. If a third-party manufacturer were to negatively change the product pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.
Because we outsource the manufacturing of the components of our solutions, the cost, quality and availability of third-party manufacturing operations is essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.
Although we promote ethical business practices and our operations personnel periodically monitor the operations of our manufacturers, we do not control the manufacturers or their labor and other legal compliance practices. If our current manufacturers, or any other third-party manufacturer which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and could adversely affect our business, financial condition, and results of operations.
We depend on sole source suppliers for some products used in our IoT Solutions. The availability and sale of those services would be harmed if there is a disruption to our relationship with any of these sole-source suppliers, or if they are not able to meet our demand and alternative suitable products are not available on acceptable terms, or at all.
Our services use hardware, software and services from various third parties, some of which are procured from single suppliers. For example, some of our healthcare devices are sourced from JACS. From time to time, certain components used in our products or solutions have been in short supply or their anticipated commercial introduction has been delayed or their availability has been interrupted for reasons outside our control. For example, we currently rely on a single production system at Integron, an operating subsidiary of
KORE
. While we are currently pursuing alternative production system from third- party suppliers, if we are unable to find a suitable alternative on commercially reasonable terms, our operations may experience interruptions. If there is a shortage or interruption in the availability to us of any such systems, components or products and we cannot timely obtain a commercially and technologically suitable substitute or make sufficient and timely design or other modifications to permit the use of such a substitute component or product, we may not be able to timely deliver sufficient quantities of our products or solutions to satisfy our contractual obligations and may not be able to meet particular revenue expectations. Moreover, even if we timely locate a substitute part or product, but its price materially exceeds the original cost of the component or product, then our business, financial condition and results of operations could be adversely affected.
Natural disasters, public health crises, such as the
COVID-19
pandemic, political crises, climate change and other catastrophic events or other events outside of our control could damage our facilities or the facilities of third parties on which we depend, and could impact consumer spending.
If any of our facilities or the facilities of our third-party service providers including for example our telecommunications carrier partners, other suppliers of products that are components of our IoT Solutions, or our data center providers, or our other partners is affected by natural disasters, such as earthquakes, tsunamis, wildfires, power shortages, floods, public health crises (such as pandemics and epidemics), political crises (such as terrorism, war, political instability or other conflict), climate change or other events outside our control, including a cyberattack, our critical business or IT systems could be destroyed or disrupted and our ability to conduct normal business operations and our revenue and operating results could be adversely affected. For example, the
COVID-19
pandemic has impacted, and may continue to have an impact on our operations, including the implementation of various containment measures, such as government-imposed shelter-in-place
orders, quarantines, national or regional lockdowns, travel restrictions and other public health safety measures. Specifically, in response to the spread of
COVID-19,
and in accordance with direction from government authorities, we have, for example, limited the number of such personnel that can be present at our facilities at any one time, mandated the usage of face masks in our facilities, limited the maximum numbers of people allowed in rooms at one time and requested that many of our personnel work remotely. Our business also may be impacted by changes in the severity of the
COVID-19
pandemic at different times in the various cities and regions where we operate and offer services, and by challenges faced in implementing nationwide
COVID-19
vaccinations. Even after the
COVID-19
pandemic has moderated and the business and social distancing restrictions have eased, we may continue to experience similar adverse effects to our business. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely affect our business, financial condition and results of operations.

We rely on third-party intellectual property to develop and provide our solutions and significant increases in licensing costs or defects in third-party software could harm our business.
We rely on intellectual property licensed from third parties to develop and offer our solutions. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with our solutions. These licenses may not be available to us on acceptable terms, without significant price increases or at all. Any loss of the right to use any such intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business. Any errors or defects in third-party intellectual property could result in errors or a failure of our solutions, which could adversely affect our business, financial condition, and results of operations.
Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.
Our solutions integrate with third-party software and devices to allow our solutions to perform key functions. Errors, viruses or bugs may be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could adversely affect on our business, financial condition, results of operations, and future prospects and could damage our reputation.
Our solutions rely on cellular and GPS networks and any disruption, failure or increase in costs could impede our profitability and harm our financial results.
The critical links in our current solutions are between devices which in some cases are located at our customers’ facilities as well as third party cellular networks, which allow us to obtain data and transmit it to our system. Increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our in-vehicle
devices or customer premise equipment, requiring retrofitting of our devices could increase our costs and impact our profitability. In addition, technologies that rely on GPS depend on the use of radio frequency bands and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solutions. If we are unable to maintain good relationships and favorable terms and conditions with the cellular network carrier on which we rely, it could adversely affect our business, financial condition and results of operations.
The mobile carriers can and will discontinue radio frequency technologies as they become obsolete. If we are unable to design our solutions into new technologies such as 4G, 4G LTE and 5G or 5G NR, our future prospects and revenue could be limited.
Any significant disruption in service on our websites or in our computer systems could damage our reputation and result in a loss of customers, which would harm our business and operating results.
Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our services and our customers’ ability to access our solutions at all times. Our customers rely on our solutions to make operating decisions related to their businesses, as well as to measure, store and analyze valuable data regarding their businesses. Our solutions are vulnerable to interruption and our data centers are vulnerable to damage or interruption from human error, intentional bad acts, computer viruses or hackers, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, any of which could limit our customers’ ability to access our solutions. Prolonged delays or unforeseen difficulties in connection with adding capacity or upgrading our network architecture may cause our service quality to suffer. Any event that significantly disrupts our service or exposes our data to misuse could damage our reputation and harm our business, financial condition and results of operations, including reducing our revenue, causing us to issue credits to customers, subjecting us to potential liability, increasing our churn rates, or increasing our cost of acquiring new customers.
Our future capital needs are uncertain, and we may need to raise additional funds in the future. We may not be able to raise such additional funds on acceptable terms or at all.
We may need to raise substantial additional capital in the future to fund our operations, develop and commercialize new products and solutions or acquire companies. If we require additional funds in the future, we may not be able to obtain those funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. In addition, restrictions in our existing debt agreements may limit the amount and/or type of indebtedness that we are able to incur.
If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products and solutions, liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our sales and marketing expansion programs. Any of these actions could harm our operating results.
We have a history of losses and may not be able to achieve or sustain profitability in the future.
We have a history of losses, and we may not achieve or maintain profitability in the future. We incurred net losses of $23.4 million in 2019, $35.2 million in 2020, and $24.5 million in 2021. As of December 31, 2021, we had an accumulated deficit of $138.2 million. We are not certain whether or when we will be able to achieve or sustain profitability in the future. We also expect our expenses to increase in future periods as we continue to invest in growth, which could negatively affect our future results of operations if our revenue does not increase. These investments may not result in increased revenue or profitable growth. Any failure to increase our revenue as we invest in our business, or to manage our costs, could prevent us from achieving or maintaining profitability or positive cash flow. We may also incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and unforeseen expenses, difficulties, complications, delays, and other unknown events. If we are unable to successfully address these risks and challenges, our business, financial condition, results of operations, and prospects could be materially adversely affected.
Risks Related to International Operations
We face risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations.
These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export control laws, and laws that prohibit corrupt payments to governmental officials or certain payments or remunerations to customers, including the U.S. Foreign Corrupt Practices Act (“
FCPA
”), the U.K. Bribery Act, and other anti-corruption laws that have recently been the subject of a substantial increase in global enforcement. Many of our products are subject to U.S. export law restrictions that limit the destinations and types of customers to which our products may be sold or that require an export license in connection with sales outside the United States. Given the high level of complexity of these laws, there is a risk that some provisions may be inadvertently or intentionally breached, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements or otherwise. Also, we may be held liable for actions taken by our local partners. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions or conditions on the conduct of our business. Any such violations could include prohibitions or conditions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business, financial condition and results of operations.

We operate in many parts of the world that have experienced significant governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses, or other preferential treatment by making payments to government officials and others in positions of influence or through other methods that relevant law and regulations prohibit us from using. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.
Our substantial international operations may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.
The FCPA and other anti-corruption laws and regulations (“
Anti-Corruption Laws
”) prohibit corrupt payments by our employees, vendors or agents. From time to time, we may receive inquiries from authorities in the United States and elsewhere about our business activities outside of the United States and our compliance with Anti-Corruption Laws. While we devote substantial resources to our global compliance programs and have implemented policies, training and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies.
Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation and could adversely affect our business, financial condition, and results of operations. Operations outside of the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment.
As a result of our international operations we are subject to foreign tax regulations. Such regulations may not be clear, not consistently applied and subject to sudden change, particularly with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of such tax regulations.
Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. or foreign export regulations, including restrictions on future export activities, which could adversely affect our business, financial condition, and results of operations. Regulatory restrictions could impair our access to technologies needed to improve our solutions and may also limit or reduce the demand for our solutions outside of the United States.
We may be affected by fluctuations in currency exchange rates.
We are potentially exposed to adverse as well as beneficial movements in currency exchange rates. Although the majority of our sales are transacted in U.S. dollars, expenses may be paid in local currencies. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses, procurement of raw materials from sources outside the United States, and overseas capital expenditures. We also conduct certain investing and financing activities in local currencies. Our foreign exchange forward contracts reduce, but do not eliminate, the impact of currency exchange rate movements; therefore, changes in exchange rates could adversely affect our business, financial condition and results of operations.

Risk Related to Regulation
We are subject to evolving privacy laws in the United States and other jurisdictions that are subject to potentially differing interpretations and which could adversely impact our business and require that we incur substantial costs.
Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. For example, the
EU-U.S.
Privacy Shield, a basis for data transfers from the EU to the U.S., was invalidated by the European Court of Justice, and we expect that the international transfer of personal data will present ongoing compliance challenges and complicate our business transactions and operations. Brexit, the United Kingdom’s withdrawal from the European Union, could also lead to further legislative and regulatory changes with regard to personal data transfers between the two territories. New privacy laws have come into effect in Brazil and New Zealand in 2020, and revisions of privacy laws are currently pending in countries like Canada and China. Some countries are considering or have passed legislation that requires local storage and processing of data, including geospatial data. In addition, in June 2018, California enacted the California Consumer Privacy Act (the “
CCPA
”), which took effect in January 2020 and has been amended by the California Privacy Rights Act (the “
CPRA
”) passed via ballot initiative in November 2020 and will fully take effect in January 2023. The CCPA and CPRA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. Other states and the U.S. Congress have introduced data privacy legislation that may impact our business. Data privacy legislation, amendments and revisions to existing data privacy legislation, and other developments impacting data privacy and data protection may require us to modify our data processing practices and policies, increase the complexity of providing our products and services, and cause us to incur substantial costs in an effort to comply. Failure to comply may lead to significant fines and business interruption and could adversely affect our business, financial condition and results of operations.
We are subject to the impact of governmental and other certifications processes and regulations, which could adversely affect our products and our business.
We market many solutions that are subject to governmental regulations and certifications before they can be sold. The European Union increasingly regulates the use of our products on agriculture, construction, and other types of machinery. As we develop and enhance features which support automated and autonomous operation of our customer’s products, we are increasingly subject to functional safety regulation. CE certification is required for GNSS receivers and data communications products, which must also conform to the European harmonized GNSS receiver requirements and the radio equipment directive to be sold in the European community. In the future, U.S., European, or other governmental authorities may propose GPS receiver testing and certification for compliance with published GPS signal interface or other specifications. Governmental authorities may also propose other forms of GPS receiver performance standards, which may limit design alternatives, hamper product innovation, or impose additional costs. Some of our products that use integrated radio communication technology require product type certification and some products require an end-user
to obtain licensing from the FCC and other national authorities for frequency-band usage. Compliance with evolving product regulations in our major markets could require that we redesign our products, cease selling products in certain markets, and increase our costs of product development. An inability to obtain required certifications in a timely manner could adversely affect our ability to bring our products to market and harm our customer relationships. Failure to comply with evolving requirements could result in fines and limitations on sales of our products, which could adversely affect our business, financial condition and results of operations.
Regulations and changes in applicable laws relating to data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.
Our products and solutions enable us to collect, manage and store a wide range of data, such as data related to vehicle tracking and fleet management, including vehicle location and fuel usage, speed and mileage. Some of the data we collect or use in our business is subject to data privacy laws, which are complex and increase our cost of doing business. The U.S. federal government and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information. Many foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) that increase or change the requirements governing data collection and storage in these jurisdictions. We market our products in over 50 countries, and accordingly, we are subject to many different, and potentially conflicting, privacy laws. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities.
Furthermore, there can be no assurance that our employees, contractors and agents will comply with the policies and procedures we establish regarding data privacy and data security, particularly as we expand our operations through organic growth and acquisitions. While our employees may violate our policies and procedures, the Company remains responsible for, and obligated to implement, policies and procedures and enter into contracts with service providers that require appropriate protection. Any violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, financial condition and results of operations.
The transmission of data over the Internet and cellular networks is a critical component of our SaaS business model. Additionally, as cloud computing continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely, particularly in the areas of data privacy and data security. In addition, taxation of services provided over the Internet or other charges imposed by government agencies, or by private organizations for accessing the Internet, may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet, could result in a decline in the use of the Internet and the viability of Internet-based services, which could adversely affect our business, financial condition and results of operations.
Our solutions and products enable us to collect, manage and store a wide range of customer data. The United States and various state governments have adopted or proposed limitations on the collection, distribution and use of personal data, as well as requirements that must be followed if a breach of such personal data occurs. The European Union and the United Kingdom have adopted legislation (including directives, national laws and regulations) that increase or change the requirements governing data collection, use, storage and disclosure of personal data in these jurisdictions. The current European Union legislation related to data protection is the General Data Protection Regulation, which came into effect on May 25, 2018. We have updated and will continue to evaluate our group data protection and security policies, charters, and procedures to assist in maintaining data privacy and data security in line with international practices.
We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal data of individuals. Data breach notification regulations vary among the countries where we conduct business, and also vary among the states of the United States, and any breach of personal data could be subject to any number of these requirements.
As noted above, we have sought to implement internationally recognized practices regarding data privacy and data security. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities. Moreover, if future laws and regulations limit our customers’ ability to use and share this data or our ability to store, process and share data with our customers over the Internet, demand for our solutions could decrease and our costs could increase. We might also have to limit the manner in which we collect data, the types of personal data that we collect, or the solutions we offer. Any of these risks would materially and adversely affect our business, results of operations and financial condition.
Enhanced United States fiscal, tax and trade restrictions and executive and legislative actions could adversely affect our business, financial condition, and results of operations.
There is currently significant uncertainty about the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, tariffs and taxes. The current and former U.S. administrations have called for substantial changes to U.S. foreign trade policy with respect to China and other countries, including significant new and increased tariffs on goods imported into the United States. In 2018, the

Office of the U.S. Trade Representative (the “USTR”) enacted tariffs on imports into the U.S. from China, including communications equipment products and components manufactured and imported from China. The tariff became effective in September 2018, with an initial rate of 10% and was scheduled to increase from 10% to 25% on January 1, 2019. The scheduled increase was delayed until March 2, 2019, however trade negotiations between the U.S. and China continue and the scheduled increase has been further delayed indefinitely. Our business may also be affected by tariffs set by countries into which we sell our products, whether as a response to U.S. foreign trade policy or otherwise. In addition, changes in international trade agreements, regulations, restrictions and tariffs, including new tariffs, may increase our operating costs, reduce our margins and make it more difficult for us to compete in the U.S. and overseas markets, and our business, financial condition and results of operations could be adversely impacted.
In some cases, the U.S. government’s imposition of trade restrictions involving products sold by certain Chinese manufacturers has caused U.S. wireless carriers to divert business from international providers to the Company, and accordingly, the Company has invested resources in satisfying the needs of such customers. If the U.S. government were to remove or reduce such trade restrictions, it could cause such carriers to reduce their business with the Company and we may be unable to recoup or attain a return on such investments.
Risk Related to Financial Reporting
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting, insurance and compliance expenses may be greater than we anticipate.
We are a public company, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that KORE did not incur prior to the Business Combination. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our board of directors as compared to KORE prior to the Business Combination as well as significantly more expensive to provide the required insurance. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
We were not required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
We were not required to thoroughly document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. We will cease to be an emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements upon the earliest to occur of: (i) the last day of the fiscal year following the fifth anniversary of the date of the Closing; (ii) the last day of the first fiscal year in which our annual gross revenue exceed $1.07 billion; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; (iv) the date on which we are deemed a large accelerated filer under the rules of the SEC, which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates
of $700 million or more as of the last business day of our most recently completed second quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Additionally, our independent registered public accounting firm may be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form
10-K
(i.e., for the year ending December 31, 2022). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
KORE has identified material weaknesses in its internal controls over financial reporting. If remediation of such material weaknesses are not effective, or if we fail to develop and maintain proper and effective internal controls over financial reporting, KORE’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.
KORE has identified material weaknesses in its internal controls over financial reporting. If we fail to develop and maintain proper and effective internal controls over financial reporting, KORE’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.
As a public company, KORE is actively evaluating its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We are responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule
13a-15(f)
under the Exchange Act. Management noted several material weaknesses in our internal control over financial reporting as of December 31, 2021.
The process of designing and implementing effective internal control over financial reporting is a continuous effort that requires KORE to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain internal controls over financial reporting that are adequate to satisfy our reporting obligations as a public company. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining our internal control over financial reporting may divert KORE management’s attention from other matters that are important to our business.
Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, evaluated, as of December 31, 2021, the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and regulations. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and our Chief Financial Officer, to allow timely decisions regarding required disclosure.
Based on the evaluation of our disclosure controls and procedures, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2021, due to the material weaknesses in our internal control over financial reporting described below. In light of this fact, our management has performed additional analyses, reconciliations, and other post-closing procedures and has concluded that, notwithstanding the material weaknesses in our internal control over financial reporting, the consolidated financial statements for the periods covered by and included in this registration statement fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP.

Management determined that the Company continues to have material weaknesses in its internal control over financial reporting as follows:

•
Entity-Level Controls
– Management did not maintain appropriately designed entity-level controls impacting the (1) control environment, (2) risk assessment procedures, including those related to fraud, and (3) monitoring activities to prevent or detect material misstatements to the financial statements and assess whether the components of internal control were present and functioning. These deficiencies were primarily attributed to an insufficient number of qualified personnel and resources, improper segregation of duties, and lack of formalized policies, procedures, and related controls to support and provide proper oversight and accountability over the performance of controls.

•
Financial Close Process
– Management did not design and maintain effective control activities over certain routine aspects of financial reporting. Specifically, management did not design and maintain effective controls over (i) the financial reporting process, including management review controls over key disclosures and financial statement support schedules, (ii) the monthly financial close process, including the review of journal entries, account reconciliations, and analysis of recorded balances, and (iii) the completeness and accuracy of information used by control owners in the operation of certain controls.

•
Non-routine and Complex Transactions
– Management did not design and maintain effective control activities over certain non-routine and/or complex aspects of financial reporting. Specifically, management did not design and maintain effective (i) controls over the identification, accounting, and review of non-routine and complex transactions, and (ii) management review controls over complex areas of accounting such as revenue, income taxes, and complex financial instruments, at an appropriate level of precision to detect a material misstatement and sufficient appropriate evidence was not maintained to support the execution and evaluation of the controls performed, including the review of the completeness and accuracy of the source data utilized and the appropriateness of assumptions used by the control owner.

•
Procure to pay
– Management did not design and maintain effective controls over the procure to pay cycle. Specifically, management did not implement requirements over the approval of purchase orders and subsequent general ledger account coding to ensure payments are properly and timely approved, paid and recorded in the general ledger.

•
Information Technology General Controls (“ITGCs”)
– Management did not design and maintain effective general controls over information systems that support the financial reporting process. Specifically, management did not design and maintain effective (i) program change management and program development controls for financial systems, including master databases, relevant to our financial reporting, (ii) logical user access controls to ensure appropriate segregation of duties and adequate restrictions of users, including those with privileged access, and (iii) controls related to critical data interfaces, data backups, and restorations.

We have begun the process of, and we are focused on, designing and implementing effective internal control measures to improve our internal control over financial reporting and remediate the material weaknesses. Our internal control remediation efforts include the following:

•
We hired additional qualified accounting resources and outside resources to segregate key functions within our financial and information technology processes supporting our internal controls over financial reporting and to provide appropriate oversight and accountability over the performance of our internal controls.

•	We are in the process of reassessing and formalizing the design of certain accounting and information technology policies relating to security and change management controls.

•
We engaged an outside firm to assist management with (i) reviewing our current processes, procedures, and systems and assessing the design of controls to identify opportunities to enhance the design of controls that would address relevant risks identified by management, and (ii) enhancing and implementing protocols to retain sufficient documentary evidence to support the operating effectiveness of such controls.

•	We plan to implement an application solution to enhance controls over inventory management and reporting.
In addition to implementing and refining the above activities, we expect to engage in additional remediation activities in fiscal year 2022, including:

•
Continuing to enhance and formalize our accounting, business operations, and information technology policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting and disclosures.

•	Continuing to hire additional qualified accounting resources and utilize outside resources, where necessary.

•
Completing the implementation of new financial processing systems to replace legacy systems and establish effective general controls over these systems to ensure that our automated process level controls and information produced and maintained in our IT systems is relevant and reliable.

•	Designing and implementing controls that address the completeness and accuracy of underlying data used in the performance of controls over accounting transactions and disclosures.

•
Developing monitoring controls and protocols that will allow us to timely assess the design and the operating effectiveness of controls over financial reporting and make necessary changes to the design of controls, if any.

•	Reviewing the existing procure to pay cycle and implementing design enhancements to make the process more efficient and effective.
While we believe that these efforts will improve our internal control over entity level controls, financial reporting including inventory, procure to pay process and ITGCs, the design and implementation of our remediation is ongoing and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles. The actions that we are taking are subject to ongoing senior management review. We will not be able to conclude whether the steps we are taking will fully remediate the material weakness in our internal control over financial reporting until we have completed our remediation efforts and subsequent evaluation of their effectiveness.
The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

While we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of its assessment of these measures at this time. We can give no assurance that these measures will remediate any of the deficiencies in our internal control over financial reporting or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, information technology systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in our implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause loss of investor confidence or delisting and cause the market price of our shares to decline.
Risks Related to our Common Stock
The price of our securities may be volatile.
The trading price of our securities may fluctuate substantially and may be lower than the price at which you purchase such securities. This may be especially true for companies like ours with a small public float. The trading price of our securities may be volatile and subject to wide fluctuations due to a variety of factors, including:

•	the success of competitive services or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
Future resales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Investor Rights Agreements (as defined below), the Sponsor and the KORE stockholders party thereto are contractually restricted from selling or transferring any of its shares of our common stock (the
“Lock-up
Shares”), other than (i) any transfer to an affiliate of a holder, (ii) distribution to profit interest holders or other equity holders in such holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations under lending arrangements with third parties. Such restrictions end on the date that is 12 months after the Closing. However, following the expiration of such lockup, the Sponsor and the KORE equity holders party to the Investor Rights Agreement will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws.
The Selling Securityholders are not restricted from selling any of their shares of our common stock, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. In addition, we may issue additional shares of our common stock or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of our common stock.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on or downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our securities price or trading volume could decline.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
Since we are a holding company, we do not have any independent means of generating revenue other than through our subsidiaries. We intend to cause KORE Wireless to make distributions to us, in an amount at least sufficient to allow us to pay all applicable taxes and our corporate and other overhead expenses. Pursuant to the terms of the Credit Agreement, KORE Wireless is prohibited from declaring or making certain payments in respect of equity interests, subject to certain customary exceptions. We are therefore restricted from declaring or paying any dividend to our stockholders to the extent such dividend is not permitted under the Credit Agreement.
There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.
Our common stock are currently listed on NYSE. If NYSE delists our common stock from trading on its exchange for any reason, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

USE OF PROCEEDS
All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We intend to use any proceeds from the exercise of any warrants for cash for general corporate and working capital purposes.
The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
In May 2020, the SEC adopted Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release
No. 33-10786
is effective on January 1, 2021.
On March 12, 2021, KORE entered into a definitive merger agreement with CTAC, a special purpose acquisition company affiliated with Cerberus Capital Management, L.P. On September 30, 2021, as contemplated by the Merger Agreement, (i) CTAC merged with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing (the “Closing”) of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.
KORE is one of the largest global independent IOT enablers, delivering critical services to customers globally to deploy, manage & scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the
Machine-to-Machine
market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The unaudited pro forma combined statements of operations for the year ended December 31, 2021, combine the historical statements of operations of KORE and CTAC. The period is presented on a pro forma basis with the business combination and related transactions, summarized below, consummated on January 1, 2021, the beginning of the most recent annual period presented. The related transactions contemplated by the Merger Agreement that are given pro forma effect include:

•
Transaction accounting adjustments, which represent adjustments that are done in connection with the closing of the business combination, including the following: (i) the reverse recapitalization between CTAC and KORE; (ii) the net proceeds from the issuance of KORE Common Stock in the PIPE Investment; and (iii) the partial utilization of the Backstop Note.

The unaudited pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of KORE.
The unaudited pro forma combined financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2021 as the business combination was consummated on September 30, 2021, and is reflected in KORE’s historical audited consolidated balance sheet as of December 31, 2021, filed with the SEC.
The historical financial information of KORE was derived from the audited financial statements of KORE for the year ended December 31, 2021. The historical financial information of CTAC was derived from the books and records of CTAC for the period from January 1, 2021 to September 29, 2021.
The business combination closed on September 30, 2021 and was accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, KORE was determined to be the accounting acquirer, and CTAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of KORE.
KORE was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	The equity holders of KORE held the majority (54%) of voting rights in the combined company;

•	The senior management team of KORE became the senior management of the combined company;

•	In comparison with CTAC, KORE had significantly more revenue and total assets and a larger net loss; and

•	The operations of KORE comprise the ongoing operations of the combined company and the combined company assumed KORE’s headquarters.
Description of the Business Combination
The aggregate consideration for the Business Combination is $624.7 million, payable in the form of shares of the KORE Common Stock and cash.
The following summarizes the purchase consideration:

Total shares transferred	38,967,924

Value per share(1)	10.00

Total share consideration	$389,679,240

A-1 Preferred Stock	86,861,830
A Preferred Stock	85,217,671
B Preferred Stock	97,835,184
Option Cash Consideration	4,075,000
First LTIP Payment	1,050,000
Less: Preferred stock settled in common stock	(40,000,000)

Total cash consideration	$235,039,685

Total purchase consideration	$624,718,925

(1)
Closing Share Consideration is calculated using $10.00 reference price. As the business combination is accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the pro forma KORE Common Stock outstanding in thousands: *

	Shares Outstanding	%
KORE Stockholders	38,968	54.1%

Total KORE Stockholders	38,968	54.1%

CTAC Public Shares	3,676	5.1%

CTAC Founder Shares	6,698	9.3%

Total CTAC Shares	10,374	14.4%

PIPE investors	22,686	31.5%

Pro Forma KORE Common Stock at December 31, 2021	72,028	100.0%

*	Amounts and percentages include the impact of option share consideration withheld to cover the employee portion of payroll taxes as the shares were not outstanding common stock at the time of Closing.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 was prepared using, and should be read in conjunction with, KORE’s audited consolidated statements of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

	For the Year Ended December 31, 2021	January 1, 2021 - September 29, 2021			For the Year Ended December 31, 2021
	KORE (Historical)	CTAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Revenue	$248,217	—	—		$248,217
Cost of revenue:
Cost of revenue	122,224	—	—		122,224
Operating expenses:
Selling, general and administrative	91,733	6,083	788	A	92,566
	—		(6,038)	B	—
Selling, general and administrative - related party	—	753	(753)	B	—
Depreciation and amortization	50,414	—	—		50,414

Total operating expenses	142,147	6,836	(6,003)		142,980

Operating profit (loss)	(16,154)	(6,836)	6,003		(16,987)
Other income (expense):
Interest expense, including amortization of debt financing costs, net	(23,260)	—	1,056	C	(27,290)
			30	D
			(5,116)	E
Change in fair value of warrant liability	5,267	3,119	(5,281)	F	81
			(3,024)	G
Investment income from trust account	—	19	(19)	H	—

Loss before income taxes	(34,147)	(3,698)	(6,351)		(44,196)
Income tax provision (benefit)
Current	177	—	489	I	666
Deferred	(9,871)	—	—		(9,871)

Total income tax provision (benefit)	(9,694)	—	489		(9,205)

Net loss	$(24,453)	(3,698)	(6,840)		$(34,991)

	KORE (Historical)	CTAC (Historical)			Pro Forma Combined
Basic and diluted weighted average shares outstanding of Class A ordinary shares	41,933,050	26,735,238			72,027,743
Basic and diluted net loss per share, Class A ordinary Shares	$(1.03)	$—			$(0.43)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	—	6,479,225			—
Basic and diluted net loss per share, Class B ordinary Shares	$—	$(0.57)			$—

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The business combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, KORE was determined to be the accounting acquirer, and CTAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of KORE.
The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the business combination as if it was completed on January 1, 2021.
The historical financial information of KORE was derived from the audited financial statements of KORE for the year ended December 31, 2021. The historical financial information of CTAC was derived from the books and records of CTAC for the period from January 1, 2021 to September 29, 2021.
The unaudited pro forma combined statement of operations for the year ended December 31, 2021 was prepared using, and should be read in conjunction with, the following:

•	KORE’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this prospectus
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the Unaudited Pro Forma Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The Unaudited Pro Forma Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Information.

2.	Accounting Policies
Upon consummation of the business combination, KORE performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify differences between the accounting policies of the two entities which, when conformed, would have a material impact on the financial statements of the KORE.

3.	Adjustments to Summary Pro Forma Information
The Unaudited Pro Forma Information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.
The following Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). KORE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the Unaudited Pro Forma Combined Financial Information.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the business combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2021 are as follows:

(A)
Reflects expense of $788,000 related to the recognition of the portion of the Second LTIP (and exclude everything after $1,050,000) which was not previously recognized in the KORE 2021 income statement.

(B)
Reflects the reversal of capitalizable transaction costs and related party expenses which would not have been expensed and the recognition of non-capitalizable
transaction cost which would have been expensed immediately had the transaction taken place January 1, 2021.

(C)	Reflects the elimination of historical interest expense during the nine months ended September 30, 2021 on the revolving credit facility repaid through the transaction proceeds.

(D)	Reflects the elimination of historical interest expense on the related party notes repaid through the transaction proceeds.

(E)	Reflects interest expense and amortization of debt issuance costs related to the Backstop Notes.

(F)
Reflects the elimination of the historical change in fair value of the KORE warrant liability of $(5.3) million due to the settlement of the KORE Warrants through KORE Common Stock for the year ended December 31, 2021.

(G)
Reflects the elimination of the historical change in fair value of the CTAC public warrant liability of $3.0 million due to the reclassification of the public warrants from liability classified instruments to equity classified instruments at the close of the business combination for the year ended December 31, 2021.

(H)	Reflects the elimination of investment income on the trust account.

(I)	Reflects tax effects of income statement pro forma adjustments above.

4.	Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2021. As the business combination and related equity transactions reflect as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entirety of the period presented.

For the year ended December 31, 2021
Pro forma net loss	$(34,991)
Premium on preferred conversion to common shares	4,074

(30,917)
Weighted average shares outstanding of common stock	72,027,743
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.43)

BUSINESS
Overview
KORE offers IoT services and solutions. KORE is one of the largest global independent IoT enablers, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT solutions and applications. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and to deliver complimentary products to channel partners and resellers worldwide. KORE began operations in 2003. A predecessor entity, KORE, Maple Holdings Inc., was incorporated under the laws of the State of Delaware on July 29, 2014. After the Closing, Maple Holdings Inc. ceased to exist as a separate legal entity.
KORE has operating subsidiaries located in Australia, Belgium, Brazil, Canada, the Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States.
KORE believes it is one of the largest global enablers of IoT, providing Connectivity and IoT Solutions to enterprise customers across five key industry verticals, comprised of (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).
KORE has built a business at scale with revenue, net loss and adjusted EBITDA as shown in the table below:

	December 31,
	2021	2020	2019
Revenue	$248,217	$213,760	$169,152
Net loss	(24,453)	(35,201)	(23,443)
Adjusted EBITDA	59,754	57,819	50,885
Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and the Company believes that IoT has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.
Diverse, Blue-chip Customer Base
KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 14.6 million and 11.8 million devices as of December 31, 2021 and 2020, respectively. KORE provided connectivity to over 3,600 customers for each of the years ended December 31, 2021 and 2020. Examples of how our customers use KORE’s products and services across KORE’s five key verticals are illustrated below:

•
Connected Health
: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification.

•
Fleet Management
: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars.

•
Asset Monitoring
: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring.

•	Communication Services : IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking-KORE may provide CEaaS for some of these customers.

•	Industrial IoT : Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products.
Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.
Customers and Key Partners
KORE enables mission-critical applications for over 3,600 customers comprising over 14 million devices. KORE is a leader in enabling end-to-end
IoT solutions for enterprises across high growth end markets including Connected Health, Industrial IoT, Fleet Management and Remote Asset Monitoring. KORE serves an expansive group of some of the largest blue-chip enterprises with low customer concentration (approximately 300 customers comprising approximately 89% and 87% of our revenue for the years ended December 31, 2021 and 2020, respectively).
KORE’s customers operate in a wide variety of sectors, including healthcare, fleet and vehicle management, asset management, communication services and industrial/manufacturing. KORE’s largest customer, comprising approximately 21% and 16% of KORE’s revenue for the years ended December 31, 2021 and 2020, respectively, is a large multinational medical device and health care company.
KORE has a B2B (business to business) model where any given customer may have hundreds, or thousands of devices deployed in the field. The structure of KORE’s relationships with its connectivity customers is “sticky,” meaning that any exit by a connectivity customer from KORE’s platform generally will take place over an extended period of time. Additionally, it may not be clear to KORE that a customer is exiting.
The difficulty in determining if a customer is moving away from KORE is compounded by the fact that the number of Total Connections that KORE has with any particular customer can increase or decrease over time depending on a variety of factors, including pricing, customer satisfaction and fit with a particular customer product, etc. In some cases, customers may choose to allocate a portion of their business to other service providers alongside KORE. This allocation can change from period to period. As a result, a decline in Total Connections by a customer is not necessarily an indicator that the customer has decided to move away from KORE. Customers often keep their volume allocation decisions confidential in order to prevent KORE from making commercial adjustments (such as price increases).
KORE’s strong customer and partner relationships provide it with the opportunity to expand its market reach and sales. KORE partners with leading cellular providers to enable its CaaS business. KORE’s IoT ecosystem partners include enterprise-level IoT software providers as application platform partners, top of the line commercial hardware manufacturers as hardware OEM partners, well-known electronics solutions providers as semi-conductor and module OEM partners, globally recognized cloud platforms as cloud providers as well as multinational system integrators as systems integration services partners. These partnerships allow KORE to provide IoT Solutions to its customers.
Market Opportunity
Key highlights of KORE’s market and business opportunity include:
Large and Growing IoT Market.
The IoT market is rapidly expanding and KORE aims to capitalize on this momentum. The addressable IoT market is anticipated by industry analysts to grow from $382 billion with 12 billion IoT devices in 2020 to $906 billion with 25 billion IoT devices by 2025. The addressable IoT market is projected by industry analysts to be $7 trillion by 2030 with 75 billion IoT devices and an accelerated growth of 50.5% CAGR. In addition to the proliferation of IoT endpoints, the adoption of 5G connectivity and enterprise digital transformation are major drivers for the growth of the IoT market.

Full stack product suite.
The KORE mission is clear, to simplify the complexities of IoT and help clients deploy, manage, and scale their mission critical IoT Solutions. KORE has built a platform that allows it to be a trusted advisor to its clients in serving them in three areas CaaS, IoT Managed Services/Solutions, and Analytics, which KORE refers to as “CSA,” or connectivity, solutions, and analytics. KORE offers a one-stop
shop for enterprise customers seeking to obtain multiple IoT services and solutions from a single provider. KORE’s product scope is as described below:

Product line	Products	Product description	Primary pricing method
IoT Connectivity 68% and 74% of full year 2021 and 2020 revenue, respectively	IoT Connectivity as a Service (CaaS)	• IoT Connectivity services offered through our IoT platform ‘KORE One’ ™	Per subscriber per month for lifetime of device (7-10 years and growing) Multi-year contracts with automatic renewals

•   Our connectivity solutions allow devices to seamlessly and securely connect anywhere in the world across any connected network, which we call our multiple devices, multiple locations, multiple carriers CaaS multi-value proposition

	IoT Connectivity Enablement as a Service (CEaaS)	• IoT Connectivity Management Platform as a Service (or individual KORE One engine) • Cellular Core Network as a Service (Cloud Native Evolved Packet Core “EPC”)
IoT Solutions 32% and 26% of full year 2021 and 2020 revenue, respectively	IoT Device Management Services	• Outsourced platform-enabled services (e.g., logistics, configuration, device management) • Sourcing of third-party devices globally, device design and selection services	Upfront fee per device or per device per month
	IoT Security Location Based Services (LBS)	• KORE’s SecurityPro ® SaaS platform • KORE’s PositionLogic ® SaaS platform and LBS APIs	Per subscriber per month

IoT Connectivity
KORE’s heritage is in delivering IoT Connectivity services, particularly cellular connectivity, which is needed in a large number of IoT use cases. Managing cellular connectivity for IoT devices is complex. Companies deploying IoT devices often do so in multiple countries and sometimes across multiple continents. Even within an individual country, it is often the case that no single carrier offers 100% network coverage or coverage across all cellular technologies. Among other IoT deployment complexities, this lack of a single carrier across territories often necessitates negotiating, establishing and maintaining a large number of cellular carrier contracts. On a day-to-day
level this requires potentially accessing a large number of cellular carrier portals in order to provision, de-provision,
maintain, change rate plans for, change states for, and perform other transactions for SIMs deployed in IoT devices. A company deploying IoT would also expect to get multiple cellular carrier bills every month, and to work with multiple customer support organizations when something goes wrong. This complexity is very hard to manage at scale, especially since it is only a part of the complexity of the overall IoT deployment. KORE’s connectivity services simplify this complexity and provide a single connectivity relationship managed through a single source with our KORE One platform which is purpose built for IoT. On the back-end,
KORE leverages 44 carrier integrations with its cellular carrier partners.
KORE IoT Connectivity Services Coverage

KORE also believes that eSIMs and eUICC technology have significant potential for IoT providers and for KORE in particular. eSIM and eUICC technology are new standards for remote SIM provisioning defined by the Global System for Mobile Communications Association (“GSMA”), the organization that supports and defines cellular standards. The transition from the current standard, where a SIM is “locked in” to a specific cellular carrier, to an “unlocked” eSIM model with eUICC technology that allows a company deploying IoT to switch cellular carriers at the push of a button, “over the air,” without the need to physically change SIM cards, will allow a provider in KORE’s position to offer a single eSIM that works across multiple cellular carriers. This evolution will provide KORE clients the ability to easily switch cellular carriers, without the need for expensive and labor-intensive physical SIM replacements.
Within IoT Connectivity services, KORE offers CaaS and CEaaS.
CaaS is cellular connectivity via KORE’s IoT platform ‘KORE One’
™
and it is offered to enterprise customers such as large medical device manufacturers, or to IoT software and solutions providers such as fleet tracking companies who may bundle connectivity with their own software and solutions. Fees for CaaS services generally consist of a monthly subscription fee for each connection, and additional data usage fees. Connectivity services also include charges for each SIM sold to a customer and other miscellaneous charges.

CEaaS is provided to communication service providers (such as MVNOs, and telecom carriers), device OEMs or other providers who wish to provide IoT cellular services to the market. The infrastructure software and services offered to such providers are cellular Core Network as a Service (including Cloud Native EPC), or “CNaaS”), Connectivity Management Platform as a Service (“CMPaaS”) and Private Networking as a Service (“PNaaS”). Fees for CEaaS generally consist of a monthly subscription fee and other miscellaneous charges.
IoT Connectivity services represent 68% and 74% of KORE’s revenue for the years ended December 31, 2021 and 2020, respectively.
IoT Solutions and Analytics
Successful deployment of IoT is extremely complex. Some of the significant challenges in IoT deployment include:
Top challenges in IoT deployments

To simplify IoT deployment complexity, KORE offers a comprehensive portfolio of IoT Solutions capabilities, including:

•
IoT Device Management Services:
outsourced platform enabled services (logistics, configuration, device management). Among other logistics services, KORE offers access to a global supply chain and a global supply base at competitive prices which may include custom device design and manufacture;

•	Location Based Services : KORE’s SaaS cloud-based APIs (Position Logic ® ) platform for location and asset tracking; and

•	IoT Security (SecurityPro ® ): KORE’s SaaS platform for deep-network behavior-mining IoT device security.

KORE is experienced in providing industry-specific solutions and increasingly with pre-configured
industry solutions with a focus in areas such as regulatory and medical device compliance. It offers a one-stop
shop for its customers with the capability to deliver large-scale solutions for enterprise customers.
Fees charged for device management services include the cost of the underlying IoT device and the cost of deploying and managing such devices and are usually charged on a fee per deployed IoT device basis, with the ultimate amount of such fee depending on the scope of the underlying services and the IoT device being deployed. Location-based software services and IoT security software services are charged on a per subscriber basis.
IoT Solutions represented approximately 32% and 26% of KORE’s revenue for years ended December 31, 2021 and 2020, respectively.
Partner Ecosystem
KORE is a differentiated player providing comprehensive IoT Solutions—CaaS, Solutions & Analytics through its robust partner ecosystem. This partner ecosystem offers KORE the unique ability to act as a
“one-stop-shop”
specializing in solutions across the full IoT stack that are secure, cost-efficient and enable our customers a rapid time to market. The Company partners with mobile carriers around the world as well as application platforms, hardware OEMs, semiconductor and module OEMs, cloud infrastructure providers and systems integrators.
Participation in 5G Adoption

•
Massive TAM and Disruptive
End-Market
Use Cases
. KORE believes that 5G adoption will result in an addressable market of $13.2 trillion globally by 2035. Market growth is expected to be driven by key segments including smart manufacturing, mobile, smart city, intelligent retail, construction and mining, connected healthcare, and precision agriculture.

•	KORE Touchpoints . KORE expects to be the leading enabler of 5G adoption across 5G IoT, 5G broadband, and 5G ultra reliable segments because it:

•	Provides 5G connectivity and simplified management with 5G-ready eSIM and eUICC technology and multi-value proposition enabled by the proprietary KORE One platform.

•	Enables seamless transition to 5G with its strength in carrier relationships and experience in managing network transitions.

•	Accelerates 5G use cases with pre-configured solutions and an industry-specific IoT Managed Services portfolio.

•	Enables edge deployments with a roadmap for a fully virtualized multi-carrier gateway on the Edge (KORE Anywhere).

•	Enables private network deployments with a fully virtualized core network (Cloud Native EPC).

•
Leveraging eSIMs coupled with eUICC Technology.
eSIMs coupled with eUICC technologies are next-generation technologies driving rapid adoption of Enterprise IoT Connectivity. According to Ericsson, there is a massive growth of new
IoT-connected
devices expected to come online, with approximately 25 billion devices by 2025. One of the bigger challenges to achieving this growth is current SIM card technology. Today, the vast majority of cellular connected devices are using SIM cards which are locked into a specific cellular carrier. eSIMs and eUICC technology offers several benefits over traditional SIM card technology, including:

•	Enables devices to store multiple operator profiles on a device simultaneously and switch between them remotely.

•	Allows remote updates.

•	Permits remote SIM provisioning of any mobile device.

•	Delivers an effective way to significantly increase data security.

•
Offers protection from evolving network technologies, such as the retirement of legacy services like 2G and 3G. In some cases, eSIM technology plays a critical role providing secure out-of-the
box connectivity to support IoT. It enables KORE’s customers to maintain a flexible approach towards carrier and network management. Moreover, eSIM technology future-proofs devices in the field against changes in network technology. The Company offers advanced connectivity solutions through its proprietary eSIM offering and believes that it will be a key vector for eSIM volume growth. The Company shipped approximately one million eSIMs in 2021 and expects to continue successfully implementing the eSIM technology into customer IoT deployments.

KORE’s Competition and Differentiators
KORE believes that it is one of the few providers in the current market that can provide IoT enablement services, delivering CaaS, IoT Solutions and Analytics in a comprehensive manner. However, the individual markets for KORE’s products and solutions are rapidly evolving and are highly competitive. These markets are likely to continue to be affected by new product introductions and industry participants. Below are some of KORE’s key competitors across various segments of its business:

•	For IoT Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris, Wireless Logic; and Twilio, Inc.

•
For IoT Solutions and Analytics:
device management services providers such as Velocitor Solutions and Futura Mobility, fleet management SaaS providers such as Fleetmatics and GPS Trackit, and analytics services providers such as Galooli and Intellisite.

KORE competes in the IoT Connectivity services market on the basis of the number of carrier integrations (44), its KORE One platform (7 engines), ConnectivityPro service and related APIs, the eSIM technology stack/proprietary IP, Cloud Native EPC. KORE competes in the IoT Solutions market on the basis of its deep industry vertical knowledge and experience (e.g., in Connected Health through the U.S. Food and Drug Administration (“FDA”) Facilities Registration, ISO 9001/13485 certification and HIPAA compliance), its breadth of solutions and analytics services and 3,300+ connectivity-only customers that provide cross-selling opportunities of additional IoT managed services.
Sales, Marketing and Growth Strategy
The five pillars of KORE’s growth strategy are as follows:

•
Significant organic volume growth from existing customer base
:
Leveraging strong IoT industry momentum with the average customer growing at double digit growth rates, maintaining high customer retention, and leveraging eSIMs to gain wallet share and market share.

•
Cross-sell and upsell KORE’s growing portfolio of IoT Solutions to our large base of IoT Connectivity services only customers
:
23 of KORE’s top 30 customers are IoT Connectivity services-only customers and do not yet buy the IoT Solutions that KORE has developed over the past two years.

•
Deepening our presence in focused industry sectors
: Leverage KORE’s presence in Connected Health and Fleet Management, deepening its presence in other verticals in the next 12 to 18 months, and deploying pre-configured
industry solutions.

•	Enhance “AIoT” (Artificial Intelligence + IoT) and Edge Analytics capabilities in target industries.

•	Drive growth through strategic, accretive acquisitions, which add key capabilities.
Intellectual Property
Our service offerings are supported by KORE’s proprietary intellectual property that provides a meaningful differentiation in the marketplace:

•	KORE’s IoT Connectivity Services:

•	CaaS is supported by KORE OneTM, ConnectivityPro ® , KORE eSIM, and Cloud Native EPC

•	CEaaS is supported by Cloud Native EPC and ConnectivityPro ®

•	KORE’s IoT Solutions and Analytics are supported by KORE’s proprietary intellectual property and technologies which work together as illustrated below:

Key areas of KORE’s intellectual property as illustrated above are:

1.	KORE One ™ Platform
The KORE One Platform was built using a microservices-based proprietary architecture and consists of seven (7) key engines.

2.	KORE eSIM
KORE has developed its eSIM which helps in providing global connectivity using a single eSIM which can be remotely updated with a preferred carrier profile over the air, or OTA. The key pieces of intellectual property in this portfolio include KORE’s eSIM profile, eSIM Validation Tool, and its APIs.

3.	Cloud Native EPC (Cellular Network as a Service)
Any cellular network is comprised of a Radio Access Network (“RAN”), fiber optic backhaul and a “core network”, the functions of which constitute the “brains” of this network (including switching, authentication etc.). Cloud Native EPC provides KORE as well as some of its customers a cellular “core network” (built on top of a RAN and backhaul from a cellular carrier). KORE’s intellectual property consists of both a traditional and a cloud-native core network component.

4.	IoT Network and Application Services

a.
ConnectivityPro
®
:
IoT Connectivity Management Platform that provides an array of global IoT Connectivity services such as provisioning connectivity, provisioning users, rating and charging, distribution management, eSIM orchestration, diagnostics and support.

b.
SecurityPro
®
:
IoT security service that enables deep network traffic monitoring for IoT connections. It helps mitigate the risk of data breaches and provides packet-level visibility into IoT communications. With SecurityPro, customers can setup rules on groups of devices and not only detect anomalies in traffic based on these rules but also take appropriate action upon detection.

c.
PositionLogicTM:
Location based services (“LBS”) platform for position mapping, global fleet tracking, intelligent routing and integrated telematics services such as in-vehicle
video, cargo monitoring, safety & security etc.

Apart from the intellectual property listed above, KORE maintains one active patent, several trademarks and ownership of domain and website names, all of which we consider our intellectual property.
KORE manages its research and development efforts through a structured life-cycle process covering identification of customer requirements, preparing a product roadmap, ongoing agile development, and commercial introduction to eventual phase-out.
During product development, emphasis is placed on quality, reliability, performance, time-to-market,
meeting industry standards and customer-product specifications, ease of integration, cost reduction, and maintainability.
Employees and Human Capital
Our success depends on our ability to attract, hire, retain and develop highly skilled professionals in a variety of specialties, including finance, technology, compliance, business development, cybersecurity and management.
Workforce
As of December 31, 2021, KORE had 614 full-time employees.
Talent Management and Culture
Due to the complexity of our business, we compete for talent with other companies, both inside and outside of our industry, and in multiple geographical areas in the United States, Canada, United Kingdom and the Netherlands. In 2021, our human capital efforts focused on further developing our high- performance culture to attract, develop and retain talent by enhancing our performance-management and succession planning efforts, additional talent management programs, recruitment focus to attract underrepresented workforce areas, encourage greater autonomy through thought leadership and innovation and improve quantity and quality of employee communications, so that we can better serve our customers and be recognized as a great place to work. To that end, we seek employees who share our commitment to our core values: Innovation, One Team, Trust and Integrity, Excellence, Results Focused, Supportive and Collaborative.
Compensation and Benefits
To maintain a high-caliber, values-driven workforce that is committed to our culture, we strive to offer total rewards, including compensation, benefits and recognition programs that position our company as an employer of choice. Our compensation is designed to be performance based and competitive in the markets in which we compete. We closely monitor industry trends and practices to ensure we are able to attract and retain the personnel who are critical to our success. We also monitor internal pay equity to help ensure that our compensation practices are fair and equitable across our organization. Our company’s senior leaders have an opportunity to receive a portion of their compensation in Company equity, and, subject to a cap, we match the contributions of all of our employees to our retirement savings plan to help support their long-term financial goals.
To help our employees feel supported, we offer an array of benefits intended to meet the diverse needs of our employees and their eligible dependents. From healthcare to holidays, our aim is to help our employees enjoy happy and healthy lifestyles, while maintaining good work-life balance. Our benefits, which are overseen by our Total Rewards team, are available to all full-time employees and part-time employees working at least 30 hours per week. Our health and welfare benefits include, among other things: medical coverage; dental and vision coverage; healthcare and dependent-care flexible spending accounts, Health Savings Accounts, an Employee Assistance Program, including counseling and work/life services for employees and their families; accident and critical illness coverage; life and accidental death and dismemberment insurance, as well as short-term and long-term disability insurance.
Training and Development
We believe in our employees’ potential and provide training and development opportunities intended to maximize their performance and professional growth. To ensure that new employees integrate into our culture and their daily work, we provide a robust new-hire
experience, as well as extensive ongoing training for our employees to acquaint them with our business. We require all our employees to complete courses in key regulatory areas, and we offer opportunities for professional development through training sessions and cross-departmental workshops. In addition, we have a mentorship program that pairs newer employees with more experienced professionals, giving mentees access to experience, expertise and guidance as they chart their career paths.
Employee Safety
We aim to provide a safe, inclusive environment for our employees where they feel engaged in our business, supported in who they are and empowered to succeed. We are committed to providing a workplace that is free from violence, harassment and other unsafe or disruptive conditions and require our personnel to attend regular training sessions and workshops on those topics.
To promote safety during the
COVID-19
pandemic, starting in March 2020, we expanded our work-from-home policy that enables our employees to work remotely. For our essential workers, we introduced additional hospital-grade disinfectants.
Diversity, Equity and Inclusion
We believe that well-being is more than just physical safety and that our employees should feel welcome and supported as who they are. We seek to foster diversity and a culture of inclusivity. In addition, our professional development and recruitment efforts have focused on improving the diversity of our employee population, including through targeted outreach to and collaborations with organizations that serve diverse populations. We also offer two scholarships per annum to students at Georgia Tech University for underrepresented workforce candidates, in particular women studying technology and engineering.

Continuous improvement is a pillar of our culture, and we regularly solicit employee feedback on the effectiveness and quality of our support programs and their level of engagement with our business. We use this feedback to improve our programs and processes and inform decisions about our business. In addition, we closely monitor employee turnover, both in the aggregate and in key subcategories such as diversity and levels in the Company, to evaluate our effectiveness in retaining critical personnel.
We are committed to an inclusive work environment to encourage and cultivate diversity of thought and ideas within the Company to leverage the individual talents, perspectives and experiences of our employees to position us for continued growth and success.
Deployment Operations, Training and Customer Support
IoT deployments are extremely complex. KORE’s mission is to simplify the complexities of IoT and help clients deploy, manage and scale their mission-critical IoT Solutions.
In the CaaS business, KORE deploys connectivity solutions using local SIMs, eSIMs and in certain cases core network platforms for customers to manage their connectivity base. We ship custom configured SIMs/eSIMs from our Rochester, New York and Woerden, the Netherlands facilities. We deliver our core network services with our staff based out of the Netherlands and the United Kingdom.
KORE’s IoT Solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the
Machine-to-Machine
market. KORE’s IoT Solutions ensure that customer operations, whether built on asset trackers, telematics equipment, routers, gateways, tablets or smartphones have devices and equipment fully assembled and configured when they reach eventual users.
KORE offers IoT device management services for deployment and sustainment of devices, including sourcing, configuration, mobile data management, and device lifecycle management. Configuration services include software configuration, SIM card installation, firmware updates, mobile data management, accessory integration, and custom component packaging.
KORE has key IoT Solutions configuration centers located in Rochester, New York, and Ulestraten, the Netherlands which act as bases of operations before products and devices are sent to customers for final installation before use.
In addition, KORE also has the ability to bring partners required for site assessments in evaluating deployment locations prior to installation in order to validate and remediate RF signal strength, network performance, and other key metrics.
We train our customers using our customer success group which helps onboard the customers on our platform, conduct periodic refresher training, educate customers about KORE products and also conduct additional training sessions. KORE offers ongoing customer support through a number of functions, including customer success teams that help train and support the customers at the start of their engagement with KORE, call center for triage support (to resolve issues quickly and easily by troubleshooting malfunctioning endpoints), technical support, network operations center to monitor network and notify customers, and support for returns management of IoT devices. Our customer support teams are spread across the world.
Facilities
KORE’s corporate headquarters are located in Atlanta, Georgia and consist of approximately 16,000 square feet of office space. KORE has a key IoT Solutions configuration center located in Rochester, NY. Our Rochester facility is
ISO-9001/13485
certified, holds an FDA Facilities Registration, and is HIPAA compliant. KORE believes that its existing properties are in good condition and are sufficient and suitable for the conduct of its business for the foreseeable future. To the extent its needs change as its business grows, KORE expects that additional space and facilities will be available.

Legal Proceedings
From time to time, KORE may be involved in litigation relating to claims arising out of its operations in the ordinary course of business. There are no material legal proceedings, other than routine litigation incidental to the business, to which KORE or any of its subsidiaries are a party or of which any of KORE or its subsidiaries property is subject as of the filing date of this prospectus.
Government Regulations and Compliance
KORE is required to comply with increasingly complex and changing federal, state and international laws, regulations and industry standards regarding privacy, data protection and data security, including those related to the collection, storage, use, transmission and security of personally identifiable information, health information and individual credit data, for various business purposes, including medical reasons and promotional and marketing purposes. Such privacy and data protection laws and regulations, including the Health Insurance Portability and Accountability Act (“HIPAA”), as well as industry standards, in each case relating to the collection, use, retention, security and transfer of personally identifiable information, health information and individual credit data. Several jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Any entities covered by HIPAA (including entities such as KORE which track health-related data) are required by the HIPAA Privacy Rule to protect and prevent the unauthorized disclosure of patient health information known as protected health information. HIPAA also requires that covered entities comply with the HIPAA Security Rule which requires, among other things that, all covered entities (i) ensure the confidentiality, integrity and availability of all electronic protected health information; (ii) detect and safeguard against anticipated threats to the security of the information; (iii) protect against anticipated impermissible uses or disclosures; and (iv) certify compliance by their workforce.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of KORE Group Holdings, Inc. should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020. A detailed discussion comparing our results of operations for the years ended December 31, 2020 and 2019 can be found in “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Form S-4 Registration Statement filed on August 11, 2021. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors”. Unless the context otherwise requires, all references in this section to “the Company” “KORE,” “us,” “our” or “we” refer to Maple Holdings, Inc. prior to the Business Combination, and to KORE Group Holdings, Inc. following the consummation of the Business Combination on September 30, 2021.
Overview
KORE Group Holdings, Inc. is the parent entity of KORE Wireless Group, Inc., its wholly owned and principal operating subsidiary. Both entities are incorporated in Delaware. Our corporate headquarters are located in Atlanta, Georgia.
KORE simplifies IoT adoption by putting more intelligence into our software and platforms. Our technology stack enables our customers with an easy way to assemble and configure the ‘IoT Building Blocks’ they need to deploy their End Solutions. IoT Building Blocks enable the data journey from the Edge Device to the customer Application, hence driving the solutions and outcomes our customers desire.
KORE is one of the largest global independent IoT companies enabling mission-critical CaaS, or “IoT Connectivity” for reporting purposes, IoT Solutions and Analytics (or simply “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “
IIoT
”).
Example customer use cases across our five key verticals are illustrated below:

•
Connected Health
: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification

•
Fleet Management
: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars

•
Asset Monitoring
: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring

•
Communication Services
: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking - we may provide Connectivity Enablement as a Service for some of these customers

•
Industrial IoT
: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products providing global connectivity to devices across the globe, over different networks and protocols is a highly complex undertaking

KORE’s portfolio of IoT connectivity services capabilities, proprietary technology and IP stack, combined with its vast network of 44 carrier integrations globally enables the Company to be a market leader in working with enterprise customers. Apart from basic IoT connectivity services, we also provide connectivity enablement services to enable other service providers to provide IoT connectivity.

Successful deployment of IoT Solutions is extremely complex; notably, some of the significant challenges in IoT deployment include:

•	Lack of readily available in-house IoT resources and expertise

•	Significant time required to get to market

•	High failure rate of IoT initiatives

•	A highly fragmented vendor landscape

•	An ecosystem that is quickly evolving and changing rapidly

•	Substantial and increasing regulatory/compliance issues

•	Interoperability and compatibility with assorted technologies
Through early 2018, KORE has been executing a multi-year strategic transformation program to transform from a ‘connectivity only’ player to a market leading, global enabler of IoT providing IoT Connectivity, IoT Solutions and Analytics. The elements of this transformation program are building the core technology platform of the future ‘KORE One
™
’, building IoT Solutions products and a strategic repositioning of the Company in the market including strategic M&A. This multi-year strategic transformation program is expected to be complete by end of 2023. As a result of this transformation program:

•	We believe KORE One is now an industry leading platform for IoT subscription and network management, and which provides us with a competitive edge in the market.

•
Amongst industry analysts, KORE has continued to establish and improve its position as the only pure play IoT enabler. Recognized in 2019 by Gartner as the only independent service provider to be named a “Leader” in the Magic Quadrant for Managed IoT Connectivity Services, KORE continued its upward momentum in 2020 as it improved upon its position to be ranked among the top global services providers within the same category.

•
KORE’s product portfolio has expanded significantly. A few years ago KORE was primarily IoT Connectivity Services focused while today its product portfolio includes IoT Solutions such as IoT Deployment Services and Security Software and Services. KORE’s IoT Connectivity Services have also become richer through the addition of the eSIMs and “Connectivity Enablement as a Service” to the IoT Connectivity Services product portfolio.

•
IoT Solutions has increased as a proportion of KORE’s total revenue each year since 2018. For the years ended December 31, 2021, and 2020, respectively, IoT Solutions represented 32% and 26% of KORE’s total revenue.

KORE’s IoT and analytics solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the
Machine-to-Machine
market.
Customers of KORE’s products include fleet owners and transportation companies, fleet management software providers, healthcare companies including healthcare device manufacturers, healthcare payors and healthcare contract research organizations, telecommunications service providers, manufacturers and industrial automation providers, application service providers and enterprises in various other industries, including consumer electronic devices, retail, home and office security and safety etc. KORE’s largest customers include Fortune 500 enterprises and innovative solution providers across multiple high growth vertical markets.
KORE’s products compete with a variety of solutions, including other subscription-based IoT platforms and solutions. Our current competitors include:

•	For IoT Connectivity - telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

•
For IoT Solutions and Analytics
- device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite. KORE has made several key acquisitions that have enhanced solutions to new and existing customers.

Trends Affecting Our Business
All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. We expect our market to be competitive especially with the focus on IoT with the development and deployment of 5G technologies. In addition, we are affected by changes in the many industries related to the products or services we offer, including the fleet management, connected biomedical devices and home security industries. As the technologies used in each of these industries evolves, we will face new integration and competition challenges.
Our ability to expand our business through new solutions and penetration into new sectors
The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how.
We rely primarily on trademark, copyright, trade secret and other intellectual property laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. The growing number of IoT, eSIM and 5G use cases presents opportunity for us to deliver critical solutions in these rapidly growing industries. We expect that product offerings such as the highly scalable KORE One platform and the growth of eSIMs will position us for growth in the connectivity market.
Our growth strategy consists of the following:

•	Organic volume growth - leveraging the strong IoT industry growth expressed in terms of our customers’ revenue, device and data usage growth, while continuing to maintain high customer retention

•	Cross-sell and upsell - selling KORE’s growing portfolio of IoT Solutions developed during the prior two years and going-forward, to our large base of IoT connectivity services only customers

•
Deepening our presence in focused industry sectors - developing more of a vertical orientation in our business and deepening industry domain knowledge that will in turn allow the development and deployment of pre-configured
industry solutions

•	Enhancing AIoT (Artificial Intelligence + IoT) and Edge Analytics capabilities

•	Strategic acquisitions that will allow KORE to expand our IoT Solutions and advanced IoT connectivity capabilities while ensuring a highly disciplined use of capital for such acquisitions
We operate in a highly competitive market
The market for KORE’s products and solutions is rapidly evolving and highly competitive. It is likely to continue to be affected by new product introductions and industry participants. The unique expertise required to design its product offerings and customers’ reluctance to try unproven products has confined the number of competing firms to a relatively small number.
KORE competes in the IoT connectivity market on the basis of the following factors:

•	The number of carrier integrations (44)

•	KORE One platform (7 engines)

•	ConnectivityPro service and related APIs

•	eSIM technology stack/ proprietary IP

•	Hypercore technology
KORE competes in the IoT Solutions market on the basis of the following factors:

•	Deep industry vertical knowledge and experience ( e.g. , in Connected Health through FDA, HIPAA, ISO 9001/13485 compliance)

•	Breadth of solutions and analytics services

•	3,300+ connectivity-only customers provides us a unique opportunity to cross-sell and upsell our existing connectivity-only customers
While the abovementioned factors provide KORE with certain competitive advantages, KORE’s market is highly competitive, and we expect it to continue to be so especially with the greater focus on the IoT market through the development and deployment of 5G technologies.
Impact of transitions of IoT connections from 2G/3G to LTE
In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022 which will result in carriers migrating customers onto LTE platforms. While we expect customers to experience increased customer satisfaction from the migration onto superior LTE platforms, the rate plans under these platforms are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. The projected impact of this is incorporated in KORE’s projections.
Business Combination
On March 12, 2021, KORE entered into a definitive merger agreement with CTAC, a special purpose acquisition company affiliated with Cerberus Capital Management, L.P. On September 30, 2021, as contemplated by the Merger Agreement, (i) CTAC merged with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing (the “Closing”) of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”

The most significant change in the post-combination Company’s reported financial position and result was an increase in cash of $63.2 million. We paid $19.0 million in transaction costs relating to the Business Combination at the closing.
Following the Business Combination, the Company trades under the ticker symbol “KORE” on the NYSE. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the
COVID-19
a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, and which in turn has impacted our business as well as most other businesses. Given the amount of uncertainty currently regarding the scope and duration of the
COVID-19
pandemic, we are currently unable to predict the precise impact that
COVID-19
pandemic will have on our business, financial condition and results of operations in the future. As of the date of this filing, the Company has experienced certain negative impacts from the pandemic; such as the loss of one major customer and multiple smaller customers that experienced financial distress, resulting in payment delays and a reduction in revenue from those customers. Overall, as of the date of this filing,
COVID-19
has not had a significant negative impact on the Company’s results of operations, as evidenced by factors such as continued revenue growth and a decrease in the Company’s bad debt expense for the year ended December 31, 2021 as compared to the year ended December 31, 2020.
We believe
COVID-19’s
continued impact on our business, financial condition and results of operations will be driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for
COVID-19;
the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.
Operating Segments
We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.
Components of Results of Operations
Revenue
We derive revenue from:

•	Services: IoT Connectivity services and IoT Solutions services.

•	Products: SIMs (IoT Connectivity) and IoT devices (IoT Solutions).
KORE views our business as being constituted of two services lines: IoT Connectivity and IoT Solutions.
The fees for IoT Connectivity generally consist of a monthly subscription fee and additional data usage fees that are part of a bundled solution which enable other Providers and Enterprise customers to complete their platform for solutions to provide IoT Connectivity. IoT Connectivity also includes charges for each subscriber identity modules (SIMs) sold to a customer.

In IoT Solutions, we derive revenue from IoT device management services, location-based software services and IoT security software services. Fees charged for device management services include the cost of the underlying IoT device and the cost of deploying and managing such devices. Fees charged for device management services are generally billed on a fee per deployed IoT device basis which depends on the scope of the underlying services and the IoT device being deployed. Location based software services and IoT security software services are charged on a per-subscriber
basis.
Costs and Expenses
Cost of Revenue
Cost of revenue consists primarily of costs associated with IoT Connectivity and those associated with IoT Solutions. IoT Connectivity costs include carrier costs, network operations, technology licenses, and other costs such as shipping a SIM. IoT Solution costs include the cost of devices, shipping costs, warehouse lease and related facilities expenses, and personnel costs. Total cost of revenue excludes depreciation and amortization.
Operating expenses
We incur expenses associated with sales, marketing, customer support, and administrative activities related to the operation of our business, which are generally included as part of selling, general and administrative expenses. We also incur significant charges for depreciation and amortization of our intangible assets (including intangible assets we acquired or developed), other acquired intellectual property, as well as our fixed assets which support the deployment of our IoT Connectivity services and IoT Solutions services. We also incur engineering expenses developing and supporting the operation of our communications systems and the early stage engineering work on new products and services that are not yet determined to be technologically feasible.
Key Metrics
KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.
Number of Connections
Total Connections constitutes the total of all KORE IoT Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.
DBNER
DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward
customers by the revenue from the same customers for the same period measured one year prior (“base period”).
The revenue included in the current period excludes revenue from (i) customers that are non go-forward
customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended December 31, 2021, we divide (i) revenue, for the trailing 12 months ended December 31, 2021, from go-forward
customers that started generating revenue on or before December 31, 2020 by (ii) revenue, for the trailing 12 months ended December 31, 2020, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward
customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and as discussed above in “Information about KORE—Customer and Key Partners”, a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward
customers.
As of December 31, 2021, and 2020, DBNER excludes approximately 0.6 million, 1.1 million connections, respectively, from non go-forward
customers, in each case, the vast majority of which are connections from
Non-Core
Customers.
KORE defines
“Non-Core
Customers” to be customers that management has judged to be lost as a result of the integration of Raco, Wyless and other acquisitions completed during in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE.
Non-Core
Customers are a subset of non
go-forward
customers.
DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward
customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward
customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward
customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.
Results of Operations for the Years ended December 31, 2021 and 2020
Revenue

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
Services	$187,962	$172,845	$15,117	9%
Products	60,255	40,915	19,340	47%
Total Revenue	$248,217	$213,760	$34,457	16%
Total revenue for the year ended December 31, 2021 increased by $34.5 million, or 16%, to $248.2 million from $213.8 million in 2020.
Services revenue growth of $15.1 million was driven by the growth in IoT Connectivity services revenue of $10.1 million as well as the growth of IoT Solutions services revenue of $5.0 million. IoT Connectivity services revenue growth of $10.1 million was driven by the organic growth of our existing IoT customers of $20.5 million and new customers acquired of $1.5 million. These increases were offset partially by a decrease of $6.0 million in revenue from
Non-Core
Customers (customers lost from integration of old acquisitions in
2014-17)
and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time
adjustment in price estimated at $6.0 million. Services revenue growth of $5.0 million was due to an increase in product deployments by KORE related to its IoT Solutions. This growth was driven by our largest customer and their LTE transition project.

Products revenue growth of $19.3 million was driven primarily by an increase in the number of devices deployed by KORE related to its IoT Solutions. Within product revenue, there was a $18.5 million increase driven by our largest customer and their LTE transition project.
The table below presents how management views our revenue for the years ended December 31, 2021 and 2020, together with the percentage of total revenue represented by each revenue category:

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
IoT Connectivity	$168,804	$158,748	$10,056	6%
IoT Solutions	79,413	55,012	24,401	44%

Total Revenue	$248,217	$213,760	$34,457	16%

	December 31
	2021	2020
Period End Connections	14.6 million	11.8 million
Average Connections Count for the Period	13.4 million	10.7 million
Total revenue for the year ended December 31, 2021 increased by $34.5 million, or 16%, to $248.2 million from $213.8 million for the year ended December 31, 2020.
IoT Connectivity growth of $10.0 million, which includes SIM revenue, was driven by the organic growth of our existing IoT customers of $20.5 million as well as $1.5 million from newly acquired customers. These increases were partially offset by $6.0 million from
Non-Core
Customers (customers lost from the integration of old acquisitions in
2014-17)
as well as the migration of customers from 2G and 3G technologies to LTE cellular technologies which resulted in a one-time
adjustment in price estimated at $6.0 million. Notably, most new IoT Connectivity customers relationships usually start small and often expand significantly in the first 12 to 24 months, depending on the device requiring connectivity in the use case.
KORE grew its total number of connections from 11.8 million on December 31, 2020 to 14.6 million on December 31, 2021, mostly as a result of additional connections from existing customers, which resulted in the growth of KORE IoT Connectivity revenue in the year ended December 31, 2021 with respect to the year ended December 31, 2020.
IoT Solutions growth of $24.4 million was driven by the organic growth of our Connected Health IoT Solutions. A large portion of the IoT Solutions growth was due the LTE transitions project with our largest customer.
Within IoT Solutions, there was an increase in devices deployed and provided by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment services revenue associated with each device shipped. Directionally, we expect the growth in IoT Solutions to continue to be driven primarily by an increase in device deployments although actual deployment volumes may vary from quarter to quarter.
For the twelve months ended December 31, 2021, KORE’s DBNER was 122% compared to 106% in the twelve months ended December 31, 2020.

Costs of revenue, exclusive of depreciation and amortization, and gross margins

(in thousands USD)	Years Ended
	December 31		Change 2021
	2021	2020	$	%
Cost of services	$69,867	$64,520	$5,347	8%
Cost of product	52,357	33,410	18,947	57%

Total cost of revenue	$122,224	$97,930	$24,294	25%

	Years Ended December 31
Gross margin rate	2021	2020
Cost of services	62.8%	62.7%
Cost of products	13.1%	18.3%
Total gross margins	50.8%	54.2%
Total cost of revenue for the year ended December 31, 2021 increased $24.3 million, or 25%, to $122.2 million from $97.9 million for the year ended December 31, 2020.
Cost of services increased by $5.3 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase in the cost of services was primarily driven by increased carrier costs resulting from the growth in IoT Connectivity revenue which was partially offset by the $1.1 million settlement of a disputed amount owed to a Carrier from 2020.
During fiscal 2021, the gross margin percentage of our services business increased nominally compared to the same period in fiscal 2020.
Cost of products increased $18.9 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily driven by increases in the cost of devices associated with the growth in IoT Solutions. Notably, in the year ended December 31, 2021, there was an increase in devices deployed by KORE to its Connected Health IoT Solutions customers. Additionally, increased shipping costs during fiscal 2021 as compared to fiscal 2020 contributed the increase in the cost of products.
During fiscal 2021, the gross margin percentage of our products business declined as compared to the same period in fiscal 2020. The decline was mainly due to the large volumes associated with our largest customer’s LTE transition project. To win the large volumes associated with this project, additional one-time
project-specific discounts were given, which contributed significantly to the decline in gross margins on products. Additionally, increased shipping costs during fiscal 2021 as compared to fiscal 2020 also pressured gross margin percentage on products.
The table below presents how management views our costs of revenue for the years ended December 31, 2021 and 2020, exclusive of depreciation and amortization:

( in thousands USD )
	Years Ended December 31,		Change 2021
Cost of revenue	2021	2020	$	%
Cost of IoT Connectivity	$66,567	$63,706	$2,861	4%
Cost of IoT Solutions	55,657	34,224	21,433	63%

Total cost of revenue	$122,224	$97,930	$24,294	25%

	Years Ended
Gross margin rate	2021	2020
IoT Connectivity	60.6%	59.9%
IoT Solutions	29.9%	37.8%
Total gross margins	50.8%	54.2%
Total cost of revenue for the year ended December 31, 2021 increased $24.3 million, or 25%, to $122.2 million from $97.9 million for the year ended December 31, 2020.
Cost of IoT Connectivity increased by $2.9 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. This was driven by increased carrier costs associated with the growth in IoT Connectivity revenue offset by a $1.1 million settlement of a disputed amount owed to a Carrier from 2020. The amount in dispute arose in the normal course of business and did not result in any actual or pending litigation.
During fiscal 2021, the gross margin percentage of IoT Connectivity increased nominally compared to the same period in fiscal 2020.
Cost of IoT Solutions increased by $21.4 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. This was primarily driven by the increased cost of devices and labor associated with the volume growth in IoT Solutions. Notably, in the year ending December 31, 2021, there was an increase in devices provided and shipped by KORE to its Connected Health IoT Solutions customers. This resulted in an increase in the cost of devices provided and shipped, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which also resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.
In fiscal 2021, the gross margin percentage of IoT Solutions declined as compared to the same period last year. The decline was mainly due to the large volumes associated with our largest customer’s LTE transition project. To win the large volumes associated with this project, additional one-time
project- specific discounts were given, which contributed significantly to the decline in gross margins on IoT Solutions. Additionally, market-wide increases in shipping and labor costs in fiscal 2021 as compared to fiscal 2020 also pressured the gross margins on IoT Solutions.
Selling, general and administrative expenses

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
Selling, general and administrative	$91,733	$72,883	$18,850	26%
Selling, general and administrative (SG&A) expenses relate primarily to expenses for general management, sales and marketing, finance, audit and legal fees and general operating expenses. The increase in SG&A expenses for the year ended December 31, 2021, compared to the year ended December 31, 2020, was primarily due to a decreased foreign currency gain of $0.3 million, an increase in salary and benefit related items of $7.2 million, an increase in stock compensation expense of $3.5 million and costs associated with going public of $6.4 million. All other items, which includes marketing, travel, information technology and facilities related items increased $1.4 million.

Depreciation and amortization

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
Depreciation and amortization	$50,414	$52,488	$(2,074)	(4)%
There were no significant changes in depreciation and amortization expense for the year ended December 31, 2021, compared to the year ended December 31, 2020.
Other (income) expense

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
Interest expense, including amortization of deferred financing costs, net	$23,260	$23,493	$(233)	(1)%
Change in fair value of warrant liability	(5,267)	7,485	(12,752)	(170)%

Total Other (Income) Expense	$17,993	$30,978	$(12,985)	(42)%

The decrease in other expense for the year ended December 31, 2021, compared to the year ended December 31, 2020, was primarily due to a $12.8 million decrease in expense related to the change in fair value of our warrant liability. Additionally, but insignificantly, our interest expense decreased because of a reduction in LIBOR rates compared to the prior year.
Income taxes

(in thousands USD)
	Years Ended December 31		Change 2021
	2021	2020	$	%
Income tax benefit	$(9,694)	$(5,318)	$(4,376)	82%
For the years ended December 31, 2021 and 2020, we recognized an income tax benefit of $9.7 million and $5.3 million, respectively, in the consolidated statements of operations.
The change to the income tax benefit for the year ended December 31, 2021 compared to the income tax benefit for the year ended December 31, 2020 was primarily due to changes in the jurisdictional mix of earnings period over period as well as differences in the deductibility of certain expenses resulting from the Business Combination.
Liquidity and Capital Resources
Overview
Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion. We have financed our operations and expansion with a combination of debt and equity.

At December 31, 2021, we had total equity of $272.1 million, net of an accumulated deficit of $(138.2) million. Our primary sources of liquidity consist of cash and cash equivalents totaling $86.0 million and a Revolving Credit Facility of $30.0 million of which the full $30.0 million was available for use for working capital and general business purposes. We believe this will be sufficient to provide working capital, make interest payments and make capital expenditures to support operations and facilitate growth and expansion for the next twelve months.
Our ability to pay dividends on our common stock is limited by restrictions under the terms of agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma
financial ratios (as defined by such agreements) are met.
In July 2017, the United Kingdom’s Financial Conduct Authority announced that it would no longer require banks to submit rates for the LIBOR after 2021. In November 2020, the ICE Benchmark Administration (IBA), LIBOR’s administrator, proposed extending the publication of USD LIBOR through June 2023. Subsequently, in March of 2021, IBA stated it will cease publication of certain LIBOR rates after December 31, 2021. USD LIBOR rates that do not cease on December 31, 2021 will continue to be published through June 30, 2023. The Company has reviewed its debt facilities and continues to evaluate commercial contracts that may utilize LIBOR as the reference rate. The Company will continue its assessment and monitor regulatory developments during the transition period.
Cash flows (used in)/provided by operating activities
For the year ended December 31, 2021, cash used in operating activities was $14.9 million. For the year ended December 31, 2020, cash provided by operating activities was $26.5 million.
For the year ended December 31, 2021, our operating cash flows changed primarily due to increases in accounts receivable and inventories, of $11.9 and $9.9 million, respectively to support the growth of the business, as well as $8.2 million of payments to reduce the Company’s outstanding vendor payables. Cash paid for interest decreased by $1.8 million in the year ended December 31, 2021 as compared to the year ended December 31, 2020 due to a lower LIBOR interest rate.
For the year ended December 31, 2020, we also had a net benefit from working capital management, and while accounts receivable and inventories increased to support the growth of the business, these were offset by increased vendor payables. Cash paid for interest decreased by $2.4 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019 due to a lower LIBOR interest rate.
Cash flows from investing activities
Cash used in our investing activities in the year ended December 31, 2021 was $13.1 million resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.
Cash used in our investing activities in 2020 was $11.6 million, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.
Cash flows from financing activities
Cash provided by our financing activities in the year ended December 31, 2021, was $103.9 million. For the year ended December 31, 2021, our financing cash flows changed primarily due to the net proceeds from the issuance of common stock of $224.0 million, the receipt of approximately $119.6 million proceeds from the Backstop Notes (net of issuance costs), of which $15.4 million was required under US GAAP to be allocated as “equity portion of convertible debt”. These cash inflows were partially offset by the $229.9 million settlement of preferred stock, the $3.2 million repayment of long-term debt and, repayment of related party note of $1.5 million, and payment of capital lease obligations of $1.2 million.

Cash used in our financing activities in the year ended December 31, 2020, was $12.7 million, primarily due to repayment of revolving credit facility of $8.3 million, and $3.5 million of term loan principal payments.
Future Liquidity and Capital Resource Requirements
We believe that our existing cash and cash equivalents along with expected cash flows from operating activities and additional funds available under our Revolving Credit Facility, will be sufficient over the next 12 months to provide working capital, cover interest payments on our debt facilities and fund growth initiatives, and capital expenditures.
As of December 31, 2021, the Company has $24.3 million of purchase and lease commitments for the remainder of the 2022 fiscal year. Additionally, as of December 31, 2021, the Company has $3.2 million of scheduled principal payments relating to the UBS term loan for the remainder of the 2022 fiscal year.
As of December 31, 2021, the Company has $45.4 million of purchase and lease commitments for the fiscal years 2022 through 2026 and thereafter. We also have scheduled principal payments relating to the UBS term loan of $3.2 million for each of the fiscal years 2022 through 2024, with all outstanding principal due on December 24, 2024. Further, the Company has semi-annual interest payments due on $120 million related to the Backstop Notes. All outstanding principal on the Backstop Notes is due in full in 2028.
From 2022 to 2026, we expect to fund supplier and carrier-related purchase and lease commitments (all of which are costs of operating the business) entirely from cash inflows from our customers. We currently expect that the excess cash flows after paying the abovementioned contractual commitments, as well as other costs of business, such as payroll, costs incurred on suppliers and carrier spend (which is not currently committed contractually in addition to the committed spend), interest and taxes - will be sufficient to meet outstanding debt principal payments from 2022 to 2024.
Our available cash and cash equivalents, together with our results of operations, are expected to be sufficient to meet our operating expenses, debt service payments, capital requirements and other obligations for at least the next 12 months. However, to increase available liquidity or to fund acquisitions or other strategic activities, we may seek additional financing. We have no commitments for any additional financing and have no lines of credit or similar sources of financing, other than the borrowings available under the Credit Facilities, and the Bank Overdraft Facility. We cannot be sure that we can obtain additional financing on favorable terms, if at all, through the issuance of equity securities or the incurrence of additional debt. Additional equity financing may dilute our stockholders, and debt financing, if available, may restrict our ability to repurchase common stock or debt, declare and pay dividends, raise future capital and make acquisitions. If we are unable to obtain additional needed financing, it may prohibit us from refinancing existing indebtedness and making acquisitions, capital expenditures and/or investments, which could materially and adversely affect our business. We may need additional capital to fund future mergers & acquisitions.
Key activities during the years ended December 31, 2021 and 2020 are as follows:

•	The Company closed the Business Combination on September 30, 2021, resulting in a net increase in cash of $63.2 million and a recapitalization of the Company’s equity structure.

•	The Company used $14.9 million for the year ended December 31, 2021 and provided $26.5 million of cash flows from operating activities for the year ended December 31, 2020.

•
The Company’s investment activity used $13.1 million and $11.6 million for the years ended December 31, 2021 and 2020, respectively, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

•
During the year ended December 31, 2021, the Company drew and repaid $25.0 million on its revolving credit facility. During the year ended
December 31, 2020, the Company repaid $8.3 million of its revolving credit facility.

Non-GAAP
Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP
measures are useful in evaluating our operational performance. We use the following non-GAAP
financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
Non-GAAP
financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similarly-titled non-GAAP
measures used by other companies.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net income (loss) before other
non-operating
expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP
financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods shown:

(in thousands USD)	For the Years Ended December 31
	2021	2020
Net loss	$(24,453)	$(35,201)
Income tax expense (benefit)	(9,694)	(5,318)
Interest expense	23,260	23,493
Depreciation and amortization	50,414	52,488

EBITDA	39,527	35,462

Change in fair value of warrant liabilities (non-cash)	(5,267)	7,485
Transformation expenses	8,937	7,354
Acquisition and integration-related restructuring costs	11,287	5,709
Stock-based compensation (non-cash)	4,564	1,161
Other income tax liability reversal (non-cash)	—	80
Foreign currency loss (gain) (non-cash)	344	233
Other	478	335
Adjusted EBITDA	$59,870	$57,819

Transformation expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write
of our core technology platform, expenses incurred to design certain new IoT Solutions and
“go-to-market”
capabilities.
Acquisition and integration-related restructuring costs for the years ended December 31, 2021 and 2020 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions, certain one-time
severance costs associated with our transformation, and accounting and advisory fees related to the Business Combination. The Business Combination is the primary driver of the increase in acquisition and integration-related restructuring costs period over period.
Concentration of Credit Risk and
Off-Balance
Sheet Arrangements
Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.
The Company has a total of $45.4 million of purchase and lease commitments payable that are not recorded as liabilities on the balance sheet as of December 31, 2021. Additionally, the Company has a $0.4 million standby letter of credit and bank guarantees as of December 31, 2021. The Company has no other financial instruments or commitments with off-balance-sheet
risk of loss.
Critical Accounting Policies and Estimates
Our discussion and analysis of our results of operations, liquidity and capital resources are based on our consolidated financial statements which have been prepared in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:
Revenue Recognition
We derive revenue primarily from IoT Connectivity and IoT Solutions. IoT Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from IoT Connectivity consists of monthly recurring charges (“
MRC’s
”) and overage/usage charges, and contracts are generally short-term in nature (
i.e.
,
month-to-month
arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain IoT Connectivity customers also have the option to purchase products and/or equipment (
e.g.
, subscriber identification module or “SIM” cards, routers, phones, or tablets) from us on an as needed basis. Sales of products to IoT Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.
IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. We evaluate each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, we allocate consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus-margin approach if prices are not observable. Hardware, deployment services, and connectivity services generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold
inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested us to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, we have concluded that transfer of control to the customer occurs prior to shipment. In these
“bill-and-hold”
arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when we receive the hardware from a third party vendor and have deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, we recognize revenue on bill-and-hold
hardware when the hardware is received by us and deemed functional.
Deployment services consist of us preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (
i.e.
, when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the IoT Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.
Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).
Accounting for Business Combinations
We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at their respective fair values on the date of acquisition. We assign fair value of the consideration paid to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded to goodwill. Intangible assets are amortized over the expected life of the asset. We recognize acquisition-related expenses and restructuring costs separately from the business combination and expense as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. We make significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase in the consolidated financial statements. These preliminary estimates and assumptions are subject to change as we finalize the valuations. The final valuations may change significantly from the preliminary estimates. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future cash flows from revenue of the intangible assets acquired, estimates of appropriate discount rates used to calculate the present value of expected future cash flows, estimated useful lives of the intangible assets acquired, customer attrition rates, future changes in technology and brand awareness, and other factors. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based, in part, on historical experience, information obtained from the management of the acquired companies and future expectations. For these and other reasons, actual results may vary significantly from estimated results. During the preliminary purchase price measurement period, which may be up to one year from the business combination date, we will record adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, we will record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in our operating results in the period in which the adjustments were determined.
Internal Use Software
Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (
i.e.
, application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and post-implementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between
3-5
years. Capitalized internal use computer software, net of accumulated amortization, was $25.2 million and $23.2 million as of December 31, 2021 and 2020, respectively, and was included in intangible assets.
Intangible Assets
Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.
Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer Relationships	10-13 years
Technology	5-9 years
Carrier Contracts	10 years
Trademarks	9-10 years
Non-compete agreements	3 years
Internally developed and computer acquired software	3-5 years
As of December 31, 2021 and December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets.

Goodwill
Goodwill is not amortized but tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment, or one level below the operating segment. We operate in one operating segment, which is our only reporting unit.
We test for an indication of goodwill impairment on October 1st of each year or when indicators of impairment exist. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. We perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors that we consider include macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, a significant adverse change in legal factors or in the business climate, unanticipated competition, entity-specific events and share price trends. If, based on the evaluation, we determine that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, we obtain a third-party valuation of the fair value of the reporting unit. Assumptions we use in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. Impairments, if any, are recorded to the statement of operations in the period the impairment is recognized. As of October 1, 2021 and December 31, 2021, the Company determined there were no indicators of impairment and we did not recognize any impairment of our goodwill.
Income Taxes
We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.
We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.
Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.
Stock Based Compensation
Our share-based compensation plans consist of the 2014 Equity Incentive Plan (the “2014 Plan”), under which the board is authorized to grant stock options to eligible employees, and directors of the Company and the 2021 Incentive Award Plan (“2021 Plan”), under which the board is authorized to grant stock options and restricted stock units. See “Note 14—Stock Based Compensation” in our accompanying consolidated financial statements for information on the Plan and related stock options.
We use the Black-Scholes valuation model to estimate the fair value of each option award on the date of grant, which uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate.

We expense the fair value of the option awards on a straight-line basis over the requisite service period and have elected to account for forfeitures as they occur.
Recent accounting pronouncements
As an emerging growth company (“
EGC
”), the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.
See Note 2 to the accompanying consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to certain market risks in the ordinary course of business, including sensitivities as follows:
Interest Rate Risk
As of December 31, 2021, and 2020, we had cash and cash equivalents of $86.0 million and $10.3 million, respectively, and restricted cash of $0.4 million and $0.4 million. Cash and cash equivalents consist of highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Restricted cash consist primarily of cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes. The cash and cash equivalents are held for working capital purposes. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. We estimate a 100 basis- point change in interest rates during any of the periods presented would not have had a material impact on our interest income on an annualized basis.
We are subject to risk from fluctuations in the interest rates related to our long-term debt. The interest rates are based upon the applicable LIBOR rate plus an applicable margin for such loans or the lender’s base rate plus an applicable margin for such loans. Based on December 31, 2021 estimated LIBOR rates, we estimate a 100 basis point change in the LIBOR rate would have a $3.1 million impact on our interest expense on an annualized basis. Based on December 31, 2020 estimated LIBOR rates, we estimate a 100 basis- point change in the LIBOR rate would have a $3.1 million impact on our interest expense on an annualized basis.
Exchange Rate Risk
Our reporting currency is the U.S. dollar, although we transact business in various foreign locations and currencies. The functional currency of the Company’s foreign subsidiaries is generally the local currency. As a result, their reported financial results could be significantly affected by changes in foreign currency exchange rates upon translation to U.S. dollars. When the U.S. dollar strengthens against other currencies, the translated value of the foreign functional currency income and expense amounts results in lower net income (or higher net loss). When the U.S. dollar weakens, the translated value of the foreign functional currency income and expense amounts results in higher net income (or lower net loss). Our reported results are therefore adversely affected by a stronger U.S. dollar relative to major currencies worldwide when foreign operations are net profitable.
During the year ended December 31, 2021, we recognized net loss of $16.6 million from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net loss would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $1.7 million.
Similarly, during the year ended December 31, 2020, we recognized net loss of $16.1 million from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net loss would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $1.6 million.

MANAGEMENT
The following sets forth certain information, as of the date hereof, concerning the persons who serve as our directors and executive officers.

Name	Age	Title
Romil Bahl	53	President, Chief Executive Officer and Director
Paul Holtz	45	Executive Vice President and Chief Financial Officer and Treasurer
Tushar Sachdev	49	Executive Vice President and Chief Technology Officer
Louise Winstone	43	Executive Vice President and Chief Human Resources Officer
Bryan Lubel	57	Executive Vice President, Connected Health
Jack W. Kennedy Jr.	46	Executive Vice President, Chief Legal Officer and Secretary
R. Michael Thurston	57	Senior Vice President and Corporate Controller
Cheemin Bo-Linn	68	Director
Timothy M. Donahue	73	Director (Chair)
H. Paulett Eberhart	68	Director
James Geisler	55	Director
Robert P. MacInnis	55	Director
Michael K. Palmer	36	Director
Mark Neporent	64	Director
Tomer Yosef-Or	42	Director
Executive Officers
Romil Bahl.
Mr. Bahl serves as our President, Chief Executive Officer and as a member of our board of directors. Mr. Bahl brings 30 years of experience delivering high growth among SaaS and IoT companies and has served as President and Chief Executive Officer of KORE since October 2017. Prior to joining KORE, Mr. Bahl served as President and Chief Executive Officer of Lochbridge, a leading technology consulting and solutions provider in the IoT and digital enablement space, from November 2015 to October 2017. Mr. Bahl is also a member of the Board of Directors of Perficient, Inc., a global digital consulting company. Previously, he served as Executive Vice President and General Manager, Global Industries for Computer Sciences Corporation, a global provider of information technology and professional services and solutions, where he managed a ~$9B business from April 2014 to November 2015, and as Chief Executive officer of PRGX Global, Inc., a data focused analytics company, from January 2009 to November 2013. Mr. Bahl has also had leadership roles at A.T. Kearney, Infosys and Deloitte Consulting. Mr. Bahl holds a Masters of Business Administration from The University of Texas at Austin and a Bachelor of Engineering degree from the Directorate of Marine Engineering & Technology in Kolkata, West Bengal, India.
Mr. Bahl’s qualifications to serve as a member of our board of directors include his nearly 30 years of experience working with SaaS and IoT companies, his deep expertise in managing companies in the IoT and technology solutions space and his leadership skills developed over his career with various companies.
Paul Holtz.
Mr. Holtz serves as our Executive Vice President and Chief Financial Officer and Treasurer. Mr. Holtz’s role at KORE was recently expanded to support the Company’s focus on service delivery and to help optimize financial performance. As Chief Financial Officer, Mr. Holtz is responsible for managing all aspects of the organization’s financial operations. From November 2021 to March 2022 he served as Interim Chief Financial Officer and as a Vice President of Corporate Performance, Planning and Analytics since May 2017. Prior to joining KORE, Mr. Holtz held a number of senior positions, most recently as Head of Finance for the Office of the COO at BlackBerry. Mr. Holtz CPA, CA received his Honours Bachelor’s Degree in Business Administration and Accounting from Wilfrid Laurier University. He is also a member of the Chartered Professional Accountants of Canada (CPA Canada).

Tushar Sachdev.
Mr. Sachdev serves as Executive Vice President and Chief Technology Officer, where he oversees current technology and sets KORE’s future technology vision, strategy, and roadmap. Mr. Sachdev joined KORE in February 2018. From April 2010 to February 2018, Mr. Sachdev served in various roles with PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, most notably Senior Vice President & Chief Technology Officer starting in July 2013. Mr. Sachdev also previously worked as a Principal Architect with Infosys Technologies Limited from November 2000 to August 2009 and has previously worked with other global outsourcing organizations, including Mastek and NIIT. He has a Bachelor’s Degree in engineering from the University of Mumbai and also a Master’s Degree in economics from the University of London.
Louise Winstone.
Ms. Winstone serves as our Executive Vice President and Chief Human Resources Officer, where she is responsible for leading the global Human Resources function. Louise brings more than 15 years of international human resources experience to KORE, having most recently served as the Chief Human Resources Officer at PRGX, where she oversaw the global HR function in 27 countries. Prior to PRGX, Louise was with Barclays Bank in London and has held a number of HR roles within Financial and Professional Services firms in the UK. Louise holds a Bachelor’s Degree and Master’s Degree in HR Management from Middlesex University.
Bryan Lubel.
Mr. Lubel serves as our Executive Vice President of Connected Health. Mr. Lubel has served as Executive Vice President of Connected Health since January 2021, and Executive Vice President of IoT Managed Services at KORE from November 2019 to December 2020. Prior to joining KORE, Mr. Lubel served as President of Integron Inc., a leading IoT Managed Services provider in the healthcare and life sciences market, from January 2008 to November 2019. Previously, he served as Vice President and General Manager of North American Office Services-Xerox Global Services, the leading provider of enterprise document managed services, from April 2006 to January 2008. Mr. Lubel served as President and Chief Executive Officer of Gyricon, LLC, a technology spinout of Xerox’s famed PARC laboratories (Palo Alto Research Center) where SmartPaperTM was developed from August 2003 to January 2006. Mr. Lubel has also had leadership roles at Xerox Corp., The Sutherland Group Ltd, Ziff-Davis Education Inc. and Compaq Computer Corp. Mr. Lubel holds a B.S. of Business Administration - Management Information Systems from The State University of New York at Fredonia.
Jack W. Kennedy Jr.
Mr. Kennedy serves as our Executive Vice President, Chief Legal Officer and Secretary. Mr. Kennedy joined KORE in October 2021. From 2009 to 2013 and from November 2016 to October 2021, he was Vice President and Corporate Counsel for PRGX Global, Inc., a multinational provider of recovery audit, consulting and software services, where he provided legal advice on all aspects of the company’s operations. In 2013, Mr. Kennedy started as Senior Vice President & Chief Legal Officer at Streamline Health Solutions, Inc., a provider of healthcare information technology services, where he later became Senior Vice President, Administration and served until 2016. Mr. Kennedy has also served as in-house
counsel for Stiefel Laboratories, Inc., a specialty pharmaceutical company. Prior to his in-house
legal career, Mr. Kennedy practiced at the law firms of Troutman Sanders LLP in Atlanta, Georgia and Akin Gump Strauss Hauer & Feld LLP in Houston, Texas. He received a JD from Tulane University and a BA and BS from Mercer University and is admitted to the state bars of Texas and Georgia.
R. Michael Thurston.
Mr. Thurston serves as our Senior Vice President and Corporate Controller. Mr. Thurston joined KORE in July 2021. From July 2020 until July 2021, he was an independent consultant. From August 2017 to July 2020, Mr. Thurston was the Global Corporate Controller for Carestream Dental, a manufacturer and global distributor of dental imaging equipment and dental practice management software. From 2003 to April 2017, he held various senior accounting roles at Earthlink, Inc., including Vice President and Chief Accounting Officer beginning in 2015. Mr. Thurston also held senior accounting roles at Cingular Wireless and BellSouth, and he began his career as an accountant at Ernst & Young. He holds a BBA in Accounting from the University of Georgia.
Non-Employee
Directors
Cheemin
Bo-Linn.
Dr. Bo-Linn
serves as a member of our board of directors. Through 2022,
Dr. Bo-Linn
is the Chief Executive Officer of Peritus Partners Inc., a global analytics and valuation accelerator company which provides strategy and operations expertise in information technology, cybersecurity resolution, financial structures, and digital marketing for various companies and has held this position since January 2013. From September 2010 to November 2012,
Dr. Bo-Linn
was Chief Marketing Officer and Chief Revenue Officer at NetLine Corporation, an internet digital content syndication network and mobile applications company. Prior to NetLine Corporation,
Dr. Bo-Linn
held a number of senior executive roles including at IBM as Vice-President, and other roles with responsibilities ranging from strategy to finance, investments, digital transformation, and marketing and sales, across storage, cloud software, consumer products, and consulting services.
Dr. Bo-Linn
presently serves as Lead Independent Board of Director of Blackline Safety Corp., a public company and global SaaS leader in IoT connected worker technologies and gas detection, and as a director of Flux Power Holdings, Inc. and Data IO Corp.
Dr. Bo-Linn
was previously elected as board of director of multiple private and midcap public companies in
e-commerce
retail, manufacturing and distribution, telecommunications, SaaS software, and marketing, including serving as the Audit Chair on two public company’s board of directors.
Dr. Bo-Linn
has been awarded a “Top 50” Directors award from the National Association of Corporate Directors, was inducted in 2015 into the “Hall of Fame for Women in Technology” and recognized as a 2021 “Top 100 Diverse Director” by the Financial Times. Dr. Bo-Linn holds a Doctorate of Education in “Computer-based Management Information Systems and Organizational Change” from the University of Houston.
Dr. Bo-Linn’s
qualifications to serve as a member of our board of directors include her extensive knowledge of the IoT industry and experience as audit chair and executive and director of private and public high growth technology and SaaS companies.
Timothy M. Donahue.
Mr. Donahue serves as member of our board of directors. Mr. Donahue served as the Chief Executive Officer of Nextel Communications Inc., a nationwide wireless telecommunications company, from 1999 until 2005, when Nextel was merged with Sprint Corporation to form Sprint Nextel Corporation. Thereafter, and until 2006, Mr. Donahue was the Executive Chairman of Sprint Nextel and the Chairman of the Sprint Nextel Corporation. From 1996 until his appointment as Chief Executive Officer, Mr. Donahue served as the President and Chief Operating Officer of Nextel. During his tenure at Nextel, Nextel experienced significant improvements in financial performance, including significant growth in revenue and EBITDA. Over that same period, the market capitalization of the company increased from approximately $16 billion to approximately $40 billion. Mr. Donahue started his telecommunications career with McCaw Cellular in 1986 as president of its paging division. Mr. Donahue is currently a member of the board of directors of Ligado Networks (wireless network), and AURA Network Systems (communications), and former member of the board of directors of NVR Inc. (home builder). Mr. Donahue is a former director of ADT Corporation (home security); Covidien plc (medical devices); Eastman Kodak Company (imaging); Nextel Partners Inc. (telecommunications); and Tyco International Ltd. (diversified). Mr. Donahue also served on the board of John Carroll University and is the former chairman of the Cellular Telecommunications & Internet Association. In 2004, Institutional Investor Magazine honored Mr. Donahue as the best chief executive officer in the telecommunications services and wireless sector based on ratings by investors and brokerage firm analysts. Mr. Donahue received his BA in English Literature from John Carroll University.
Mr. Donahue’s qualifications to serve as a member of our board of directors include his deep IoT industry knowledge and experience in leadership roles at numerous wireless and telecommunications companies. Mr. Donahue has previously served on the boards of both public and private companies.
H. Paulett Eberhart
.
Ms. Eberhart serves as a member of our board of directors. Ms. Eberhart is Chairman and Chief Executive Officer of HMS Ventures, a privately-held business involved with technology services and the acquisition and management of real estate, since 2014. Previously, she was President and Chief Executive Officer of CDI Corp., a provider of engineering and information technology outsourcing and professional staffing services, from 2011 through 2014; Chairman and Chief Executive Officers of HMS Ventures from 2009 to 2011; and President and Chief Executive Officer from Invensys Process Systems, Inc., a process automation company, from 2007 to 2009. Ms. Eberhart had an extensive career at Electronic Data Systems (EDS) serving in various executive financial and operational roles. Ms. Eberhart is a Certified Public Accountant and is also a director of LPL Financial Holdings Inc., Valero Energy Corporation and Fluor Corporation. She is a former director of Anadarko Petroleum Corporation, serving as lead director, Advanced Micro Devices (AMD) and Cameron International Corporation.
Ms. Eberhart’s qualifications to serve as a member of our board of directors include her significant experience as an executive and director of technology companies.
James Geisler.
Mr. Geisler serves as a member of our board of directors. Mr. Geisler has been an independent consultant since May 2021. From 2014 through May 2021, Mr. Geisler was a Senior Operating Partner of Cerberus Operations & Advisory Company, where he led due diligence matters and operational initiatives. Mr. Geisler is on the board of directors of SubCom, LLC and National Dentex Labs. Mr. Geisler has previously been a member of the board of directors of DynCorp International, Navistar Defense, LLC, Remington Arms, PaxVax, Keane Group and Your Community Bank.
Mr. Geisler’s qualifications to serve as a member of our board of directors include his significant previous experience as a public company director.

Robert P. MacInnis.
Mr. MacInnis serves as member of our board of directors. Mr. MacInnis has worked at ABRY Partners since December 1998 where he is currently a Partner. Mr. MacInnis also currently serves on the board of directors of Aegis Sciences Corp. and Automated Healthcare Solutions. In the past, Mr. MacInnis has served on the board of Consolidated Theatres, RCN Cable, Sidera Networks, Network Communications, Inc., XAnd, Datapipe, North American Dental Group, Muzak LLC, Proquest, Psychological Services, Inc., and several others. Prior to working at ABRY Partners, Mr. MacInnis was a senior manager at PricewaterhouseCoopers LLP from June 1991 through May 1997. Mr. MacInnis graduated summa cum laude from Merrimack College with a B.S. in business and received an M.B.A. summa cum laude from Boston University.
Mr. MacInnis’ qualifications to serve as a member of our board of directors include his significant transactional and management experience developed over his career with ABRY Partners.
Michael K. Palmer.
Mr. Palmer serves as member of our board of directors. Mr. Palmer is a Managing Director at Cerberus within Cerberus’ private equity platform, which invests in global companies across various industries and geographies. In this role, Mr. Palmer helps support Cerberus’ private equity investments in healthcare, telecommunications and technology companies. Mr. Palmer has assisted in the identification of opportunities to collaborate with innovative managers and invest in sectors undergoing transformation. Mr. Palmer has also contributed to the development of Cerberus’ investing practice in emerging markets and he currently serves on Cerberus’ Emerging Markets Investment Committee. Mr. Palmer is also on the board of directors of Stratolaunch, an American aerospace company that develops and operates technologies to fulfill national priorities; and AURA Network Systems, a company focused on developing a dedicated nationwide air-to-ground
wireless communications network. Mr. Palmer previously served on the board of directors of Steward Health Care (an accountable care organization), Covis Pharma (a specialty pharmaceuticals company), PaxVax Global (a global specialty vaccines business), and Print Media Holdings (a division of YP Holdings, which was an advertising solutions platform that Cerberus carved out of AT&T). Mr. Palmer is a graduate of Duke University.
Mr. Palmer’s qualifications to serve as a member of our board of directors include his significant management experience developed over his career with Cerberus and prior service on the boards of various companies.
Mark Neporent.
Mr. Neporent serves as a member of our board of directors. Mr. Neporent has been Chief Operating Officer of Cerberus Capital Management, L.P. since 1998, where he has also served as Senior Legal Counsel since January 2019. He was previously General Counsel of Cerberus Capital Management, L.P. from 1998 until January 2019. Mr. Neporent is a director of The Hamburg Commercial Bank and FirstKey Homes LLC and a member of the Executive Committee of the Board of Trustees for Syracuse University. Mr. Neporent is a former director of MCI WorldCom, SuperValu Inc. SSA Global Technologies, AMC Corporation, Ally Financial (formerly GMAC), and Chrysler Holdings (parent of Chrysler Financial Corp.), among others. Mr. Neporent’s qualifications to serve as a member of our board of directors include his significant experience as a public company director.
Tomer
Yosef-Or.
Mr. Yosef-Or
serves as member of our board of directors.
Mr. Yosef-Or
is a Partner at ABRY Partners and joined the firm in 2005. Prior to joining ABRY Partners,
Mr. Yosef-Or
was a member of the Financial Institution Group at Bear Stearns Investment Banking Department. Previously, he was a member of the Securitization Transaction Group at Deloitte & Touche.
Mr. Yosef-Or
is involved in media, communications, and business information services investments in the datacenter, managed cloud, satellite communication, digital media, IoT, contact center software, and HCIT sectors.
Mr. Yosef-Or
currently serves as a director of Alvaria, MobileHelp, Options IT, and Recovery Point Systems. Previously,
Mr. Yosef-Or
served on the boards of Basefarm, CapRock, Casamba, CyrusOne, Datapipe, EMC, Hosted Solutions, Root Datacenters, Telx, Q9 Networks, and Xand.
Mr. Yosef-Or
is s an honors graduate of the Rutgers Business School New Brunswick Undergraduate Program.
Mr. Yosef-Or’s
qualifications to serve as a member of our board of directors include his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. He brings experience with financing and capitalization strategies. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on risk management and operating issues facing corporations today.

Family Relationships
There are no family relationships among our directors and executive officers.
Composition of the Board of Directors
In accordance with the terms of our amended and restated bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors consists of 9 members. In accordance with our charter, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Timothy Donahue, Cheemin Bo-Linn and James Geisler and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors are Michael Palmer, Mark Neporent and H. Paulett Eberhart and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors are Robert MacInnis, Tomer Yosef-Or and Romil Bahl and their terms will expire at the annual meeting of stockholders to be held in 2024.
As nearly as possible, each class will consist of
one-third
of the directors. From 2028, the board of directors will no longer be classified under Section 141(d) of the DGCL and the directors shall no longer be divided into three classes.
Timothy Donahue serves as Chairman of our board of directors.
Director Independence
As a result of our common stock being listed on NYSE, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The parties undertook a review of the independence of the individuals named above and have determined that Timothy M. Donahue, Cheemin
Bo-Linn,
Robert P. MacInnis, Michael K. Palmer, Tomer
Yosef-Or,
Mark Neporent, H. Paulett Eberhart and James Geisler qualify as “independent” as defined under the applicable NYSE rules. The listing standards of NYSE define an “independent director” as an individual who the board of directors affirmatively determines has no material relationship with the company, either directly or as an officer, partner or stockholder of a company that has a relationship with the company. Further, the NYSE Listed Company Manual warns that boards making independence determinations should “broadly consider all relevant facts and circumstances.” Additionally, audit committee members must meet certain criterion as defined for audit committee members under NYSE listing standards and the rules and regulations of the SEC.
Committees of the Board of Directors
Our board of directors directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Copies of our committee charters will be posted on its website, www.korewireless.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee
Our audit committee consists of Cheemin
Bo-Linn,
Michael K. Palmer and H. Paulett Eberhart, with Cheemin
Bo-Linn
serving as the chair of the committee. Our board of directors has determined that Cheemin
Bo-Linn,
Michael K. Palmer and H. Paulett Eberhart meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule
10A-3
under the Exchange Act and the applicable listing standards of NYSE. At the time of listing, the audit committee needs at least one independent director. However, within 90 days of listing, the audit committee shall be comprised by a majority of independent directors and at the one year anniversary of listing the audit committee will need to be comprised of all independent directors. In such regard, the board will appoint one new member to meet the independence criteria to comply with the listing requirements. Each member of our audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Our board of directors has determined that Cheemin
Bo-Linn
qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial literacy requirements of the NYSE rules. In making this determination, our board has considered Cheemin
Bo-Linn’s
formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
Our Audit Committee’s responsibilities include:

•
to review, oversee, and discuss with the independent registered public accounting firm their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

•	discuss with our independent registered public accounting firm their independence from management;

•
to elect, retain, compensate, oversee, and, if necessary, terminate, any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company;

•	to review and discuss the annual audited financial statements and quarterly financial statements, the form of audit opinion to be issued by the auditors, and the Company’s disclosures;

•	oversee the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	review and monitor our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee
Our compensation committee consists of Timothy M. Donahue, Cheemin
Bo-Linn
and Robert P. MacInnis, with Timothy M. Donahue serving as the chair of the committee. All of the committee members are non-employee
directors, as defined in Rule
16b-3
promulgated under the Exchange Act. Our board of directors has determined that at the time of listing Timothy M. Donahue, Cheemin
Bo-Linn
and Robert P. MacInnis are “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. At the time of listing, the compensation committee needs at least one independent director. However, within 90 days of listing, the compensation committee shall be comprised by a majority of independent directors and at the one year anniversary of listing the compensation committee will need to be comprised of all independent directors. In such regard, the board will appoint new members to meet the independence criteria to comply with the listing requirements.

Our Compensation Committee’s responsibilities include:

•	to review at least annually the goals and objectives of the Company’s executive compensation plans, and modify these goals and objectives if the Committee deems it appropriate;

•	to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Corporation’s executive compensation plans;

•	to evaluate at least annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plan;

•	to review and recommend to the Board the adoption of or changes to the compensation of the Corporation’s independent directors; and

•
to review and approve all perquisites, special cash payments and other special compensation and benefit arrangements or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board with respect to directors.

We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current NYSE listing standards.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee’s responsibilities include:

•
identifying individuals qualified to become members of the Board and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•	developing and recommending to the Board for approval standards for determining whether a director is independent;

•	developing the criteria to be used by the Committee in recommending directors to the Board;

•	overseeing the periodic self-evaluations of the Board and its committees;

•	overseeing engagement with stockholders and proxy advisory firms; and

•
reviewing and discussing with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Board committees, director independence and the director nominations process, and to recommend that this disclosure be included in the Company’s proxy statement or annual report on Form
10-K.

The
members of the Nominating and Corporate Governance Committee are Robert P. MacInnis, H. Paulett Eberhart, Mark Neporent and Tomer
Yosef-Or,
each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. Mr. MacInnis serves as the Chair of the committee.
Code of Ethics
We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website at
ir.korewireless.com
/corporate-governance/governance-documents
. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form
8-K.
Anti-Hedging Policy
Our Board has adopted an Insider Trading Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.

Corporate Governance Guidelines
We have corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The corporate governance guidelines are available on our website at
ir.korewireless.com
/corporate-governance/governance-documents
.
Compensation Committee Interlocks and Insider Participation
None of the current or past members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) or director of any entity that has one or more executive officers serving on our Compensation Committee or the Board.

EXECUTIVE AND DIRECTOR COMPENSATION
We are currently considered an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.
This section discusses the material components of the executive compensation program for our “named executive officers”. For the fiscal year ended December 31, 2021, our named executive officers and their positions with us were as follows:
Romil Bahl,
President and Chief Executive Officer
;
Bryan Lubel,
Executive Vice President, Connected Health
;
Tushar Sachdev,
Executive Vice President and Chief Technology Officer
; and
Puneet Pamnani,
Former Executive Vice President and Chief Financial Officer
.
(1)

(1)
On November 29, 2021, the Company announced Mr. Pamnani stepped down from his role as the Company’s Chief Financial Officer, effective November 23, 2021, and departed from the Company’s employment on February 28, 2022.

2021 Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Romil Bahl	2021	750,000		2,000,000	978,750	2,015,538	4,766,516
President and Chief Executive Officer	2020	750,000	100,000	—	982,969	36,201	1,869,170
Bryan Lubel	2021	330,000		375,000	430,650	389,808	1,525,458
Executive Vice President, Connected Health	2020	330,000		—	417,966	8,137	756,103
Tushar Sachdev	2021	300,000		375,000	391,500	388,588	1,455,088
Executive Vice President and Chief Technology Officer				—
Puneet Pamnani	2021	330,000		625,000	488,070	388,213	1,831,283
Former Executive Vice President and Chief Financial Officer	2020	330,000		—	490,174	23,213	843,387

(1)
Mr. Bahl entered into two retention bonus agreements with KORE Wireless on March 31, 2020 and October 31, 2020, pursuant to which he received a retention bonus in an amount equal to $100,000 in the aggregate (the “
Retention Bonus
”). The Retention Bonus was paid $50,000 on the first payroll date following March 31, 2020 and $50,000 on the first payroll date following October 31, 2020. Mr. Bahl is obligated to repay the net amount of the Retention Bonus if he voluntarily terminates his employment or upon a termination by KORE Wireless due to misconduct or poor performance within 2 years of the respective date of payment.

(2)
The amounts reported in this column represent stock payments, computed in accordance with FASB ASC Topic 718, made pursuant to the option cancellation agreements described below under “Narrative to Summary Compensation Table – Equity Compensation”.

(3)
The amounts reported in this column represent annual cash bonuses earned by our named executive officers, as further described below under “Narrative to Summary Compensation Table —
Non-Equity
Incentive Plan Information.”

(4)
The amounts reported in this column represent the following: (a) the aggregate matching contributions to the KORE 401(k) Retirement Savings Plan made by the Company that vested in 2021 for Mr. Bahl ($8,700), Mr. Lubel ($7,425), Mr. Sachdev ($6,750) and Mr. Pamnani ($8,700); (b) health insurance and other welfare benefit premiums paid by the Company in 2021 on behalf of Mr. Bahl ($6,838), Mr. Sachdev ($6,838) and Mr. Pamnani ($4,513); (c) the contribution made by the Company in 2021 to the health savings account for Mr. Lubel ($7,383); and (d) cash payments made in 2021 pursuant to the option cancellation agreements described below under “Narrative to Summary Compensation Table – Equity Compensation” to Mr. Bahl ($2,000,000), Mr. Lubel ($375,000), Mr. Sachdev ($375,000) and Mr. Pamnani ($375,000).

Narrative to Summary Compensation Table
Base Salaries
In 2021, the named executive officers received an annual base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Bahl, Lubel, Sachdev and Pamnani for 2021 were $750,000, $330,000, $300,000 and $330,000, respectively, and the actual base salaries earned by our named executive officers for 2021 are set forth above in the “2021 Summary Compensation Table.”
Non-Equity
Incentive Plan Compensation
Historically, we have incentivized our named executive officers with annual cash bonuses that are intended to reward the achievement of corporate performance objectives. In 2021, our board of directors established the target percentage amounts for the annual cash bonuses for each of our named executive officers. For 2021, Messrs. Bahl, Lubel, Sachdev and Pamnani were each eligible to receive annual target cash bonuses of up to 75%, 75%, 75% and 85%, respectively, of their 2021 base salaries. The actual amount of the annual bonus awarded to each named executive officer for 2021 performance is set forth above in the “2021 Summary Compensation Table” in the column entitled “
Non-Equity
Incentive Plan Compensation
.”
Equity Compensation
In connection with the business combination, Maple Holdings Inc. entered into an option cancellation agreement with each of the named executive officers under which each named executive officer agreed to forfeit all vested and unvested stock options granted under our 2014 equity incentive plan in return for cash and shares of our common stock, effective as of consummation of the business combination.
Equity Incentive Plan
In connection with the business combination, our board of directors adopted, and our stockholders approved, the Kore Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (the “Incentive Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), consultants and other service providers of our Company and certain of our affiliates, and to enable us to obtain and retain services of these individuals, which is essential to our long-term success.
We did not grant any equity awards to our named executive officers under the Incentive Plan in fiscal 2021.
Equity Grants in 2022
We granted restricted stock units (“RSUs”) to our named executive officers under the Incentive Plan on January 4, 2022, the date that the underlying shares of our common stock were registered under the Securities Act pursuant to an
S-8
filing. These grants of RSUs included the IPO RSUs, the Tranche I RSUs, the Tranche II RSUs and the Stock Price RSUs, each as defined and described below.

Each of our named executive officers (“NEOs”) received a grant of RSUs on January 4, 2022 under the Incentive Plan that vest as follows (the “IPO RSUs”): (i) 25% vests on the second anniversary of the Closing, (ii) 25% vests on the third anniversary of the Closing, and (iii) 50% vests on the fourth anniversary of the Closing, in each case, subject to continued employment or service through each such vesting date.
Each of our NEOs received a grant of RSUs on January 4, 2022 under the Incentive Plan that vest as follows (the “Tranche I RSUs”): (i) 50% of the Tranche I RSUs are subject to time-based vesting, and vest as to one-third
on each of the first three anniversaries of the grant date, subject to continuous employment or service through each such vesting date, and (ii) 50% of the Tranche I RSUs are subject to time-based and performance-based vesting and (x) time-vest 50% at the end of the first calendar quarter of 2024 and 50% at the end of the first calendar quarter of 2025, subject to continuous employment or service through each such time-vesting date, and (y) performance-vest 50% based on Company revenue and 50% based on Company EBITDA, each as measured during the three-year performance period commencing on January 1, 2021 , subject to continued employment or service through the date the Board certifies the performance achievement.
Each of our NEOs received a grant of RSUs on January 4, 2022 under the Incentive Plan that vest as follows (the “Tranche II RSUs”): (i) 50% of the Tranche II RSUs are subject to time-based vesting, and vest as to one-third
on each of the first three anniversaries of the grant date, subject to continuous employment or service through each such vesting date, and (ii) 50% of the Tranche II RSUs are subject to performance-based vesting and 50% vests based on Company revenue and 50% vests based on Company EBITDA, each as measured during the three-year performance period commencing on January 1, 2022, subject to continued employment or service through the date the Board certifies the performance achievement.
Mr. Bahl was also granted RSUs on January 4, 2022 under the Incentive Plan that vest based on the attainment of a specified closing price of our common stock determined on a per share basis over any
20-trading
days within any 30 consecutive trading day period (the “Stock Price RSUs”). Upon our common stock attaining a closing price equal to or greater than (i) $13 per share, 26,538 RSUs will vest, (ii) $15 per share, 89,667 RSUs will vest, and (iii) $18 per share, 55,556 RSUs will vest, in each case, subject to Mr. Bahl’s continued employment or service through each such vesting date.
Other Elements of Compensation
Retirement Plans
In 2021, the named executive officers participated in a 401(k) retirement savings plan maintained by KORE. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax
basis through contributions to the 401(k) plan. In 2021, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are generally unvested as of the date on which the contribution is made, and vest 25% over a four-year period, subject to continued service. Our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.
Employee Benefits and Perquisites
Health/Welfare Plans
In 2021, the named executive officers participated in health and welfare plans maintained by KORE, including:

•	medical, dental and vision benefits for which the Company pays the full amount of the premiums on behalf of our named executive officers;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance and accidental death and dismemberment insurance;

•	life insurance; and

•	vacation and paid holidays.

No Tax
Gross-Ups
In 2021, KORE did not make
gross-up
payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by KORE.
Outstanding Equity Awards at Fiscal
Year-End
None of our named executive officers held any outstanding equity awards as of December 31, 2021.
Employment Agreements
Romil Bahl Employment Agreement
On September 22, 2017, Mr. Bahl entered into an employment agreement with KORE Wireless to serve as Chief Executive Officer, which was subsequently amended and restated on November 17, 2021. Mr. Bahl’s employment agreement provides for an initial five-year term subject to automatic one-year renewal
terms thereafter, unless either the Company or Mr. Bahl provides 30 days’ advance written notice of its or his intent not to renew the term.
Pursuant to his employment agreement, Mr. Bahl is entitled to an annual base salary of $750,000, which will be reviewed annually by our board of directors solely for upward adjustment at the board’s discretion. The employment agreement also provides that Mr. Bahl is eligible to earn an annual bonus, with a target bonus opportunity of 75% of his base salary.
Mr. Bahl is entitled to receive severance payments and benefits upon a qualifying termination of his employment by the Company “without cause” (as defined in the employment agreement and which includes a termination due to non-extension of
the employment term by the Company) or by Mr. Bahl for “good reason” (as defined in the employment agreement) consisting of the following, in addition to accrued benefits: (i) any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination, (ii) payment of base salary in effect immediately preceding the date of termination (or, if greater, Mr. Bahl’s base salary in effect immediately preceding a material reduction in Mr. Bahl’s then current base salary, for which Mr. Bahl has terminated his employment for good reason) equal to the greater of (a) 18 months or (b) the sum of four weeks for each full year of continuous service with the Company, payable in accordance with the established payroll practices of the Company; (iii) a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on actual achievement and paid at the same time annual bonuses are generally paid to other executives for the relevant year, (iv) continuation of any health care (medical, dental and vision) plan coverage provided to Mr. Bahl and his dependents during the severance period (or cash payments in lieu of such benefits if such continuation is not feasible under the terms of the plan or program pursuant to which coverage is provided or the Company reasonably determines that such continuation would adversely affect the tax status of such plan or program); provided that such continued coverage will terminate in the event Mr. Bahl becomes eligible for coverage under another employer’s plans, (v) (a) all unvested equity or equity-based awards in the Company or its affiliates that vest solely based on passage of time will automatically vest, (b) all unvested equity or equity-based awards in the Company or its affiliates that vest based on achievement of EBITDA and/or revenue criteria will remain outstanding and eligible to vest based on the Company’s achievement of such performance criteria as if Mr. Bahl’s employment had not terminated and (c) if not already vested as of the date of termination, the awards of 26,538 restricted stock units and 23,000 restricted stock units that vest upon the Company’s common stock attaining a closing price, on a per share basis, equal to or greater than $13 per share and $15 per share, respectively, and in each case, over any 20-trading days
within any 30 consecutive training day period, will remain outstanding and vest upon the Company attaining such closing prices, as if Mr. Bahl’s employment had not terminated, and (vi) payment of one year of outplacement services from an outplacement service provider of Mr. Bahl’s choice, limited to $20,000 in total.
In the event such qualifying termination occurs within the 24 months preceding a “change in control” (as defined in the employment agreement), Mr. Bahl is entitled to the severance payments and benefits described above, except that the severance period will be extended to the greater of (i) 24 months and (ii) the sum of four weeks for each full year of continuous service with the Company.

If Mr. Bahl’s employment terminates by reason of his death or “disability” (as defined in the employment agreement), in addition to any accrued benefits, Mr. Bahl is entitled to receive payment of any prior year annual bonus, the prorated annual bonus described above, and the equity vesting treatment described above, as well as any benefits to which he is entitled by law (at Mr. Bahl’s sole expense) pursuant to COBRA.
Any severance benefits or payments payable to Mr. Bahl pursuant to his employment agreement are subject to his execution of a release of claims and continued compliance with the applicable restrictive covenants. Pursuant to his employment agreement, while employed by the Company (or any subsidiary or affiliate of the Company) and during the
24-month
period following termination, Mr. Bahl is subject to
non-competition
and
non-solicitation of
customers and employees covenants, as well as perpetual confidentiality.
Bryan Lubel and Tushar Sachdev Employment Agreements
On November 22, 2019, Mr. Lubel entered into an employment agreement with KORE Wireless to serve as Executive Vice President, Healthcare IoT Solutions & Managed Services, which was subsequently amended and restated on March 15, 2022 (which, among other things, provided for a title of Executive Vice President of Connected Health).
On February 19, 2018, Mr. Sachdev entered into an employment agreement with KORE Wireless to serve as Executive Vice President and Chief Technology Officer, which was subsequently amended and restated on March 15, 2022.
Each of Messrs. Lubel’s and Sachdev’s employment agreements provide for an initial five-year term subject to automatic one-year
renewal terms thereafter, unless either the Company or the applicable executive provides 30 days’ advance written notice of its or his intent not to renew the term.
Pursuant to their respective employment agreement, each executive is entitled to the following salaries: for Mr. Lubel, $330,000, and for Mr. Sachdev, $300,000. Each executive’s salary will be reviewed annually by our board of directors solely for upward adjustment at the board’s discretion. Each of Messrs. Lubel’s and Sachdev’s employment agreements also provide that each such executive is eligible to earn an annual bonus, with a target bonus opportunity of 75% of his base salary.
Each of Messrs. Lubel and Sachdev is entitled to receive severance payments and benefits upon a qualifying termination of his employment by the Company “without cause” (as defined in the applicable employment agreement and which includes a termination due to non-extension of
the employment term by the Company) or by the applicable executive for “good reason” (as defined in the Employment Agreements) consisting of the following, in addition to accrued benefits: (i) any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination, (ii) payment of base salary in effect immediately preceding the date of termination (or, if greater, such executive’s base salary in effect immediately preceding a material reduction in such executive’s then current base salary, for which such executive has terminated his employment for good reason) equal to 12 months, payable in accordance with the established payroll practices of the Company; (iii) a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on actual achievement and paid at the same time annual bonuses are generally paid to other executives for the relevant year, (iv) continuation of any health care (medical, dental and vision) plan coverage provided to such executive and his dependents during the severance period (or cash payments in lieu of such benefits if such continuation is not feasible under the terms of the plan or program pursuant to which coverage is provided or the Company reasonably determines that such continuation would adversely affect the tax status of such plan or program); provided that such continued coverage (or payments, as applicable) will terminate in the event such executive becomes eligible for coverage under another employer’s plans, and (v) all unvested equity or equity-based awards in the Company or its affiliates that vest solely based on passage of time will automatically vest.
If the applicable executive’s employment terminates by reason of his death or “disability” (as defined in the applicable employment agreements), in addition to any accrued benefits, such executive (or such executive’s estate, as applicable) is entitled to receive payment of any prior year annual bonus and the prorated annual bonus described above, as well as any benefits to which he is entitled by law (at such executive’s sole expense) pursuant to COBRA.

Any severance benefits or payments payable pursuant to the applicable executive under his respective employment agreement are subject to his execution of a release of claims. Pursuant to the applicable employment agreement, while employed by the Company (or any subsidiary or affiliate of the Company) and during the
24-month
period following termination, each of Messrs. Lubel and Sachdev is subject to non-competition
and
non-solicitation
of customers and employees covenants, as well as perpetual confidentiality.
Puneet Pamnani Employment Agreement and Separation Agreement
On May 15, 2018, Mr. Pamnani entered into an employment agreement with KORE Wireless to serve as Chief Financial Officer. On November 29, 2021, the Company announced Mr. Pamnani stepped down from his role as the Company’s Chief Financial Officer, effective November 23, 2021, and departed from the Company on February 28, 2022. In connection with such transition, Mr. Pamnani and the Company entered into a separation agreement, as further described below.
Mr. Pamnani’s employment agreement provided for an initial five-year term, which was set to end on April 3, 2023 and the employment term automatically renewed for successive one-year
periods unless either party provided written notice of
non-renewal
at least 30 days prior to the end of the applicable employment term.
Mr. Pamnani’s base salary was $330,000 and the annual target bonus opportunity was 85% of base salary upon the achievement of 100% of the pre-established
performance objectives as reasonably determined by the Chief Executive Officer. Mr. Pamnani was not entitled to any bonus if KORE Wireless does not achieve at least 90% of the pre-established
performance objectives. Mr. Pamnani’s employment agreement also provided for reimbursement of reasonable business expenses (with airplane travel at business class level or above) and eligibility for other customary employee benefits.
Pursuant to his employment agreement, if Mr. Pamnani’s employment was terminated by KORE Wireless without “cause” or by Mr. Pamnani for “good reason” (each as defined in Mr. Pamnani’s employment agreement), in addition to the payment of accrued rights, Mr. Pamnani was entitled to, subject to his execution and non-revocation
of a release of claims, (i) 12 months of continued base salary (as in effect as of the termination date), payable in installments in accordance with the normal payroll schedule, and (ii) payment of the employer portion of his premium under COBRA for 12 months.
Pursuant to his employment agreement, if Mr. Pamnani’s employment was terminated due to his death or “disability” (as defined in Mr. Pamnani’s employment agreement), Mr. Pamnani was entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.
Pursuant to his employment agreement, Mr. Pamnani is subject to a perpetual confidentiality obligation, intellectual property assignment and
12-month
post-employment
non-competition
and
non-solicitation
covenants (which remained in effect following his termination of employment and which Mr. Pamnani reaffirmed pursuant to his separation agreement).
Pursuant to the terms of his separation agreement, Mr. Pamnani will provide advisory services to assist in the Chief Financial Officer transition beginning on November 23, 2021 and ending on the February 28, 2022 (the “Separation Date”), during which period Mr. Pamnani will continue to receive his base salary and remain eligible to participate in certain benefit plans and programs of KORE. Mr. Pamnani will receive all accrued and unpaid salary and any unreimbursed business expenses incurred through the Separation Date, payable in a lump sum within 30 days after the Separation Date.
Subject to Mr. Pamnani’s execution
and non-revocation of
a general release and reaffirmation agreement, Mr. Pamnani will also receive: (i) payment of his salary for a period of 15 months following the Separation Date; (ii) payment of KORE’s portion of Mr. Pamnani’s and his dependents’ COBRA premiums under KORE’s major medical group health plan on a monthly basis during the severance period; (iii) payment of his annual bonus for fiscal year 2021, pursuant to the terms of his employment agreement and the separation agreement; and (iv) payment for accrued but unused paid time off.

The separation agreement includes a customary release of claims by Mr. Pamnani in favor of the Company. Mr. Pamnani is also subject to certain continuing obligations and restrictions, including with respect to confidentiality, non-competition, non-solicitation and non-disparagement.
Director Compensation
The Company maintains a director compensation policy for its non-employee
directors (the “Director Compensation Policy”) that is designed to provide competitive compensation necessary to attract and retain high quality non-employee
directors. As of December 31, 2021, the Director Compensation Policy provided for the following:

•	An annual cash retainer of $40,000 for each non-employee director;

•	An annual cash retainer of $20,000 for each non-employee director chairing the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee;

•
A restricted stock unit award with a grant date fair value of $150,000 for each director serving on the Board as of the Closing, with each such award vesting ratably on each of the four anniversaries of the Closing;

•
An initial restricted stock unit award with a grant date fair value of $150,000 for each director appointed to the Board following the Closing, with each such award vesting ratably on each of the four anniversaries of the date of such appointment; and

•
An annual restricted stock unit award with a grant date fair value of $150,000 granted as of the date of the annual meeting of stockholders of the Company, with each such award vesting upon the earlier of one year following the grant date or the date of the immediately subsequent annual meeting of stockholders of the Company.

In April 2022, the Company amended the Director Compensation Policy to provide for an additional annual cash retainer of $10,000 for each non-employee
director serving on the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee.
Each annual retainer described above is paid quarterly and is subject to pro-ration
for partial quarters served. The restricted stock unit awards described above are subject to accelerated vesting in the event of a change of control of the Company if the grantee is not retained as a director following such change of control.
The following table presents information regarding compensation earned by our non-employee
directors for their Board service during the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)		Total ($)
Cheemin Bo-Linn	$17,966	(1)	$17,966
Timothy M. Donahue	—		—
Robert P. MacInnis	—		—
Michael K. Palmer	—		—
Tomer Yosef-Or	—		—
Chan Galbato (2)	—		—

(1)
Reflects the prorated portion of the annual cash retainers earned by
Dr. Bo-Linn
in 2021 in respect of her service rendered to the Board following the Closing, which also includes a prorated portion of the $10,000 annual retainer for her service on the Compensation Committee and the Nomination and Corporate Governance Committee that was approved in April 2022.
Dr. Bo-Linn’s
restricted stock unit award was granted in January 2022 and therefore is not reflected in this table.

(2)	Chan Galbato resigned from the Board effective February 16, 2022.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our voting shares by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Percentage ownership of our voting securities is based on 76,239,989 shares of our common stock issued and outstanding as of April 18, 2022.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner	Number of KORE Shares	%
Entities affiliated with ABRY Partners LLC (1)(2)	24,252,912	31.8%
Fortress Investment Group LLC (3)(4)	11,333,333	14.9%
Wood River Capital, LLC (5)	10,000,000	13.1%
CTAC Sponsor (6)	6,970,342	9.1%
Terrdian CCPC (7)	4,983,527	6.5%
Mudrick Capital Management L.P. (8)	4,000,000	5.2%
Dotmar Investments Limited (9)	3,904,742	5.1%
Directors and Executive Officers
Romil Bahl	158,804	*
Tushar Sachdev	28,072	*
Bryan Lubel	18,171	*
Puneet Pamnani(**)	38,065	*
Cheemin Bo-Linn	—	—
Timothy M. Donahue	—	—
Robert P. MacInnis	—	—
Michael K. Palmer	—	—
Tomer Yosef-Or	—	—
Mark Neporent	—	—
H. Paulett Eberhart	—	—
James Geisler	—	—
All current KORE directors and executive officers as a group (15 individuals)	213,568	*

*	Less than one percent
**
Mr. Pamnani stepped down as the Company’s CFO on November 23, 2021 and departed from the Company on February 28, 2022. His shares are excluded in the total for all directors and current executive officers as a group.

(1)	21,500,782 of the shares reported herein are owned directly by ABRY Partners VII, L.P. 1,240,202 of the shares reported herein are owned directly by ABRY Partners VII
Co-Investment
Fund, L.P. 24,316 of the shares reported herein are owned directly by ABRY Investment Partnership, L.P. 1,288,506 of the shares reported herein are owned directly by ABRY Senior Equity IV, L.P. 199,106 of the shares reported herein are owned directly by ABRY Senior Equity
Co-Investment
Fund IV, L.P.
(2)
ABRY Partners VII, L.P., ABRY Partners VII
Co-Investment
Fund, L.P., ABRY Investment Partnership, L.P., ABRY Senior Equity IV, L.P. and ABRY Senior Equity
Co-Investment
Fund IV, L.P. (collectively the “ABRY Funds”) are managed and/or controlled by ABRY Partners, LLC (“ABRY I”) and ABRY Partners II, LLC (“ABRY II”) and/or their respective affiliates. ABRY I and ABRY II are investment advisors registered with the SEC. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of ABRY Investment Partnership, L.P. Peggy Koenig and Jay Grossman, as equal members of ABRY II and of certain of its affiliates, have the right to exercise investment and voting power on behalf of the ABRY Funds. Each of the Messrs. Yudkoff, Messrs. Grossman and Mses. Koenig disclaims any beneficial ownership of the securities held by the ABRY Funds other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of ABRY is 888 Boylston Street, Suite 1600, Boston, Massachusetts.

(3)
The shares reported herein consist of (A)(i) 676,443 shares of common stock, (ii) 213,415 shares of common stock underlying warrants and (iii) 3,475,040 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund LP (“DBSO”); (B)(i) 352,474 shares of common stock; (ii) 115,333 shares of common stock underlying warrants; and (iii) 621,680 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund Ltd. (“DBSO Ltd”); (C)(i) 88,512 shares of common stock; (ii) 28,940 shares of common stock underlying warrants; and (iii) 162,320 shares of common stock underlying the Exchangeable Notes held by DBSO TRG Fund (A) L.P. (“TRG”); (D)(i) 154,897 shares of common stock; (ii) 50,645 shares of common stock underlying warrants; and (iii) 284,160 shares of common stock underlying the Exchangeable Notes held by Fortress Vintage Securities Fund LP (“Vintage”); (E)(i) 47,665 shares of common stock; and (ii) 4,576,000 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II Holdings LP (“Lending Fund”); and (F) (i) 5,009 shares of common stock; and (ii) 480,800 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II
MA-CRPTF
LP (“CRPTF”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO and DPSO Ltd. Drawbridge Special Opportunities GP LLC (“DBSO GP”) is the general partner of DBSO. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. DBSO TRG Fund (A) Advisors LLC (“TRG Advisors”), is the investment manager of TRG, and TRG’s general partner is DBSO TRG Fund (A) GP LLC (“TRG GP”). Fortress Vintage Securities Fund Advisors LLC (“Vintage Advisors”), is the investment manager of Vintage and Fortress Vintage Securities Fund GP LLC (“Vintage GP”) is the general partner of Vintage. Fortress Lending Advisors II LLC (“FLA Advisors II”) is the investment manager of Lending Fund. FLF II MACRPTF Advisors LLC, a Delaware limited liability company (“FLF II Advisors”) is the investment manager of CRPTF. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of TRG Advisors, Vintage Advisors, FLA Advisors II and FLF II Advisors. Hybrid GP Holdings LLC, a Delaware limited liability company (“Hybrid GP”), is the sole member of TRG GP and Vintage GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the managing member of Hybrid GP and the Class A member of FIG LLC and DBSO GP. FIG Corp., a Delaware Corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp.

As the
Co-Chief
Investment Officers of DBSO Advisors, TRG Advisors and Vintage Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participate in the voting and investment decisions with respect to the shares held by DBSO, DBSO Ltd, TRG and Vintage, but each of them disclaims beneficial ownership thereof. As the
Co-Chief
Investment Officers of FLA Advisors II and FLF II Advisors, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by Lending Fund and CRPFT, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.
(4)
Under the terms of the Exchangeable Notes, the holder thereof may not exercise the option to exchange the Exchangeable Notes for common stock to the extent such exercise would cause such holder, together with its attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise (the “Blocker”), excluding for purposes of such determination shares of common stock issuable upon exercise of such Exchangeable Notes which have not been exercised. The table shows the number of shares of common stock that would be issuable upon the exercise in full of the Exchangeable Notes and does not give effect to the Blocker.

(5)
Wood River Capital, LLC is beneficially owned by SCC Holdings, LLC (“SCC”), SCC is beneficially owned by KIM, LLC (“KIM”), KIM is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC, and KIGH is beneficially owned by Koch Industries, Inc. (“Koch Industries”), in each case by means of ownership of all voting equity instruments. Koch Industries, SCC, KIM, KIG, and KIGH may be deemed to beneficially own the shares held by Wood River Capital, LLC by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of KIM, (iv) KIM’s beneficial ownership of SCC and (v) SCC’s beneficial ownership of Wood River Capital, LLC but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 4111 E. 37th Street North, Wichita, KS 67220.

(6)
Sponsor is the recordholder of the shares reported herein. The Sponsor is controlled by a board of managers comprised of Stephen A. Feinberg and Frank W. Bruno. Messrs. Feinberg and Bruno, as members of the board of managers of the Sponsor, have the sole right to exercise voting power with respect to the common stock held of record by the Sponsor, and have the sole right to consent to the transfer of such shares of common stock. The business address of the Sponsor is 875 Third Avenue, New York, New York 10022.

(7)
Ontario 2833075 is the recordholder of the shares reported herein. Ontario 2833075 is a wholly-owned subsidiary of Terrdian CCPC. Terence Jarman, as President of Terrdian CCPC and Administrator of TDJ Company LLC, has the right to exercise investment and voting power on behalf of each of Terrdian CCPC and TDJ LLC. Mr. Jarman disclaims any beneficial ownership of the securities held by the TDJ Company LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of the foregoing persons is 10 High Point Rd, Toronto, Ontario M3B 2A4, Canada.

(8)
The number of shares reported herein consists of 460,765 shares of common stock held of record by Blackwell Partners LLC Series A, 664,423 shares of common stock held of record by Boston Patriot Batterymarch St. LLC, 90,108 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P, 792,987 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 152,659 shares of common stock held of record by Mudrick Distressed Opportunity SIF Master Fund, L.P., 308,566 shares of common stock held of record by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. and 1,530,492 shares of common stock held of record by Mudrick Distressed Opportunity Fund Global, L.P. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital Management, L.P. (“Mudrick Capital”). Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(9)
Dotmar Investments Limited is the recordholder of the shares reported herein. Richard Burston, as Chairman of Dotmar Investments Limited, has the right to exercise investment and voting power on behalf of Dotmar Investments Limited. Richard Burston disclaims any beneficial ownership of the securities held by the Dotmar Investments Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Dotmar Investments Limited is First Floor, 7 Esplanade, St Helier, Jersey JE2 3QA Channel Islands.

SELLING SECURITYHOLDERS
We are registering the resale of common stock to permit each of the selling securityholders identified below to resell or otherwise dispose of the common stock in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.
The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus.

	Before Offering			After Offering
Name of Selling Security holders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Offered Hereby		Number of Shares of Common Stock Beneficially Owned After this Offering (2)	Percentage of Outstanding Shares of Common Stock
Drawbridge Special Opportunities Fund LP (3)	4,364,898	3,475,040	(1)	676,443	*
Drawbridge Special Opportunities Fund Ltd. (4)	1,089,487	621,680	(1)	352,474	*
DBSO TRG Fund (A) L.P. (5)	279,772	162,320	(1)	88,512	*
Fortress Vintage Securities Fund LP (6)	489,702	284,160	(1)	154,897	*
Fortress Lending Fund II Holdings LP (7)	4,623,665	4,576,000	(1)	47,665	*
Fortress Lending Fund II MA-CRPTF LP (8)	485,809	480,800	(1)	5,009	*
Cowen Investments II LLC (9)	186,326	186,326		—	*
Total	11,519,659	9,786,326		1,325,000	1.8%

*	Less than 1%
(1)
Represents shares of common stock underlying Exchangeable Notes. Assumes for each $1,000 in principal amount of the Exchangeable Notes an exchange ratio, as of the date of this prospectus, of 80.000 ordinary share (based on the initial exchange price of $12.50 per share) upon exchange and full physical settlement of the $120,000,000 in aggregate initial principal amount of Exchangeable Notes. The number of common stock issuable upon exchange is subject to adjustment upon the occurrence of certain events set forth in the indenture governing the Exchangeable Notes and described herein. The number of common stock registered pursuant to the registration statement of which this prospectus forms a part includes an indeterminate number of common stock that may be issued in connection with any share split, share dividend, dividend or other distribution, recapitalization or similar event or pursuant to the anti-dilution provisions set forth in the indenture governing the Exchangeable Notes in addition to such additional common stock potentially issuable in payment of interest on the Exchangeable Notes. However, additional common stock potentially issuable as a result of the foregoing or other adjustments to the exchange price are not included in the share amounts set forth in the table. Further, under the terms of the Exchangeable Notes, the holder thereof may not exercise the option to exchange the Exchangeable Notes for common stock to the extent such exercise would cause such holder, together with its attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise (the “Blocker”), excluding for purposes of such determination shares of common stock issuable upon exercise of such Exchangeable Notes which have not been exercised. The table shows the number of shares of common stock that would be issuable upon the exercise in full of the Exchangeable Notes and does not give effect to the Blocker.

(2)	Assumes the sale of all common stock registered pursuant to this prospectus, although the selling securityholders are under no obligation known to us to sell any common stock at this time.

(3)
The number of shares reported herein consists of (i) 676,443 shares of common stock; (ii) 213,415 shares of common stock underlying warrants; and (iii) 3,475,040 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund LP (“DBSO”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO. As the
Co-Chief
Investment Officers of DBSO Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by DBSO, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(4)
The number of shares reported herein consists of (i) 352,474 shares of common stock; (ii) 115,333 shares of common stock underlying warrants; and (iii) 621,680 shares of common stock underlying the Exchangeable Notes held by Drawbridge Special Opportunities Fund Ltd. (“DBSO Ltd”). Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of DBSO Ltd. As the
Co-Chief
Investment Officers of DBSO Advisors, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by DBSO Ltd, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(5)
The number of shares reported herein consists of (i) 88,512 shares of common stock; (ii) 28,940 shares of common stock underlying warrants; and (iii) 162,320 shares of common stock underlying the Exchangeable Notes held by DBSO TRG Fund (A) L.P. (“TRG”). DBSO TRG Fund (A) Advisors LLC (“TRG Advisors”), is the investment manager of TRG, and TRG’s general partner is DBSO TRG Fund (A) GP LLC (“TRG GP”). As the
Co-Chief
Investment Officers of TRG Advisors and TRG GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by TRG, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(6)
The number of shares reported herein consists of (i) 154,897 shares of common stock; (ii) 50,645 shares of common stock underlying warrants; and (iii) 284,160 shares of common stock underlying the Exchangeable Notes held by Fortress Vintage Securities Fund LP (“Vintage”). Fortress Vintage Securities Fund Advisors LLC (“Vintage Advisors”), is the investment manager of Vintage and Fortress Vintage Securities Fund GP LLC (“Vintage GP”) is the general partner of Vintage. As the
Co-Chief
Investment Officers of Vintage Advisors and Vintage GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares held by Vintage, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(7)
The number of shares reported herein consists of (i) 47,665 shares of common stock; and (ii) 4,576,000 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II Holdings LP (“Lending Fund”). Fortress Lending Advisors II LLC (“FLA Advisors II”) is the investment manager of Lending Fund. As the
Co-Chief
Investment Officers of FLF II Advisors, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by CRPTF, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(8)
The number of shares reported herein consists of (i) 5,009 shares of common stock; and (ii) 480,800 shares of common stock underlying the Exchangeable Notes held by Fortress Lending Fund II
MA-CRPTF
LP (“CRPTF”). FLF II
MA-CRPTF
Advisors LLC, a Delaware limited liability company (“FLF II Advisors”) is the investment manager of CRPTF. As the
Co-Chief
Investment Officers of FLA Advisors II, each of Andrew McKnight, Joshua Pack, Dominick Ruggiero and Aaron Blanchette participates in the voting and investment decisions with respect to the shares held by Lending Fund, but each of them disclaims beneficial ownership thereof. The business address of each of the foregoing entities and persons is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.
(9)
The common stock report herein is held by Cowen Investments II LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Mr. Solomon disclaims beneficial ownership. The business address of each of the foregoing entities and persons is 599 Lexington Ave., New York, NY 10022. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer and FINRA member. Cowen and Company, LLC was engaged by KORE to act as KORE’s exclusive financial advisor in connection with the Business Combination and received customary fees and expense reimbursements in connection therewith, including the 186,326 shares of common stock offered by Cowen Investments II LLC hereby.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Indemnification Agreements
On September 30, 2021, we entered into indemnification agreements with each of our directors and executive officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and executive officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our directors and executive officers against all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or executive officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us.
Leasing and Professional Services Agreement
KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.
Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million, $0.2 million, and $0.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. The amount was recorded under general and administrative expenses in the consolidated statements of operations.
Engagement and Employment
KORE Wireless, Inc, a wholly owned subsidiary of the Company, employs the son of H. Paulett Eberhart. Effective December 1, 2021, Ms. Eberhart’s son was employed as Senior Analyst with a salary of $120,000 per year, and he received a signing bonus of $20,000. Prior to being employed by KORE Wireless, Inc., Ms. Eberhart’s son was an independent contractor of KORE Wireless, Inc., and he received an aggregate of $109,000 during 2021 in connection with such services.
Due to Related Parties
Upon the closing of the Business Combination on September 30, 2021, the Company repaid its outstanding loans of $1.6 million due to Interfusion B.V and
T-Fone
B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018.
The following is a summary of the amounts recorded under due to related parties in the consolidated balance sheets at December 31, 2021 and 2020:

( in thousands USD )	December 31, 2021	December 31, 2020
Interfusion B.V.	—	$985
T-Fone B.V.	—	$630
Interest was accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $0.03 and $0.04 million for the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, the Company has paid all related party transactions resulting from the Business Combination.
Investor Rights Agreement
On September 30, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, we thereto entered into an Investor Rights Agreement with the Sponsor, certain stockholders of KORE and the other parties (the “Investor Rights Agreement”), setting forth the parties’ rights and obligations with respect to the designation, removal and replacement of directors of KORE and the registration for resale of certain shares of our common stock and other equity securities of KORE that are held by the parties thereto from time to time.
Policies and Procedures for Related Person Transactions
We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which KORE or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother
in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

DESCRIPTION OF OUR SECURITIES
The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws and the Warrant Agreement are attached as exhibits to the registration statement of which this prospectus is a part.
Capital Stock
Authorized and Outstanding Stock
Our amended and restated certificate of incorporation authorizes the issuance of 350,000,000 shares of capital stock, each with a par value of $0.0001, consisting of (a) 315,000,000 shares of common stock and (b) 35,000,000 shares of preferred stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the amended and restated certificate of incorporation, the holders of common stock shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of common stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. The holders of common stock will at all times vote together as one class on all matters submitted to a vote of common stock under the amended and restated certificate of incorporation.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding shares of preferred stock, under the amended and restated certificate of incorporation, dividends and distributions may be declared and paid ratably on the common stock out of our assets that are legally available for this purpose at such times and in such amounts as our Board in its discretion shall determine.
Liquidation, Dissolution and Winding Up
Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution, or winding-up,
whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the distribution of assets upon such dissolution, liquidation or winding up of the company, the holders of common stock will be entitled to receive all the remaining assets of the company available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by each such holder.
Preemptive or Other Rights
The holders of common stock do not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.
Preferred Stock
Our amended and restated certificate of incorporation authorizes 35,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of the our board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have issued no preferred stock outstanding as of the date of this prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.
Warrants
Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of our common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of our common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis (unless permitted by us in certain circumstances specified in the Warrant Agreement), and we are not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our common stock underlying such unit.
Redemption of Warrants for Cash when the price per share of our common stock equals or exceeds $10.00
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of our common stock except as otherwise described below; and

•
if, and only if, the closing price of our common stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of our common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Our Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00

60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of our common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of our common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of our common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of our common stock is below the exercise price of the warrants. This redemption feature provides flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash when the price per share of our common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the CTAC initial public offering (the “CTAC IPO”). This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would presumably redeem the warrants in this manner when we believes it is in our best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of our common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will presumably provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of our common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of our common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of our common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our common stock to be issued to the holder. We will use commercially reasonable efforts to register under the Securities Act the shares of our common stock issuable upon the exercise of the warrants.
Redemption Procedures
A holder of a warrant may notify us in writing in the event we elect to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or other amount as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of our common stock is increased by a capitalization or stock dividend payable in shares of our common stock or by a split-up
of shares of our common stock or other similar event, then, on the effective date of such capitalization, stock dividend, split-up
or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering made to all or substantially all holders of our common stock entitling holders to purchase shares of our common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) one minus the quotient of (x) the price per share of our common stock paid in such rights offering and (y) the “historical fair market value.” For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) historical fair market value means the volume weighted average price per share of our common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other securities of our capital stock into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our common stock during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that result in an adjustment to the exercise price or to the number of shares of our common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share,, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.
Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of our common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of our common stock (with such issue price or effective issue price to be determined in good faith by our board of directors), (the “
Newly Issued Price
”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “
Market Value
”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the issued and outstanding shares of our common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under the Warrant Agreement, which in connection with the Business Combination, CTAC assigned and KORE assumed the obligations and rights set forth therein. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the CTAC IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the CTAC prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of shares of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number shares of our common stock to be issued to the warrant holder.

The parties to the Warrant Agreement have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and such parties irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Dividends
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Exclusive Forum
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws, (iv) any action arising pursuant to any provision of the DGCL, our bylaws or the amended and restated certificate of incorporation or (v) any action asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation and Bylaws
The provisions of the our amended and restated certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of common stock.
The amended and restated certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us, unless such takeover or change in control is approved by our board of directors.
These provisions include:
Business Combination:

•
We have elected not to be governed by Section 203 of the DGCL, which prohibits a corporation that has voting stock traded on a national security exchange from engaging in certain business combinations with an interested stockholder (defined as the owner of 15% or more of the corporation’s voting stock), or an interested stockholder’s affiliates or associates, for a three-year period unless, among other exceptions, certain board approvals are received.

•
Our amended and restated certificate of incorporation generally prohibits us from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time, the board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•
Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer);

•
At or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder; or

•
The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the
3-year
period immediately prior to a business combination between us and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

No Written Consent
: Any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and shall not be taken by written consent in lieu of a meeting.
Amendments
: For a period of seven years following closing of this offering, a substantial portion of the provisions under the amended and restated certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.
Stockholder Proposals:

•
Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before such meeting by the our board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in our bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule
14a-8
under the Exchange Act. To be timely for our annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

•	Our 2022 annual meeting of stockholders will be held on June 15, 2022. Nominations and proposals also must satisfy other requirements set forth in our bylaws.

•
Under Rule
14a-8
of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule
14a-8
must be received at our principal office a reasonable time before we begin to print and send its proxy materials and must comply with Rule
14a-8.

Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional willful misconduct or bad faith of the indemnified person or entity.

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following is a summary of certain of our indebtedness that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement.
Senior Secured Credit Facilities
On December 21, 2018, KORE Wireless Group Inc. (“KORE Wireless”), and Maple Intermediate Holdings Inc., as the Guarantor, a Delaware corporation and wholly owned subsidiary of KORE (“Maple Holdings”), entered into a Credit Agreement with certain lenders, UBS AG, Stamford Branch, as administrative agent, collateral agent, and a letter of credit issuer, and UBS Securities LLC and Antares Capital LP, as joint lead arrangers and joint bookrunners, which is referred to as the “KORE Credit Agreement”.
The KORE Credit Agreement provides for a term loan facility (the “Initial Term Loan”), in an original aggregate principal amount of $280.0 million and a senior secured revolving credit facility with commitments in an aggregate principal amount of $30.0 million (the “Revolving Credit Facility”, and together with the Initial Term Loan, the “Credit Facilities”). The Revolving Credit Facility includes a $15.0 million sublimit for the issuance of letters of credit. The Initial Term Loan matures on December 21, 2024. Borrowings under the Revolving Credit Facility mature on December 21, 2023.
On November 12, 2019, KORE Wireless and Maple Intermediate Holdings Inc. entered into an Incremental Amendment No. 1 to the KORE Credit Agreement with certain incremental lenders and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Incremental Amendment”).
The Incremental Amendment provides for an increase to the Initial Term Loan in an aggregate principal amount of $35.0 million in the form of incremental term loans. The Incremental Term Loans are fungible with, and part of the same class as, the term loans under the Initial Term Loan. References to the Initial Term Loan include the Incremental Term Loans.
As of December 31, 2021 and 2020, there were approximately $306 million and $309 million, respectively, outstanding under the Initial Term Loan.
Amortization, Interest Rates and Fees
The KORE Credit Agreement requires KORE Wireless to repay the principal of the Initial Term Loan in equal quarterly repayments equal to 0.25% of the original principal amount of Initial Term Loan.
The Initial Term Loan bears interest at a floating rate which can be, at KORE Wireless’ option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of 5.50% or (2) a base rate plus an applicable margin of 4.50%.
Borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at KORE Wireless’s option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.50%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings under the Revolving Credit Facility are each subject to a reduction to 5.25% and 4.25%, respectively, based on KORE Wireless’s total net leverage ratio.
The LIBOR rate applicable to the Initial Term Loan and the Revolving Credit Facility is subject to a “floor” of 0.0%.
The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the “prime rate” last quoted by The Wall Street Journal, (b) half of 1.00% per annum of the Federal Funds Rate in effect on such day and (c) the Eurocurrency rate for dollar deposits of a one-month
interest period plus 1.00%.

In addition to paying interest on loans outstanding under the Credit Facilities, KORE Wireless is required to pay a commitment fee of up to 0.50% per annum of unused commitments under the Revolving Credit Facility, subject to reduction to 0.375% per annum based on KORE Wireless’s first lien net leverage ratio. KORE Wireless is also required to pay letter of credit fees on a per annum basis equal to (x) the maximum amount available to be drawn under each letter of credit, multiplied by (y) the applicable margin for LIBOR loans under the Revolving Credit Facility. KORE Wireless is required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.
Voluntary Prepayments
KORE Wireless is permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility or the Initial Term Loans, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently re-borrow
amounts prepaid, in each case, without premium or penalty.
KORE Wireless is permitted to reduce commitments under the Revolving Credit Facility at any time, in whole or in part, subject to minimum amounts.
Mandatory Prepayments
The KORE Credit Agreement requires KORE Wireless to prepay, subject to certain exceptions, the Initial Term Loan with a portion of KORE Wireless’s excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on KORE Wireless’s total net leverage ratio, with 100% of the net cash proceeds of certain asset sales and dispositions, and with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions and thresholds.
Guarantees
Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by current and future direct and indirect domestic subsidiaries of KORE Wireless and certain other future direct and indirect subsidiaries of Kore Wireless (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, immaterial subsidiaries and certain other excluded subsidiaries).
Security
The obligations of KORE Wireless, and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of Kore Wireless and each of its subsidiaries organized in the U.S., as well as 65% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the KORE Credit Agreement and (ii) substantially all of the KORE Wireless’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.
Certain Covenants
The KORE Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and thresholds, KORE Wireless’s ability to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire its capital stock;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change its lines of business;

•	make payments of certain debt that is subordinated with respect to right of payment, junior lien debt and unsecured debt;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment, junior lien debt, or unsecured debt; and

•	change its fiscal year.
In addition, the terms of the KORE Credit Agreement include a financial maintenance covenant applicable to the Credit Facilities which requires that, at the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2019), KORE Wireless’s total net leverage ratio cannot exceed 8.50 to 1.00, with step-downs to 8.125 to 1.00, 7.75 to 1.00, 7.50 to 1.00, 7.25 to 1.00 and 7.00 to 1.00, on the fiscal quarters ending September 30, 2021, March 31, 2022, March 31, 2023, September 30, 2023 and March 31, 2024 and thereafter, respectively.
Events of Default
The KORE Credit Agreement contains certain customary events of default (subject to customary grace periods and other exceptions), including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.
5.50% Exchangeable Senior Notes due 2028
On July 27, 2021, KORE Wireless entered into a backstop financing agreement (the “Backstop Agreement”) with an affiliate of Fortress Credit Corp. (“Fortress”) pursuant to which Fortress made additional financing available to help satisfy any shortfall in the minimum cash condition arising as a result of redemptions by the public shareholders of Cerberus Telecom Acquisition Corp. (“CTAC”) at the closing of the proposed business combination of CTAC and KORE.
The Backstop Agreement provides the Company with the ability to borrow up to $120 million from Fortress in the form of senior unsecured exchangeable notes due 2028 (the “Exchangeable Notes”). On September 30, 2021, KORE Wireless issued $95.1 million aggregate principal amount of Exchangeable Notes pursuant to an indenture (the “Indenture”), dated September 30, 2021, by and among KORE Group Holdings, Inc., KORE Wireless and Wilmington Trust, National Association, as trustee. The Exchangeable Notes were issued at par, bearing interest at the rate of 5.50% per annum which is paid quarterly, and a maturity of seven years. The Backstop Notes are guaranteed by the Company and are exchangeable into common stock of the Company at $12.50 per share (the “Base Exchange Rate”) at any time at the option of Fortress. The Base Exchange Rate may be adjusted for certain dilutive events or change in control events as defined by the Indenture Agreement (the “Adjusted Exchange Rate”). Additionally, if after September 30, 2023, the Company’s shares of common stock are trading at a defined premium to the Base Exchange Rate or applicable Adjusted Exchange Rate, the Company may redeem the Exchangeable Notes for cash, force an exchange into shares of its common stock at an amount per share based on a time-value make whole table, or settle with a combination of cash and an exchange.

On October 28, 2021, the Company and KORE Wireless entered into an exchangeable notes purchase agreement (the “Purchase Agreement”) by and among the Company, KORE Wireless and Fortress pursuant to which KORE Wireless agreed to issue the remaining $24.9 million aggregate principal amount of Exchangeable Notes available pursuant to the Backstop Agreement.
On November 15, 2021, the Company entered into a certain Amended and Restated Indenture, by and among the Company, KORE Wireless and Wilmington Trust, National Association, as trustee, governing the Exchangeable Notes (the “A&R Indenture”). The A&R Indenture was entered into to cure a defect in the make-whole table.
Concurrently with the entry into the A&R Indenture, the Company and KORE Wireless entered into amendments to the Backstop Agreement, dated September 30, 2021, by and among KORE Wireless and certain affiliates of Fortress and the Purchase Agreement (together, the “Amendments”). The Amendments were entered into in order to amend the registration rights of Fortress with respect to the Notes and underlying common stock of the Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which, as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest
selling shares of our common stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions or transfers to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through agents;

•	through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share;

•
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and

•	a combination of any such methods of sale or any other method permitted pursuant to applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The Selling Securityholders may solicit offers to purchase shares of our common stock directly from, and they may sell such shares of our common stock directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.
It is possible that one or more underwriters may make a market in our shares of our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock.
Our common stock and warrants are listed on NYSE under the symbols “KORE” and “KORE.WS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock.
A Selling Securityholder that is an entity may elect to make an in-kind
distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS
Kirkland & Ellis LLP, New York, New York has passed upon the validity of the securities of KORE Group Holdings, Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS
The consolidated financial statements and schedule of KORE Group Holdings, Inc. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form
S-1,
including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.korewireless.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
KORE Group Holdings, Inc.
Alpharetta, Georgia
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of KORE Group Holdings, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, temporary equity and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021
,
in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2019.
Atlanta, Georgia
March 29, 2022

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands USD, except share and per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$85,976	$10,321
Accounts receivable, net of allowances for credits and doubtful accounts of $1,800 and $2,804, at December 31, 2021, and 2020, respectively	51,304	40,661
Inventories, net	15,470	5,842
Income taxes receivable	954	—
Prepaid expenses and other receivables	7,448	5,429

Total current assets	161,152	62,253
Non-current assets
Restricted cash	367	372
Property and equipment, net	12,240	13,709
Intangibles assets, net	203,474	240,203
Goodwill	381,962	382,749
Deferred tax assets	—	122
Other long-term assets	407	611

Total assets	$759,602	$700,019

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Accounts payable	$16,004	$22,978
Accrued liabilities	21,311	17,209
Income taxes payable	467	244
Current portion of capital lease obligations	191	856
Deferred revenue	6,889	7,772
Current portion of long-term debt and other borrowings, net	3,326	3,161

Total current liabilities	48,188	52,220
Non-current liabilities
Deferred tax liabilities	36,722	42,840
Due to related parties	—	1,615
Warrant liability	286	15,944
Capital lease obligations	264	508
Long-term debt and other borrowings, net	399,115	298,404
Other long-term liabilities	2,884	4,377

Total liabilities	$487,459	$415,908

Commitments and contingencies (note 11)

See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets - Continued
(In thousands USD, except share and per share amounts)

	December 31,	December 31,
	2021	2020

Temporary equity
Series A Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 7,765,229 shares authorized, and 7,756,158 shares issued and outstanding at December 31, 2020	$—	$77,562
Series A-1 Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 10,480,538 shares authorized, 7,862,107 shares issued and outstanding at December 31, 2020	—	78,621
Series B Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 9,090,975 shares authorized, 9,090,975 shares issued and outstanding at December 31, 2020	—	90,910
Series C Convertible Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 6,872,894 shares authorized, 2,566,186 shares issued and outstanding at December 31, 2020	—	16,802

Total temporary equity	$—	$263,895

Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 72,027,743 shares issued and outstanding at December 31, 2021; 55,659,643 shares authorized, 30,281,520 shares issued and outstanding at December 31, 2020	$7	$3
Additional paid-in capital	413,646	135,616
Accumulated other comprehensive loss	(3,331)	(1,677)
Accumulated deficit	(138,179)	(113,726)

Total stockholders’ equity	272,143	20,216

Total liabilities, temporary equity and stockholders’ equity	$759,602	$700,019

See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands USD, except share and per share amounts)

For the years ended	December 31,	December 31,	December 31,
	2021	2020	2019
Revenue
Services	$187,962	$172,845	$159,425
Products	60,255	40,915	9,727

Total revenue	248,217	213,760	169,152
Cost of revenue
Cost of services	69,867	64,520	57,621
Cost of products	52,357	33,410	6,044

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	122,224	97,930	63,665

Operating expenses
Selling, general and administrative	91,733	72,883	65,298
Depreciation and amortization	50,414	52,488	48,131
Intangible asset impairment loss	—	—	3,892

Total operating expenses	142,147	125,371	117,321

Operating loss	(16,154)	(9,541)	(11,834)
Interest expense, including amortization of deferred financing costs, net	23,260	23,493	24,785
Change in fair value of warrant liability	(5,267)	7,485	(235)

Loss before income taxes	(34,147)	(40,519)	(36,384)
Income tax expense (benefit)
Current	177	1,051	(1,450)
Deferred	(9,871)	(6,369)	(11,491)

Total income tax benefit	(9,694)	(5,318)	(12,941)

Net loss attributable to the Company	$(24,453)	$(35,201)	$(23,443)

Loss per share:
Basic	$(1.03)	$(1.96)	$(1.45)
Diluted	$(1.03)	$(1.96)	$(1.45)
Weighted average shares outstanding (in Number):
Basic	41,933,050	31,650,173	31,169,435
Diluted	41,933,050	31,650,173	31,169,435
See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In thousands USD)

For the years ended	December 31, 2021	December 31, 2020	December 31, 2019

Net loss	$(24,453)	$(35,201)	$(23,443)
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,654)	2,116	517

Comprehensive loss	$(26,107)	$(33,085)	$(22,926)

See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Temporary Equity and Stockholders’ Equity
(In thousands, USD, except share amounts)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Temporary Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2018 (as previously reported)	42,750	$60,270	60,013	$61,444	57,000	$76,832	16,802	$16,802	$215,348	213,756	$2	$174,601	$(4,310)	$(55,082)	$115,211

Conversion of Stock	5,984,277	—	6,084,419	—	7,626,175	—	2,549,384	—	—	29,530,231	1	(1)	—	—	—

Balance at December 31, 2018, effect of reverse recapitalization	6,027,027	$60,270	6,144,432	$61,444	7,683,175	$76,832	2,566,186	$16,802	$215,348	29,743,987	$3	$174,600	$(4,310)	$(55,082)	$115,211

Issuance of stock	—	—	—	—	—	—	—	—	—	573,016	—	7,000	—	—	7,000
Repurchase and cancellation of stock	—	—	—	—	—	—	—	—	—	(7,653)	—	(80)	—	—	(80)
Accrued dividends payable	808,976	8,090	805,092	8,051	550,599	5,506	—	—	21,647	—	—	(21,647)	—	—	(21,647)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	517	—	517
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,682	—	—	1,682
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,443)	(23,443)

Balance at December 31, 2019	6,836,003	$68,360	6,949,524	$69,495	8,233,774	$82,338	2,566,186	$16,802	$236,995	30,309,350	$3	$161,555	$(3,793)	$(78,525)	$79,240

Repurchase and cancellation of stock	—	—	—	—	—	—	—	—	—	(27,830)	—	(200)	—	—	(200)
Accrued dividends payable	920,155	9,202	912,583	9,126	857,201	8,572	—	—	26,900	—	—	(26,900)	—	—	(26,900)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	2,116	—	2,116
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,161	—	—	1,161
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(35,201)	(35,201)

Balance at December 31, 2020	7,756,158	$77,562	7,862,107	$78,621	9,090,975	$90,910	2,566,186	$16,802	$263,895	30,281,520	$3	$135,616	$(1,677)	$(113,726)	$20,216

Derecognition of shares	—	—	—	—	—	—	(45,818)	(300)	(300)	—	—	—	—	—	—
Accrued dividends payable	765,609	7,656	824,076	8,241	692,543	6,925	—	—	22,822	—	—	(22,822)	—	—	(22,822)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(1,654)	—	(1,654)
Share-based compensation	—	—	—	—	—	—	—	—	—	200,426	—	(1,856)	—	—	(1,856)
Distributions to and conversions of preferred stock	(8,521,767)	(85,218)	(8,686,183)	(86,862)	(9,783,518)	(97,835)	(2,520,368)	(16,502)	(286,417)	7,120,368	1	56,502	—	—	56,503
CTAC shares recapitalized, net of equity issuance costs of $15,943	—	—	—	—	—	—	—	—	—	10,373,491	1	6,428	—	—	6,460
Conversion of KORE warrants	—	—	—	—	—	—	—	—	—	1,365,612	—	10,663	—	—	10,663
Private offering and merger financing, net of equity issuance costs of $8,123	—	—	—	—	—	—	—	—	—	22,686,326	2	216,875	—	—	217,126
Equity portion of convertible debt, net of deferred financing costs of $ 384 , net of sponsor shares of $683 , net of deferred tax liability of $3,999	—	—	—	—	—	—	—	—	—	—	—	12,240	—	—	11,960
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(24,453)	(24,453)

Balance at December 31, 2021	—	$—	—	$—	—	$—	—	$—	$—	72,027,743	$7	$413,646	$(3,331)	$(138,179)	$272,143

See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands USD)

For the years ended	December 31, 2021	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(24,453)	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	50,414	52,488	48,131
Intangible asset impairment loss	—	—	3,892
Amortization of deferred financing costs	2,097	2,313	2,063
Amortization of discount on Backstop Notes	424	—	—
Deferred income taxes	(9,871)	(6,178)	(11,419)
Non-cash foreign currency loss	344	233	1,440
Share-based compensation	4,564	1,161	1,682
Provision for doubtful accounts	322	640	905
Change in fair value of warrant liability	(5,267)	7,485	(235)
Settlement gain on carrier commitment liability	—	—	(2,269)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(11,884)	(6,072)	860

Inventories	(9,875)	(3,027)	(566)

Prepaid expenses and other receivables	(1,700)	(2,020)	169

Accounts payable and accrued liabilities	(8,371)	13,100	(2,458)

Deferred revenue	(805)	1,583	(44)

Income taxes payable	(697)	(34)	(1,158)

Change in minimum carrier commitment liability	—	—	(3,297)

Cash (used in) provided by operating activities	$(14,758)	$26,471	$14,253

Cash flows used in investing activities
Additions to intangible assets	(9,247)	(10,135)	(10,491)

Additions to property and equipment	(4,172)	(1,834)	(2,391)
Acquisition of Integron LLC, net of cash acquired	—	366	(37,488)

Net cash used in investing activities	$(13,419)	$(11,603)	$(50,370)

Cash flows from financing activities
Proceeds from revolving credit facility	25,000	—	8,135

Repayment on revolving credit facility	(25,000)	(8,300)	—

Repayment of term loan	(3,161)	(3,526)	(2,888)

Repayment of other borrowings - notes payable	(173)	—	—
Proceeds from term loan	—	—	35,000

Proceeds from convertible debt	104,167	—	—

Proceeds from equity portion of convertible debt, net of issuance costs	15,697	—	—

Payment of deferred financing costs	(1,579)	—	(2,089)

Repayment of related party note	(1,538)	—	—

Repurchase of common stock	—	(200)	(80)

Proceeds from CTAC and PIPE financing, net of issuance costs	223,688	—	—

Settlements of preferred shares	(229,915)	—	—

Payment of capital lease obligations	(828)	(692)	(1,080)

Payment of stock option share employee withholding taxes	(2,305)	—	—

Cash provided by/(used in) financing activities	$104,053	$(12,718)	$36,998

Effect of Exchange Rate Change on Cash and Cash Equivalents	(226)	(149)	(162)
Change in Cash and Cash Equivalents and Restricted Cash	75,650	2,001	719
Cash and Cash Equivalents and Restricted Cash, beginning of period	10,693	8,692	7,973

Cash and Cash Equivalents and Restricted Cash, end of period	$86,343	$10,693	$8,692

See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows - Continued
(In thousands USD)

For the years ended	2021	2020	2019

Non-cash investing and financing activities:
Equity issued for acquisition of Integron LLC	$—	$—	$7,000
Equity financing fees accrued	3,602	—	—
Capital leases	—	622	1,120
Common shares issued to preferred shareholders	56,502	—	—
Equity financing fees settled in common shares	1,863	—	—
Common shares issued to warrant holders	10,663	—	—
Common shares issued to option holders pursuant to the Cancellation Agreements	1,072	—	—
Sponsor shares distributed to lender under Backstop Agreement	683	—	—
Supplemental cash flow information:
Interest paid	$19,874	$21,544	$23,977
Taxes paid (net of refunds)	957	379	417
See accompanying notes to consolidated financial statements.

KORE Group Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In thousands USD, except share and per share amounts)
NOTE 1 - NATURE OF OPERATIONS
Business Combination
On March 12, 2021
, Maple Holdings Inc. (“Maple” or “pre-combination KORE”) entered into a definitive merger agreement (the “Business Combination”) with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). On September 29
, 2021
, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the Securities Exchange Commission (the “SEC”) on August 13
, 2021
, including, among other things, the adoption of the Business Combination and approval of the other transactions contemplated by the merger agreement.
On September 30
, 2021
(the “Closing Date”), as contemplated by the merger agreement, (i) CTAC merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and King Pubco, Inc. (“Pubco”) as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”) to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into Maple (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, Maple merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the merger agreement, the “Transactions” and the closing of the Transactions, the Business Combination), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.” (the “Company”) The combined Company remained listed on the NYSE under the new ticker symbol “KORE”.
The Business Combination was accounted for as a reverse recapitalization whereby pre-combination
KORE was determined to be the accounting acquirer and CTAC was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of pre-combination
KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization whereby pre-combination
KORE was determined
to be the accounting acquirer.
The consolidated balance sheets, statements of operations and statements of temporary equity and stockholders’ equity and these notes to the consolidated financial statements reflect the reverse recapitalization as discussed above. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the merger agreement. The number of shares of preferred stock was also retroactively restated based on the exchange ratio.
Organization
The Company provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine (“M2M”) market. The Company’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables the Company to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.
The Company has operating subsidiaries located in Australia, Belgium, Brazil, Canada, Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States. The Company’s consolidated financial statements (the “consolidated financial statements”) reflect its financial statements and those of its wholly owned subsidiaries.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company’s consolidated financial statements are expressed in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Intercompany balances and transactions were eliminated upon consolidation. The preparation of consolidated financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts and disclosures.

The Business Combination is accounted for as a
reve
rse recapitalization as pre-combination KORE was determined to be the accounting acquirer under FASB’s ASC Topic 805, Business Combination (“ASC 805”).
Pre-combination
KORE was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	the equity holders of pre-combination KORE hold the majority (54%) of voting rights in the Company;

•	the senior management of pre-combination KORE became the senior management of the Company;

•	in comparison with CTAC, pre-combination KORE has significantly more revenues and total assets and a larger net loss; and

•	the operations of pre-combination KORE comprise the ongoing operations of the Company, and the Company assumed pre-Combination KORE’s headquarters.
Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of pre-combination KORE with the acquisition being treated as the equivalent of pre-combination KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Pre-combination KORE was deemed to be the predecessor and the consolidated assets and liabilities and results of operations prior to September 30, 2021 are those of pre-combination
KORE. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the merger agreement. The number of shares of preferred stock was also retroactively restated based on the exchange ratio.
Foreign Currency
The functional currency of the Company’s foreign subsidiaries is generally the local currency. Any transactions recorded in the Company’s foreign subsidiaries denominated in a currency other than the local currency are remeasured using current exchange rates each reporting period with the resulting unrealized gains or losses being included in selling, general and administrative expenses on the consolidated statements of operations. Such unrealized gains and losses primarily relate to intercompany balances and amounted to unrealized losses of $0.3 million, $0.2 million and $1.4 million in 2021, 2020 and 2019, respectively.
For consolidation purposes, all assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity and reported in the consolidated statements of comprehensive loss.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to the individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
COVID-19
Impact
During the period ended December 31, 2021, an outbreak of the novel coronavirus (“COVID-19”) has continued to spread across the globe and continued to result in significant economic disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of any future outbreaks; however as of this filing, COVID-19 has not had a negative impact on the Company’s financial condition or results of operations.
Use of Estimates
The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition such as determining the nature and timing of the satisfaction of performance obligations, revenue reserves, allowances for accounts receivable, inventory obsolescence, the recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value, assessment of indicators of goodwill impairment, determination of useful lives of the

Company’s intangible assets and equipment, the
assessment
of expected cash
flows
used in evaluating long-lived assets for impairment, the calculation of capitalized software costs, accounting for uncertainties in income tax positions, and the value of securities underlying stock-based compensation. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from these estimates.
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. The adoption of ASC 606 did not have a material effect on the Company’s financial statements.
The guidance provides that an entity should apply the following steps: (1)
 identify the contract with a customer; (2)
 identify the performance obligations in the contract; (3)
 determine the transaction price; (4)
 allocate the transaction price to the performance obligations in the contract; and (5)
 recognize revenue when, or as, the entity satisfies a performance obligation. Payments are generally due and received within
30-60
days from the point of billing customers.
The Company derives revenues primarily from IoT Connectivity and IoT Solutions. Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from IoT Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month
arrangements). Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain IoT Connectivity customers also have the option to purchase products and/or equipment (e.g. subscriber identification module or “SIM” cards, routers, phones, or tablets) from the Company on an as needed basis. Product sales to IoT Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.
IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. Management evaluates each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, consideration is allocated to each performance obligation based on standalone selling prices. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested the Company to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, management has concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when the Company receives the hardware from a third-party vendor and has deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, management recognizes revenue on bill-and-hold hardware when the hardware is received by the Company and deemed functional. As part of the bill-and-hold arrangements, the Company performs a service related to the storage of the hardware. The Company has determined that any storage fee related to bill-and-hold inventory is immaterial to the consolidated financial statements taken as a whole.
Deployment services consist of the Company preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e. when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the IoT Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).
There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction to revenue based on anticipated sales returns that occur in the normal course of business and are immaterial for the years ended December 31, 2021, 2020, and 2019, respectively. The Company primarily has assurance-type warranties that do not result in separate performance obligations.
The Company did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods.
The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any of the years presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any of the years presented.
Overage usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved in the month billed and are not initially recognized as revenue. These amounts are netted against accounts receivable and reversed when credited to the customer account generally no longer than one to two months after initial billing.
The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•
Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•
Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days from the date of purchase or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.
Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.
Concentrations of Credit Risk and
Off-Balance-Sheet
Risk
Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with
off-balance-sheet
risk of loss.
Accounts Receivable, Net of Allowance for Doubtful Accounts
The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews all accounts receivable balances that exceed terms from the invoice date individually, and based on an assessment of current creditworthiness, past payment history, and historical loss experience, and provides an allowance for the portion, if any, of the balance not expected to be collected. All accounts or portions thereof considered uncollectible or require excessive collection costs are written off to the allowance for doubtful accounts and recorded under selling, general and administrative expense in the consolidated statements of operations. The Company incurred bad debt expense of $0.3 million, $0.6 million and $0.9 million for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021 and 2020, the Company reduced accounts receivable for a valuation allowance for bad debt expense of $0.5 million and $0.5 million, respectively.

Inventories
The
Company records its inventory, which primarily consists of finished goods such as SIM cards, other hardware and packaging materials, using the first-in, first-out method (“FIFO”). Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Due to the insignificant nature and cost associated with the assembly procedures, the Company classifies these items as finished goods. Inventories are stated at the lower of cost or net realizable value. The Company performs ongoing evaluations and maintains a reserve if necessary for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales.
Property and Equipment
The Company’s property and equipment primarily consist of computer hardware and software, networking equipment as well as furniture and fixtures. Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the declining-balance method at the following annual rates:

Computer hardware and software	30%
Networking equipment	20%
Furniture and fixtures	20%
Maintenance, repairs, and ordinary replacements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Expenditures for improvements that extend the physical or economic life of the property are capitalized. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life or the remaining term of the lease. The Company includes computer software in property and equipment as the software is integral to enabling the functioning of the hardware.
Leases
Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under selling, general and administrative expense in the consolidated statement of operations.
Internal Use Software
Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e. application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. Refer to “Note 7, Goodwill and Other Intangible Assets” to the consolidated financial statements, for further detail of the Company’s average useful lives for capitalized internal use computer software.
Business Combinations
The Company allocates the fair value of the consideration transferred to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the fair value of consideration transferred over the fair value of the assets acquired, and liabilities assumed is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and expensed as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include expected future cash flows based on consideration of future growth rates and margins, customer attrition rates, future changes in technology and brand awareness and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed as of the business combination date, its estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the preliminary purchase price measurement period, which may be up to one year from the business combination date, the Company records adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, the Company records adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in its operating results in the period in which the adjustments were determined.
Fair Value Measurements
The Company applies the provisions of ASC 820, Fair Value Measurements, for fair
value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The t hree
levels are defined as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows.
Cash, cash equivalents and restricted cash are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and accrued liabilities approximate fair value, due to their short-term maturities.
The carrying amounts of the Company’s outstanding borrowings are carried at amortized cost using the effective interest rate method. The Company’s outstanding borrowings are not required to be measured at fair value and subsequently remeasured at current fair values at the end of each reporting period.
The carrying values of the Company’s outstanding borrowings are disclosed at the end of each reporting period in “Note 9 – Long Term Debt and Other Borrowings, net” to the consolidated financial statements.
The Company has outstanding private warrants (“Private Warrants”) issued for the purchase of common stock, which are liability-classified. The Private Warrants are marked to fair value and evaluated as level 2 for fair value as disclosed in “Note 15 Warrants on Common Stock” to the consolidated financial statements.
Intangible
Assets
Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.
Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are amortized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	10-13 years
Technology	5-9 years
Carrier contracts	10 years
Trademarks	9 -10 years
Non-compete agreements	3 years
Internally developed computer software	3 -5 years

The
Company
capitalizes costs directly related to the design, deployment and enhancements of its internal operating support systems, including employee-related costs. As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on RACO intangible assets. As of December 31, 2021 and 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets.
Goodwill
Goodwill represents the excess fair value of consideration transferred over the fair value of the net identifiable assets acquired in a business combination. Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting unit is less than its carrying amount. Qualitative factors considered are macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, entity-specific events and share price trends. If, based on the evaluation, it is determined that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, the Company obtains a third-party valuation of the fair value of the reporting unit. Assumptions used in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. These assumptions are consistent with those the Company believes hypothetical marketplace participants would use. The Company has not recorded an impairment to goodwill for the years ended December 31, 2021, 2020 and 2019, respectively.
During the fourth quarter of 2021, the Company changed the date of its annual impairment test of goodwill from
December 3
1 to October 1. The Company believes the change in goodwill impairment date does not result in a material change in the method of applying the accounting principle. This change provides the Company additional time to complete the annual impairment test of goodwill in advance of our year end reporting. The Company will continue to perform interim impairment testing should circumstances or events require. This change does not result in a delay, acceleration, or avoidance of an impairment charge. This change was applied prospectively in 2021 because it was impracticable to apply it retrospectively due to the difficulty in making estimates and assumptions without using hindsight.
Deferred Financing Fees
Deferred financing fees consist principally of debt issuance costs which are being amortized using the effective interest method over the terms of the related debt agreements and are presented in the consolidated balance sheets as direct deductions from long-term debt. Issuance costs for credit facilities are recorded in other long-term assets in the consolidated balance sheets and are amortized over the term of the agreement using the straight-line method.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet. There were no assets classified as held for sale at any of the balance sheet dates presented.
Income Taxes
The Company provides for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognized the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment. A valuation allowance is recorded to reduce deferred tax assets to an amount, which, in the opinion of management, is more likely than not to be realized. The Company considers factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and other factors in the determination of the valuation allowance.

Earnings (Loss) Per Share
The Company calculates basic and diluted earnings/(loss) per common share.
Basic earnings/(loss) per share is calculated by dividing earnings/(loss) for the period by the weighted-average common shares outstanding for the period including outstanding warrants. Diluted earnings/(loss) per share includes the effect of dilutive instruments and uses the average share price for the period in determining the number of shares that are to be added to the weighted-average number of shares outstanding. Cumulative dividends on preferred shares are subtracted from net income/(loss) to arrive at earnings/(loss) attributable to common stockholders.
In periods of net income, the Company allocates net income to the common shares under the two-class
method for the Series C Preferred shares and unvested share-based payment awards that contain participating rights to dividends or dividend equivalents (whether paid or unpaid). Because the Series C Preferred share and share-based payment awards do not have an obligation to fund losses, they are not included in the calculation during periods of losses because their effect would be antidilutive.
Adjustment to Outstanding Shares
In the unaudited consolidated financial statements for the three and nine months ended September 30, 2021 and 2020 filed with the SEC, the Company incorrectly excluded approximately 1.4 million shares (after the effect of the recapitalization) of common stock resulting from the assumed conversion of the Kore Warrants from the weighted average number of common shares outstanding in the calculation of basic and diluted earnings per share.
As a result, basic and diluted net loss per common share and the weighted average number of common shares outstanding were misstated by an amount that the Company has determined to be immaterial. The Company has chosen to revise the previously reported amounts. The exclusion of such shares did not affect the previously reported total stockholders’ equity or net loss or any other line items within the unaudited consolidated financial statements.
The following table provides a comparison between the previously filed numbers and the numbers after the correction for the affected periods:

	Previous Filings		After Correction
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Three months Ended September 30,

Net loss attributable to common shareholders	$(8,331)	$(12,787)	$(8,331)	$(12,787)
Loss per share:
Basic	$(0.27)	$(0.42)	$(0.26)	$(0.40)
Diluted	$(0.27)	$(0.42)	$(0.26)	$(0.40)
Weighted-average shares outstanding:
Basic	30,732,921	30,281,520	32,098,715	31,647,131
Diluted	30,732,921	30,281,520	32,098,715	31,647,131

	Previous Filings		After Correction
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Nine months Ended September 30,

Net loss attributable to common shareholders	$(31,222)	$(39,966)	$(31,222)	$(39,966)
Net loss per share
Basic	$(1.03)	$(1.32)	$(0.98)	$(1.26)
Diluted	$(1.03)	$(1.32)	$(0.98)	$(1.26)
Weighted-average shares outstanding:
Basic	30,433,641	30,285,684	31,799,313	31,651,295
Diluted	30,433,641	30,285,684	31,799,313	31,651,295

Reclassifications in the financial
statements
Certain reclassifications have been made to the 2020 and 2019 consolidated financial statements to conform the 2021 presentation. These reclassifications did not have a significant impact to the consolidated financial statements presented.
Advertising
The Company expenses advertising costs as incurred. The Company does not incur significant advertising costs. Adverting expense was $0.1 million for each of the years ended December 31, 2021, 2020 and 2019.
Stock-Based Compensation
The Company has several stock-based compensation plans, which are more fully described in Note 14, Stock-Based Compensation, to the consolidated financial statements. Stock-based compensation to employees, is generally measured on the grant date based on the grant-date fair value of the awards. These costs are recognized as an expense following straight-line attribution method over the requisite service period. The Company accounts for forfeitures as they occur. The Company used the Black-Scholes option pricing model to measure the fair value of its stock options under the 2014 Equity Incentive Plan.
Compensation expense for stock options granted to nonemployees is calculated using the Black-Scholes option pricing model and is recognized in expense over the service period. The Black-Scholes option pricing model requires the use of complex assumptions, which determine the fair value of stock-based awards. Prior to the business combination, these assumptions included:

•
Risk -free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock-based awards;

•
Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified calculation of expected term, which reflects the weighted-average of time-to-vesting;

•	Expected dividend. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock; and

•
Expected volatility. The expected volatility is derived from an average of the historical volatilities of the common stock of the Company and several other entities with characteristics similar to those of the Company, such as the size and operational and economic similarities to the Company’s principal business operations.

If any of the assumptions used in the Black-Scholes model changed, stock-based compensation for future options may differ materially compared to that associated with previous grants.
Defined Contribution Plans
The Company sponsors defined contribution plans (the “Plans”) that cover our domestic and international employees following the completion of an eligibility period. Under the Plans, participating employees may defer a portion of their pretax earnings up to the limits provided by local statutory requirements. The Company makes matching contributions, subject to limits of the base compensation that a participant contributes to the Plan. The Company’s matching contributions vest over up to a maximum of four years from the participant’s date of hire. The Company records its portion of matching contributions as an expense within selling, general and administrative. The Company contributed in aggregate $0.4 million, $0.5 million, and $0.5 million, for the fiscal years 2021, 2020 and 2019, respectively.
Comprehensive Income (Loss) and Accumulated Other Comprehensive Loss
The Company has included the consolidated statements of operations and comprehensive loss in the accompanying consolidated financial statements, which include the effects of the translation of currency for foreign operations. No amounts have been reclassified out of Accumulated Other Comprehensive Loss for the years ended December 31, 2021, 2020 and 2019.
Emerging G
rowth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an “Emerging Growth Company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to adopt new or revised standards at the same time as private companies.

Recently Adopted A
ccounting
Pronouncement
In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12,
Income Taxes: Simplifying the Accounting for Income Taxes
. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company adopted this standard as of January 1, 2021, and depending on the amendment, adoption was applied on a retrospective, modified retrospective, or prospective basis. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU 2018-15,
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
, which requires a customer in a hosting arrangement that is a service contract to apply the guidance on internal-use software to determine which implementation costs to recognize as an asset and which costs to expense. Costs to develop or obtain internal-use software that cannot be capitalized under Subtopic 350-40,
Internal-Use
Software
, such as training costs and certain data conversion costs, also cannot be capitalized for a hosting arrangement that is a service contract. The amendments require a customer in a hosting arrangement that is a service contract to determine whether an implementation activity relates to the preliminary project stage, the application development stage, or the post-implementation stage. Costs for implementation activities in the application development stage will be capitalized depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages will be expensed immediately. The ASU is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company adopted this standard as of January 1, 2021. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.
Recently Issued Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity
(Subtopic
815-40)
(“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, for fiscal years (including interim periods) beginning after December 15, 2020. The Company expects to early adopt 2020-06 on January 1, 2022 using a modified retrospective approach. Upon adoption, we currently expect to recognize a decrease in additional paid in capital of approximately $11.6 million, as well as a decrease to deferred tax liabilities of approximately $3.8 million, which will be offset by an increase to retained earnings of approximately $0.3 million as well as approximately $15.5 million increase to long-term debt. The increase to long-term debt does not
represent an increase in debt owed by the Company. It simply reflects the reversal of the equity component which was previously netted against long-term debt. Refer to “Note 9 – Long-Term Debt and Other Borrowings, net”, to the consolidated financial statements for further detail.
In February 2016, the FASB issued ASU 2016-02,
Leases
, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10,
Codification Improvements to ASC
2016-02,
Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11,
Leases: Targeted Improvements
, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03,
Codification Improvements to Financial Instruments, Leases
, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05,
Revenue from Contracts with Customers and Leases
, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842” or “the new standard”) are effective for the Company beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted.
The new standard is effective for the Company on January 1, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. We expect to adopt the new standard on January 1, 2022 and use the effective date as our date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022.

The new standard provides
a n
umber of optional practical expedients in transition. We expect to elect the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. We expect that this standard will have a material effect on our financial statements. While we continue to assess all of the effects of adoption, we currently believe the most significant effects relate to (1) the recognition of new Right of Use (“ROU”) assets and lease liabilities on our balance sheet for our real estate, computer hardware and vehicle leases and (2) providing significant new disclosures about our leasing activities. We do not expect a significant change in our leasing activities between now and adoption.
The new standard also provides practical expedients for an entity’s ongoing accounting. We currently expect to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also currently expect to elect the practical expedient to not separate lease and non-lease
components for all of our leases.
Upon adoption, we currently expect to recognize additional operating lease liabilities ranging from $9.1 to $10.1 million, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.
In June 2016, the FASB issued ASU 2016-13,
Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments
, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606,
Revenue from Contracts with Customers
. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Cod ification Improvements to Topic 326, Financial Instruments—Credit Losses
to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. ASU
2020-04
is effective from March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is still evaluating the impact of the adoption of this ASU.
In March 2020, the FASB issued ASU
2020-03,
Codification Improvements to Financial Instruments
, which clarifies specific issues raised by stakeholders. Specifically, the ASU:

•	Clarifies that all entities are required to provide the fair value option disclosures in ASC 825, Financial Instruments .

•	Clarifies that the portfolio exception in ASC 820, Fair Value Measurement , applies to nonfinancial items accounted for as derivatives under ASC 815, Derivatives and Hedging .

•
Clarifies that for purposes of measuring expected credit losses on a net investment in a lease in accordance with ASC 326,
Financial Instruments - Credit Losses
, the lease term determined in accordance with ASC 842,
Leases
, should be used as the contractual term.

•	Clarifies that when an entity regains control of financial assets sold, it should recognize an allowance for credit losses in accordance with ASC 326.

•
Aligns the disclosure requirements for debt securities in ASC 320,
Investments - Debt Securities
, with the corresponding requirements for depository and lending institutions in ASC 942,
Financial Services - Depository and Lending
.

The amendments in the ASU have various effective dates and transition requirements, some depending on whether an entity has previously adopted ASU 2016-13 about measurement of expected credit losses. The Company will adopt the guidance in ASU 2020-03 as it adopts the related ASU effected by these codification improvements.
In May 2021, the FASB issued ASU 2021-04,
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options
,
which provides guidance on modifications or exchanges of a freestanding equity-classified written call option that is not within the scope of another Topic. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument, and provides further guidance on measuring the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 also provides guidance on the recognition of the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange on the basis of the substance of the transaction, in the same manner as if cash had been paid as consideration. The amendments are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods
within those fiscal years. Early adoption is permitted. The Company is evaluating the impact of the adoption of this standard.
NOTE 3 – REVENUE RECOGNITION
Contract Balances
Deferred revenue as of December 31
, 2021
and 2020
, was $6.9 million, and $7.8 million, respectively, and primarily relates to revenue that is recognized over time for connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. All of the December 31
, 2020
, balance was recognized as revenue during the period ended December 31
, 2021
.
Disaggregated Revenue Information
The Company views the following disaggregated disclosures as useful to understand the composition of revenue recognized during the respective reporting periods:

	Year ended December 31,
(in ‘000)	2021	2020	2019
Connectivity*	$164,392	$152,996	$147,927
Hardware Sales	54,898	29,601	8,767
Hardware Sales - bill-and-hold	5,357	11,314	960
Deployment services, professional services, and other	23,570	19,849	11,498

Total	$248,217	$213,760	$169,152

*	Includes connectivity-related revenues from IoT Connectivity and IoT Solutions
Significant Customer
The Company has one customer, a large multinational medical device and health car
e company representing 21% and 16% and of the Company’s total revenue for the years ending December 31, 2021 and 2020, respectively. No individual customer had revenue greater than 10% of the Company’s total revenue for the year ended December 31, 2019.
The Company has one
customer representing 30% and 22% of the Company’s total accounts receivable as of December 31
, 2021
and 2020
, respectively. The Company believes it is not exposed to significant risk due to the financial strength of this customer and their historical trend of on-time payment.
NOTE 4 – REVERSE RECAPITALIZATION
On September 30, 2021, pre-combination KORE and CTAC consummated the merger contemplated by the merger agreement (see Note 1 – Nature of Operations).
Immediately following the Business Combination, there were 71,810,419 shares of common stock with a par value of $0.0001. Additionally, there were outstanding warrants to purchase 8,911,744 shares of common stock.
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as pre-combination KORE was determined to be the accounting acquirer. Under this method of accounting, while CTAC was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of pre-combination KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of pre-combination KORE. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated to reflect the exchange ratio established in the Business Combination (approximately one pre-combination KORE share to 139.15 of the Company’s shares).

The most significant change in the post-combination Company’s reported financial position and results was an increase in cash, net of transactions costs paid at close, of $63.2 million including: $225.0 million in gross proceeds from the private placements (the “PIPE”), $20.0 million in proceeds from CTAC after redemptions, $95.1 million in proceeds from the Backstop Notes (see Note 9)
, and payments of $229.9 million to KORE’s preferred shareholders. Additionally, on the Closing Date, the Company repaid the Senior Secured Revolving Credit Facility with UBS of $25 million. The Company also repaid the outstanding related party loans due to Interfusion B.V and T-Fone B.V. of $1.6 million.
Refer to “Note 9 – Long-Term Debt and Other Borrowings, net” and “Note 17 – Related Party Transactions”, to the consolidated financial statements.
The Company incurred $24.2 million in transaction costs relating to the Business Combination on the Closing Date, of which $24.1 million has been recorded against additional paid-in capital in the consolidated balance sheet as of December 31
, 2021
and the remaining amount of $0.1 million was recognized as selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31
, 2021
.
Upon closing of the Business Combination, the shareholders of CTAC, including CTAC founders, were issued 10,356,593 shares of common stock of the Company. In connection with the closing, holders of 22,240,970 shares of common stock of CTAC were redeemed at a price per share of $10.00. In connection with the Closing, 22,500,000 shares of the Company were issued to PIPE investors at a price per share of $10.00.
The number of shares of Class A common stock issued immediately following the consummation of the Business Combination were:

	Shares	Percentage
Pre-combination KORE shareholders	38,767,500	54.0%
Public stockholders	10,356,593	14.4%
Private offering and merger financing	22,686,326	31.6%

Total	71,810,419	100.0%

NOTE 5 – BUSINESS COMBINATION
Integron LLC
On November 22, 2019, the Company acquired 100% of the outstanding share capital of lntegron LLC, a provider of specialized managed services and device solutions with a focus in connected health and life sciences for customers in the United States and Europe. This acquisition further enhances the strategic position of the Company as the global leader in enabling powerful IoT solutions for the largest global organizations.
The acquisition was accounted for using the acquisition method of accounting, and assets and liabilities were recognized at their fair value as of the date of acquisition. The transaction was funded by amendment to the existing credit facility between the Company and UBS Bank (UBS) via a term loan in the amount of $35.0 million, and the issuance of the equivalent of 573,016 shares of the Company’s common stock with a fair value of $7.0 million.
Refer to “Note 9 – Long-Term Debt and Other Borrowings, net”, to the consolidated financial statements.
Transaction costs for legal, consulting, accounting, and other related costs incurred in connection with the acquisition of lntegron LLC were $0.7 million for the year ended December 31, 2019.
The following table summarizes the purchase price allocation including the consideration paid for lntegron LLC, the recognized amounts of assets acquired, and liabilities assumed on November 22, 2019:

(in ‘000)	Amount
Cash paid to sellers	$37,500
Common stock issued to sellers	7,000

Total consideration	$44,500
Cash	12
Accounts receivable	7,776
Inventories	489
Prepaid expenses and other receivables	341
Property and equipment	458
Identifiable intangible assets	32,000
Deferred tax liabilities	(1,285)
Accounts payable and accrued liabilities	(1,818)

Net identifiable assets acquired	37,973

Goodwill (excess of consideration transferred over net identifiable assets acquired)	$6,527

The consolidated statements of operations and comprehensive loss reflect the operations of the combined entity, beginning on the acquisition date, November 22, 2019. Goodwill arises largely from the growth potential that exists and efficiencies that will be realized under the Company’s new strategic objectives.
The total consideration for the acquisition was $44.5 million, including $37.5 million in cash and $7.0 million in equity. The fair value of the equity consideration represented the issuance of 573,016 common shares of the Company’s stock to Integron’s former shareholders, in the amount of approximately $12 per share. The fair value of accounts receivable, other assets, accounts payable and accrued liabilities approximates the carrying amount of those assets and liabilities, at the acquisition date.
Identifiable intangible assets acquired by the Company include customer relationships, trademark, and current technology. The customer relationships, trademark, and current technology are amortized on a straight-line basis over their estimated useful lives of 5 to 13 years. The fair values and useful lives of the identified intangible assets were primarily determined by using several significant unobservable inputs such as forecasted cash flows, discount rate, attrition rates, and royalty rates.
The goodwill attributable to the Integron Acquisition is deductible for tax purposes.
The Company recorded a measurement period adjustment resulting from a working capital shortfall settled with the sellers through escrowed consideration being returned to the Company in May 2020. The adjustment is recognized as a reduction of goodwill in the amount of $0.4 million. There were no income effects that would have been recognized in previous periods if the adjustment to provisional amounts were recognized as of the date of acquisition.

Unaudited pro forma information
Had the acquisition of Integron been completed on January 1
, 2019
, net revenue would be $207.0 million and the net loss would be approximately $15.9 million for the year ended December 31
, 2019
. This unaudited pro forma financial information presented is not necessarily indicative of what the operating results actually would have been if the acquisition had taken place on January 1
, 2019
, nor is it indicative of future operating results. The pro forma amounts include the historical operating results of the Company prior to the acquisition, with adjustments factually supportable and directly attributable to the acquisition, primarily related to transaction costs, the amortization of intangible assets, and interest expense. Acquisition-related costs of $0.7 million for the year ended December 31
, 2019
are non-recurring pro forma adjustments.
NOTE 6 – PROPERTY AND EQUIPMENT
Major classes of property and equipment consist of t
he
following:

(in ‘000)	December 31, 2021	December 31, 2020
Computer hardware	$15,747	$13,634
Computer software	9,023	8,211
Furniture and fixtures	2,242	2,284
Networking equipment	8,089	8,151
Leasehold improvements	2,793	2,803

Total property and equipment	37,894	35,083
Less: accumulated depreciation	(25,654)	(21,374)

Property and equipment (net)	$12,240	$13,709

Depreciation expense for the years ended December 31
, 2021, 2020 and 2019, was $3.7 million, $4.5 million, and $4.7 million, respectively.
NOTE 7 – GOODWILL AND OTHER INTANGIBLE ASSETS
The Company’s goodwill balance consists of the following:

(in ‘000)	Amount
December 31, 2019	$382,247
Measurement period adjustment — Integron	(366)
Currency translation	868

December 31, 2020	$382,749

Currency translation	(787)

December 31, 2021	$381,962

The Company’s other intangible assets consist of the following:

(in ‘000)	Carrying Gross Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$306,732	$(168,679)	$138,053
Technology	45,983	(37,529)	8,454
Carrier contracts	65,700	(40,488)	25,212
Trademarks	15,733	(9,221)	6,512
Internally developed computer software	59,906	(34,663)	25,243

Total as of December 31, 2021	$494,054	$(290,580)	$203,474

(in ‘000)	Carrying Gross Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$307,356	$(143,230)	$164,126
Technology	46,229	(33,394)	12,835
Carrier contracts	65,700	(33,918)	31,782
Trademarks	15,828	(7,608)	8,220
Internally developed computer software	45,148	(21,908)	23,240

Total as of December 31, 2020	$480,261	$(240,058)	$240,203

Amortization

expense for the years ended December 31
, 2021
, 2020
and 2019
was $46.7 million, $48.0 million and $43.4
 million, respectively.
The following table shows the weighted average remaining useful lives per intangible asset category as of December 31, 2021.

Years
Customer relationships	5.8
Technology	3.1
Carrier contracts	4.0
Trademarks	5.1
Internally developed computer software	4.0
The following table shows the estimated amortization expense for the next five years and thereafter as of December 31, 2021.

Amount
2022	$46,788
2023	43,223
2024	39,132
2025	36,359
2026	22,350
Thereafter	15,622

Total	$203,474

Impairment of Internally Developed Computer Software
During the year ended December 31, 2019, the Company recorded a $3.9 million impairment charge for internally developed and acquired computer software associated with the RACO Wireless, LLC acquisition in December 2014. The impairment was a direct result of technological advancements resulting in 2G and 3G networks being sunset and is recorded under intangible asset impairment loss in the consolidated statement of operations.

NOTE 8 –ACCRUED LIABILITES
Accrued Liabilities
The Company’s accrued liabilities consist of the following:

(in ‘000)	December 31, 2021	December 31, 2020
Accrued payroll and related	$13,103	$10,657
Accrued cost of revenue	1,641	2,142
Accrued other expenses	5,198	3,845
Sales and other taxes payable	1,369	565

Total accrued liabilities	$21,311	$17,209

NOTE 9 –LONG-TERM DEBT AND OTHER BORROWINGS,
NET
The fair values of the Company’s outstanding borrowings approximate the carrying values. The following is a summary of long-term debt:

(in ‘000)	December 31, 2021	December 31, 2020
Term Loan – UBS	$305,807	$308,959
Term Loan – BNP Paribas	—	9
Notes under the Backstop Agreement	120,000	—
Other Borrowings	173	—

Total	425,980	308,968
Less — current portion	3,326	3,161
Less — equity component, net of accumulated amortization	15,517	—
Less—debt issuance cost, net of accumulated amortization of $6.1 million and $3.7 million, respectively	8,022	7,403

Total notes and debentures	399,115	298,404
Other Borrowings—Notes payable	—	—

Total Long-term debt and other borrowings	$399,115	$298,404

The following is the summary of future principal repayments on long-term debt:

(in ‘000)	Amount
2022	$3,326
2023	3,153
2024	299,501
2025	—
2026	—
Thereafter	120,000

Total	$425,980

Senior Secured Term Loan—UBS
On December 21, 2018, the Company entered into a credit agreement with UBS that consisted of a term loan of $280.0 million as well as a senior secured revolving credit facility with UBS (the “Senior Secured UBS Term Loan”, and together with the senior secured revolving credit facility, the “Credit Facilities”). The Senior Secured UBS Term Loan required quarterly principal and interest payments of LIBOR plus 5.5%. All remaining principal and interest payments are due on December 21, 2024.
On November 12, 2019, the Company amended the Senior Secured UBS Term Loan in order to raise an additional $35.0 million. Under the amended agreement, the maturity date of the term loan and interest rate remained unchanged.

However, the quarterly principal repayment changed to $0.8
 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity.
As a result of this debt modification, the Company incurred $1.5 million in debt issuance costs, which was capitalized and is being amortized over the remaining term of the loan along with the unamortized debt issuance costs of the original debt. For the year ended December 31, 2021, the Company recognized interest expense related to the contractual interest expense of $17.7 million and interest expense related to the amortization of the debt issuance costs of $2.0 million.
The term loan agreement limits cash dividends and other distributions from the Company’s subsidiaries to Kore Group Holdings Inc. and also restricts the Company’s ability to pay cash dividends to its shareholders. At December 31, 2021 and 2020, restricted net assets of the consolidated subsidiaries were $261.0 and $300.0 million.
The term loan agreement contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio and a minimum total leverage ratio. The Company was in compliance with these covenants for the years ended December 31, 2021, 2020 and 2019. The credit agreement is substantially secured by all the Company’s assets.
The Company’s principal outstanding balances on the Senior Secured UBS Term Loan were $305.8 million and $309.0 million as of December 31, 2021 and 2020, respectively.
Senior Secured Revolving Credit Facility – UBS
On December 21, 2018, the Company entered into a $30.0 million senior secured revolving credit facility with UBS (the “Senior Secured Revolving Credit Facility”, and together with the Senior Secured UBS Term Loan, the “Credit Facilities”).
Borrowings under the Senior Secured Revolving Credit Facility bear interest at a floating rate which can be, at the Company’s option, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.5%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings are each subject to a reduction to 5.25% and 4.25%, respectively, if the Company maintains a total leverage ratio of less than or equal to 5.00:1.00. The LIBOR rate applicable to the Senior Secured Revolving Credit Facility is subject to a “floor” of 0.0%. Additionally, the Company is required to pay a commitment fee of up to 0.50% per annum of the unused balance.

The obligations

of the Company and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of KORE Wireless Group, Inc. and each of its subsidiaries organized in the U.S., as well as 65
% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the Credit Facilities and (ii) substantially all of the KORE Wireless Group, Inc.’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.
As of December 31, 2021 and 2020, no outstanding amounts were drawn on the Senior Secured Revolving Credit Facility.
Term Loan—BNP Paribas
The loan matured in January 2021 and bore interest at 2.15% per annum with fixed payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.
Bank Overdraft Facility – BNP Paribas Fortis N.V.
On October 8, 2018, a Belgium subsidiary of the Company entered into a €250,000 bank overdraft facility with BNP Paribas Fortis, (the “Bank Overdraft Facility”). Borrowings under the Bank Overdraft Facility have an indefinite term. Borrowings under the Bank Overdraft Facility bear interest at a floating rate which is a base rate plus an applicable margin of up to 2.0%. The base fee amounts to 9.40% as of December 31, 2021 and is variable. Any overages are charged against a percentage of 6% on a yearly basis. There is no commitment fee payable for the unused balance of the Bank Overdraft Facility.
As of December 30, 2021, and December 31, 2020, the Company had €0 drawn on the Bank Overdraft Facility.

Backstop Agreement
On September 30
, 2021
, KORE Wireless Group Inc. issued to affiliates of Fortress Credit Corp. (“Fortress”) $95.1 million aggregate principal amount of senior unsecured exchangeable notes due September 30
, 2028
(“Backstop Notes”) pursuant to an indenture (the “Indenture”), dated September 30
, 2021
, by and among KORE Group Holdings, Inc., KORE Wireless Group Inc. and Wilmington Trust, National Association, as trustee. The Backstop Notes were issued at par, bearing interest at the rate of 5.50% per annum, and a maturity of seven years. The Backstop Notes are guaranteed by the Company and are exchangeable into common stock of the Company at $12.50 per share (“the Base Exchange Rate”) at any time at the option of Fortress. The Company may redeem the Notes for cash, force an exchange into shares of its common stock at $16.25 per share or settle with a combination of cash and an exchange. At the Base Exchange Rate, the Backstop Notes are exchangeable into 7.6 million shares of common stock. The Company paid a one
-time commitment fee of $1.5 million in exchange for the issuance of the Backstop Notes. The Base Exchange Rate may be adjusted for certain dilutive events or change in control events as defined by the Indenture (the “Adjusted Exchange Rate”). Additionally, if after the 2
-year anniversary of the issuance of the Backstop Notes the Company’s shares are trading at a defined premium to the Base Exchange Rate or applicable Adjusted Exchange Rate, the Company may redeem the Backstop Notes for cash, force an exchange into shares of its common stock at an amount per share based on a time-value make whole table, or settle with a combination of cash and an exchange (the “Company Option”). Since the Company may use the Company Option to potentially settle all or part of the Backstop Notes for the cash equivalent of the fair value of the common stock for which the notes may be exchanged, a portion of the proceeds of the Backstop Notes have been allocated to equity, based on the estimated fair value of Backstop Notes had they not contained the exchange features. The unamortized discount and issuance costs will be amortized through September 30
, 2028
. The effective interest rate of the liability component is 8.4%.
On October 28
, 2021
, KORE Wireless Group Inc. issued an additional $24.9 million aggregate principal amount of senior unsecured exchangeable notes due September 30, 2028

(“Additional Backstop Notes” and together with the Backstop Notes, the “Notes under the Backstop Agreement”), pursuant to the Indenture. The Additional Backstop Notes have identical terms to the Backstop Notes. The Additional Backstop Notes were purchased at par, plus accrued interest, with interest accruing on the Additional Backstop Notes as of September 30, 2021
. The Additional Backstop Notes are guaranteed by the Company and may be exchangeable into common stock of the Company at

$12.50
per share. The Company may redeem the Notes for cash, force an exchange into shares of its common stock at $16.25 per share or settle with a combination of cash and an exchange. At the Base Exchange Rate, the Additional Backstop Notes are exchangeable into 1.9 million shares of common stock. The Sponsor contributed 100,000 shares of common stock of the Company to LLC Merger Sub, which were transferred by LLC Merger Sub to Fortress, as a commitment fee, pursuant to the terms and upon the conditions set forth in the Commitment Letter. Since the Company may use the Company Option to potentially settle all or part of the Additional Backstop Notes for the cash equivalent of the fair value of the common stock for which the notes may be exchanged, a portion of the proceeds of the Additional Backstop Notes have been allocated to equity, based on the estimated fair value of Additional Backstop Notes had they not contained the exchange features. The unamortized discount and issuance costs will be amortized through September 30, 2028. The effective interest rate of the liability component is 8.4%.
As of December 31
, 2021
, unamortized debt issuance costs and unamortized equity component costs were $2.5 and $15.5 million, respectively. The net carrying amount of the Notes under the Backstop Agreement is $102.0 million. For the year ended December 31, 2021, the interest cost related to the contractual interest coupon was approximately $1.6 million. For the year ended December 31, 2021, the interest cost related to the amortization of debt issuance costs related to the liability component was approximately $0.5 million.
The Backstop Agreement contains a customary
six-month
lock up following the closing, which prohibits Fortress from hedging the Notes under the Backstop Agreement by short selling the Company’s common stock or hedging the notes via the Company’s warrants or options.
The Indenture contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio. The Company was in compliance with these covenants for the year ended December 31
, 2021.
As of December 31
, 2021
, the value of the 9.6 million shares underlying the Backstop Notes and the Additional Backstop Notes is less than the fair value of the Notes under the Backstop Agreement. The Company’s principal outstanding balances on the Notes under the Backstop Agreement were $120.0 million and $0.0 million as of December 31, 2021 and 2020, respectively.

NOTE 10 – INCOME TAXES
Income (loss) before provision (benefit) for income taxes from continuing operations for the years ended December 31, 2021, 2020 and 2019 consisted of the following:

	For the Years Ended December 31,
	2021	2020	2019
	(in thousands)

United State s	$(13,326)	$(25,283)	$(27,728)
Foreign	(20,821)	(15,236)	(8,656)

Total loss before income taxes	$(34,147)	$(40,519)	$(36,384)

The components of the provision (benefit)
fo
r income taxes from continuing operations consisted of the
followi
ng:

	For the Years Ended December 31,
	2021	2020	2019
Current:	(in thousands)

Federal	$—	$—	$(1,136)
State	420	546	(44)
Foreig n	(243)	505	(270)

Total current provision (benefit)	177	1,051	(1,450)

Deferred:
Federal	(6,213)	(7,120)	(8,626)
State	(784)	2,285	(2,117)
Foreign	(2,874)	(1,534)	(748)

Total deferred benefit	(9,871)	(6,369)	(11,491)

Total benefit	$(9,694)	$(5,318)	$(12,941)

The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2021, 2020 and 2019 are as follows:

	For the Years Ended December 31,
	2021		2020		2019
	(in thousands)

Benefit for income taxes at 21% rate	$(7,171)	21.0%	$(8,509)	21.0%	$(7,641)	21.0%
State taxes, net of federal benefit	(1,227)	3.5%	(947)	2.3%	(2,161)	6.0%
Change in valuation allowance	975	-2.9%	1,016	-2.5%	—	0.0%
Rate change	775	-2.3%	2,856	-7.0%	—	0.0%
Credits	(602)	1.8%	(811)	2.0%	(541)	1.5%
Permanent differences and other	47	-0.1%	307	-0.8%	(41)	0.1%
Revaluation of warrant s	(1,106)	3.2%	1,572	-3.9%	(49)	0.1%
Uncertain tax positions	9	0.0%	226	-0.6%	(984)	2.7%
Foreign withholding tax	116	-0.3%	420	-1.0%	—	0.0%
Foreign rate differential	(1,573)	4.6%	(1,448)	3.6%	(1,524)	4.2%
Executive compensation expense	1,517	-4.4%	—	0.0%	—	0.0%
Transaction related expense	(1,454)	4.3%	—	0.0%	—	0.0%

Benefit for income taxes	$(9,694)	28.4%	$(5,318)	13.1%	$(12,941)	35.6%

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2021 and 2020 are as follows:

	As of December 31,
	2021	2020
	(in thousands)

Deferred tax assets:
Net operating loss carry-forward	$11,081	$10,604
Credit carry-forward	2,802	2,468
Interest expense limitation carry-forward	10,997	7,811
Non-deductible reserves	374	520
Accruals and other temporary differences	1,046	1,047
Stock compensation	—	698
Property and equipment	1,018	1,089

Gross deferred tax asset s	27,318	24,237
Less Valuation allowance	(7,731)	(7,164)

Total deferred tax assets (after valuation allowance)	19,587	17,073
Deferred tax liabilities:
Property and equipment	(4,151)	(4,089)
Intangible assets	(40,754)	(49,461)
Goodwill	(7,432)	(6,241)
Debt discount	(3,972)	—

Total deferred tax liabilities	(56,309)	(59,791)

Net deferred tax liabilities	$(36,722)	$(42,718)

The valuation allowance increased by $0.6 million during 2021, primarily due to an increase in U.S. state tax attributes deemed not realizable. In determining the need for a valuation allowance, the Company has given consideration to its worldwide cumulative loss position when assessing the weight of the sources of taxable income that can be used to support the realization of deferred tax assets. The Company has assessed, on a jurisdictional basis, the available means of recovering deferred tax assets, including the ability to carry-back net operating losses, the existence of reversing temporary differences, the availability of tax planning strategies and available sources of future taxable income. The Company has also considered the ability to implement certain strategies that would, if necessary, be implemented to accelerate taxable income and use expiring deferred tax assets. The Company believes it is able to support the deferred tax assets recognized as of the end of the year based on all of the available evidence.
As of December 31, 2021, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $3.0 million and $39.7 million respectively, which may be available to offset future income tax liabilities and expire at various dates beginning in 2032 through 2041. Additionally, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $1.2 million and $13.8 million respectively, which carryforward indefinitely. Additionally, the Company has generated $33.8 million of foreign operating loss carryforwards which expire at various dates.
As of December 31, 2021, the Company has U.S. federal and state research and development tax credit carryforwards of $1.8 million and $0.1 million respectively which expire beginning in 2035 through 2041. Additionally, the Company has $0.9 million of foreign research and development tax credit carryforwards.
Due to provisions of the Tax Cuts and Jobs Act of 2017, the Company has a carryforward of U.S. disallowed interest expense of $44.7 million, which has an indefinite carryforward period.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards.
For taxable years beginning after January 1, 2018, taxpayers are subjected to the global intangible low-taxed income provisions, or GILTI provisions. The GILTI provisions require the Company to currently recognize in U.S. taxable income a deemed dividend inclusion of foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The ability to benefit from a deduction and foreign tax credits against a portion of the GILTI income may be limited under the GILTI rules as a result of the utilization of net operating losses, foreign sourced income, and other potential limitations within the foreign tax credit calculation. For the years ended December 31, 2021 and 2020, the Company did not record an income tax charge related to GILTI. The Company has made an accounting policy election, as allowed by the SEC and FASB, to recognize the impacts of GILTI within the period incurred. Accordingly, no U.S. deferred taxes are provided on GILTI inclusions of future foreign subsidiary earnings.

As of December 31, 2021, the Company has not provided U.S. taxes on the undistributed earnings of its foreign subsidiaries that it considers indefinitely reinvested. This indefinite reinvestment determination is based on the future operational and capital requirements of the Company’s domestic and foreign operations. The Company expects that the cash held by its foreign subsidiaries of $8.6 million as of December 31, 2021 will continue to be used for its foreign operations and, therefore, does not anticipate repatriating these funds.
The Company conducts business globally and, as a result, its subsidiaries file income tax returns in U.S. federal and state jurisdictions and various foreign jurisdictions. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, Malta, the Netherlands, the United Kingdom, and the United States. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is utilized. As of December 31, 2021, the Company is not under income tax examination in any jurisdiction
.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related
uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax examinations.
The following table presents a reconciliation of the total amounts of unrecognized tax benefits, excluding interest and penalties, included on the consolidated balance sheets
.

	For the Years Ended December 31,
	2021	2020
	(in thousands)

Unrecognized tax benefits at the beginning of the year	$3,867	$3,658
Additions for tax positions of current year	—	—
Additions for tax positions of prior years	—	209
Reductions for tax positions of prior years	—	—
Expirations statutes of limitation	—	—

Unrecognized tax benefits at the end of the year	$3,867	$3,867
If the unrecognized tax benefit balance as of December 31, 2021 were recognized, it would decrease the Company’s effective tax rate. The Company does not anticipate any material changes to its unrecognized tax benefits within the next 12 months.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2021 and 2020 the Company recognized $9 thousand and $17 thousand

in interest and penalties, respectively. The Company had $26 thousand and $17 thousand

of interest and penalties accrued at December 31, 2021 and 2020, respectively.

The CARES Act was enacted on March 27, 2020. The
CARE
S Act is an emergency economic stimulus package that includes spending and tax cuts to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic. The CARES Act allowed the Company to defer the payment of the employer portion of its FICA taxes to 2021 and 2022; deduct additional US interest expense for 2019 and 2020; accelerate a refund of alternative minimum tax (“AMT”) credits; and increase its permitted level of 2019 federal net operating loss carry-forward.
NOTE 11 – COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases various office spaces under non-cancellable operating leases expiring through 2029. Rent expense for years ended December 31, 2021, 2020 and 2019 was $2.7 million, $2.5 million, and $2.3 million, respectively.
The future minimum lease payments under operating leases as of December 31, 2021 for the next five years is as follows:

(in ‘000)	Amount
2022	$2,924
2023	1,904
2024	1,495
2025	1,170
2026	958
Thereafter	3,412

Total	$11,863

Capital Leases
The Company has capital lease obligations in the Netherlands for hardware and software leases.
The future minimum lease payments under capital leases as of December 31, 2021 for the next five years is as follows:

(in ‘000)	Amount
2022	$207
2023	143
2024	119
2025	26
2026	—

Total minimum lease payments	$495
Interest expense	(40)

Total	$455

Off-Balance-Sheet
Credit Exposures
The Company has standby letters of credit and bank guarantees of $0.4 million
as of December 31, 2021 and 2020, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations
The Company has vendor commitments primarily relating to carrier and open purchase obligations that the Company incurs in the ordinary course of business. As of December 31, 2021, the purchase commitments were as follows:

(in ‘000)	Amount
2022	$21,144
2023	9,446
2024	1,245
2025	1,245
2026	—
Thereafter	—

Total	$33,080

Legal Proceedings
From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.
NOTE 12 – PREPAID AND OTHER RECEIVAB
LE
S
Prepaid Expenses and Other Receivables
The Company’s prepaid expenses and other receivables
consist
of
the
following:

(in ‘000)	December 31, 2021	December 31, 2020
Prepaid deposits	$1,030	$1,734
Prepaid expenses	6,418	3,695
Other receivables	—	—

Total Prepaid expenses and other receivables	$7,448	$5,429

NOTE 13 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
The Company operates subject to the terms and conditions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) dated September 30, 2021.
Common Stock
As of December 31, 2021, the Company authorized up to 350,000,000 shares of capital stock, consisting of 315,000,000 shares of common stock and 35,000,000 shares of preferred stock. As of December 31, 2021, 72,027,743 shares of common stock and zero shares of preferred stock were issued and outstanding.
Series A Preferred Stock
The Board authorized up to 7,765,229 Series A preferred shares. As of December 31
, 2021
and 2020
, there were zero and 7,756,158 Series A preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company had the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends. Series A preferred shareholders had an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11
, 2027
. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. Upon closing of the Business Combination, all Series A preferred shares were settled with a redemption value of $85.2 million in cash. The Company no longer had shares of Series A Preferred Stock authorized, issued or outstanding as of December 31
, 2021. The terms and rights of the Series A Preferred Stock described previously represent the terms and rights prior to the closing of the Business
Combination.

Series
A-1
Preferred Stock
The Board authorized up to 10,480,538 Series A-1
preferred shares. As of December 31
, 2021 and 2020
, there were zero and 7,862,107 Series A-1
preferred shares issued and outstanding, respectively. The shares were issued at a discount of 2%. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen-point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company had the option to redeem the Series A-1
Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders had an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11
, 2027
. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A-1
Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. Upon closing of the Business Combination, all Series A-1 preferred shares were settled with a redemption value of $86.9 million. Certain Series A-1 preferred shareholders elected to received shares of common stock of the Company in lieu of cash. The Company no longer had shares of Series A-1
Preferred Stock authorized, issued or outstanding as of December 31
, 2021
. The terms and rights of the Series
A-1
Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.
Series B Preferred Stock
The Board authorized up to 9,090,975 Series B preferred shares. As of December 31, 2021 and 2020, there were zero and 9,090,975 Series B preferred shares issued and outstanding, respectively. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period. Upon closing of the Business Combination, all Series B preferred shares were settled with a redemption value of $97.8 million. Certain Series B preferred shareholders elected to received shares of common stock of the Company in lieu of cash. The Company no longer had shares of Series B Preferred Stock authorized, issued or outstanding as of December 31, 2021. The terms and rights of the Series B Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.
A summary of the accumulated but unpaid dividends for the Series A, Series
A-1
and Series B preferred shares as of December 31, 2021 and 2020 is as follows:

Amount (in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	9,202	9,814	8,572
Distributed	—	—	—

Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910
Accumulated	7,656	8,241	6,925
Distributed	(42,468)	(26,849)	(40,835)

Accumulated and unpaid, December 31, 2021	$—	$—	$—

The redemption value of Series A, Series A-1
and Series B preferred stock is equal
to
the par value of $1,000 per share plus the above accumulated unpaid dividends and any applicable redemption premium.
Series C Convertible Preferred Stock
The Board authorized up to 6,872,894 Series C convertible preferred shares. As of December 31, 2021 and 2020, there were zero and 2,566,186 Series C convertible preferred shares issued and outstanding, respectively. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C convertible preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C convertible preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series

C convertible preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.
Upon closing of the Business Combination, 16,802 shares of
Series
C Convertible Preferred Stock (pre-combination) converted into 2,520,368 shares of common stock of the Company. The Company no longer had Series C Convertible Preferred Stock authorized, issued or outstanding as of December 31
, 2021
. The terms and rights of the Series C Convertible Preferred Stock described previously represent the terms and rights prior to the closing of the Business Combination.
NOTE 14 – STOCK BASED COMPENSATION
2014 Equity Incentive Plan
During 2020, the Company granted
awards
to certain employees and Board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the Board is authorized to grant stock options to eligible employees and directors of the Company. The fair value of the options was expensed on a straight-line basis over the requisite service period, which is generally the vesting period.
In connection with the Business Combination a modification in the existing terms of the options was introduced to add a contingent cash-settlement feature pursuant to which each option holder entered into an option cancellation agreement (“Cancellation Agreements”), whereby option holders agreed to surrender all options outstanding as of the closing of the Business Combination for cancellation effective immediately prior to the closing. In exchange for the cancellation of the vested and unvested options, option holders are entitled to the right to receive payment of Option Cash Consideration equal to $4,075,000 and Option Share Consideration of 432,500 common shares ($4,325,000 value) in the surviving entity less applicable withholding taxes and without interest, paid on the first payroll cycle following the closing of the Business Combination. Upon the closing of the Business Combination, the Company recorded all previously unrecorded expense from the original rewards to reflect the accelerated vesting of those awards and recorded compensation expense for any post-modification fair value in excess of pre-modification fair value. For the cash settled awards, as determined by a proportion of the settlement values of the awards, the Company recognized a liability equal to the amount of the cash settlement. Upon the closing of the Business Combination, the Company paid out Option Cash Consideration of $4,075,000 net of applicable withholding taxes and issued 200,426 shares as Option Share Consideration (432,500 common shares net of shares for applicable withholding taxes).
For the year ended December 31, 2020, the Company has determined its share-based payments to be a Level 3 fair value measurement. For the year ended December 31, 2020, the Company has used the Black-Scholes option pricing model with assumptions including a risk-free interest rate of 1.58%, an expected term (life) of options (in years) of 2, expected dividends of 0 and expected volatility of 86.3%.
The Company did not grant any awards during the year ended December 31, 2021.
The following is a summary of the Company’s stock options as of December 31, 2021 and the stock option activity from January 1, 2019 through December 31, 2021:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2018	414,434	$15.80	$141.53	9.3
Granted	52,083	15.91	141.53
Exercised	—	—	—
Forfeited	(67,366)	15.80	141.53
Expired	—	—	—

Balance, December 31, 2019	399,151	$15.82	141.53	8.4
Granted	64,064	13.50	141.53
Exercised	—	—	—
Forfeited	(30,715)	15.80	141.53
Expired	—	—	—

Balance, December 31, 2020	432,500	$15.45	$141.53	7.7

Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Cancelled	(432,500)	(15.45)	(141.53)	(7.7)

Balance, December 31, 2021	—	$—	$—	—

The

following is a summary of the Company’s
share
-
based
compensation
expense as of December 31, 2021 and 2020:

(in ‘000)	December 31, 2021	December 31, 2020
Total Stock Compensation Expense	$4,564	$1,161
Unrecognized Compensation Cost	—	3,416
Remaining recognition period (in years)	—	2.7
The

following is a summary of the Company’s exercisable stock options as of
December
31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Range of Exercise Prices	—	$80.87 -$202.18
Number	—	153,898
Weighted Average Remaining Contractual Term (in years)	—	7.3
Weighted Average Exercise Price	$—	$141.53
2021 Long-Term Stock Incentive Plan
On September 29, 2021, the board of directors (the “Board”) approved the KORE Group Holdings, Inc.
2021
Long-Term Stock Incentive Plan (the “2021 Plan”) to promote the interests of the Company and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.
The 2021 Plan allows for the grant of share-based payment
awards
to employees, directors of the Board, and consultants to the Company. The 2021 Plan is administered by the Compensation Committee of the Board.
On December 8, 2021, the Compensation Committee of the Board approved the future grants of certain Restricted Stock Unit Awards, the effectiveness of which were contingent upon the filing and effectiveness of the Form S-8 Registration Statement of the common stock, which occurred on January 4, 2022. For further detail, refer to Note 18- Subsequent Events, to the consolidated financial statements.
NOTE 15 – WARRANTS ON COMMON STOCK
KORE Warrants
In connection with the sale of Series B preferred stock, pre-combination KORE issued warrants (“KORE Warrants”) for the purchase of common stock at an exercise price of $0.01 per warrant. As of December 31, 2021 and 2020, there were zero and 9,814 KORE Warrants issued and outstanding, respectively. Upon closing of the Business Combination, all KORE Warrants were exercised and converted into 1,365,612 shares of common stock.
The Company evaluated the KORE Warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the KORE Warrants met the criteria and were required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.
Public and Private Placement Warrant
As part of CTAC’s initial public offering (“IPO”) in 2020, CTAC issued warrants to third party investors, and each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, CTAC completed the private sale of warrants (“Private Placement Warrants”), and each Private Placement Warrant allows the holder to purchase one share of the Company’s common stock at $11.50 per share. Subsequent to the Business Combination, 8,638,966 Public Warrants and 272,778 Private Placement Warrants remained outstanding as of December 31, 2021.
The Public Warrants may only be exercised for a whole number of common shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the proposed public offering;
provided in each case that the Company has an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the
Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the

Securities

Act). The Company completed its public offering on September 30, 2021 and filed an effective registration statement (form S-1) under the Securities Act covering the common shares which was effective on December 20, 2021. The Company plans to make commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those common shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the common shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.
The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants and the common shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per common share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrant.
The Company evaluated the Public Warrants and Private Placement Warrants for liability or equity classification in accordance with the provisions of ASC 480,
 Distinguishing Liabilities from Equity, and ASC
815-40,
 Derivatives and Hedging
. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the Private Placement Warrants met the criteria and were required to be classified as a liability subject to the guidance in ASC
815-10
and
815-40
and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations. As the surviving entity following the Business Combination has a single class of shares issued and outstanding, the Public Warrants are classified as equity, with the fair value of the Public Warrants as of the date of the Business Combination closed to additional paid-in
capital.
Initial Measurement
The KORE Warrants were initially measured at fair value. The estimated fair value of the warrants prior to entering into an Agreement and Plan of Merger with CTAC on March 12, 2021, was determined to be a Level 3 fair value measurement. The fair value of each KORE Warrant was approximately the fair value per share of common stock. The aforementioned warrant liabilities related to KORE Warrants are not subject to qualified hedge accounting.
The Public and Private Placement Warrants were initially measured at fair value. The fair value of the Public Warrants as of September 30, 2021, based on the closing price of KORE.WS, was closed to additional paid-in
capital and the fair value will not need to be remeasured in subsequent reporting periods. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.
As of December 31, 2021, the aggregate value of the Private Placement Warrants was $0.3 million based on the closing price of KORE.WS on that date of $1.05.
Subsequent Measurement
The KORE Warrants were converted to common stock through the Business Combination and are no longer outstanding. The Private Placement Warrants are measured at fair value on a recurring basis based on the closing price of KORE.WS on the relevant date. The Public Warrants are equity classified not requiring subsequent measurement.
The change in fair value of the warrant liability for the years ended December 31
, 2021
, 2020
and 2019
was $(5.3)
million, $7.5
 million and $0.2
 million, respectively.

NOTE 16
–
NET LOSS PER SHARE
The Company follows the
two-class
method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class
method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class
method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Series A, Series
A-1,
Series B and Series C preferred shares for

purposes of the loss per share calculation. Earnings per share calculations for all periods prior
to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the merger agreement. Certain of the Company’s preferred shares have contractual rights that allow them to receive a premium upon conversion of the company’s preferred shares into the Company’s Common stock. For the year ended December 31, 2021, the Company incurred

$
4,074
of premiums on conversion of the Company’s preferred shares into common shares. Refer to “Note 13—Temporary Equity and Stockholder’s Equity” to the consolidated financial statements for further detail regarding the contractual rights of the Company’s preferred shares.
Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the periods ended:

(in ‘000)	December 31, 2021		December 31, 2020		December 31, 2019
Numerator:
Net loss attributable to the Company	$(24,453	) $	(35,201	) $	(23,443)
Less cumulative earnings to preferred shareholder	(22,822)		(26,900)		(21,647)
Add premium on preferred conversion to common shares	4,074		—		—

Net income (loss) attributable to common stockholders	(43,201)		(62,101)		(45,090)
Denominator:
Weighted average common shares and warrants outstanding
Basic (in number)	41,933,050		31,650,173		31,169,435
Diluted (in number)	41,933,050		31,650,173		31,169,435
Net loss per unit attributable to common stockholder
Basic	$(1.03)		$(1.96)		$(1.45)
Diluted	$(1.03)		$(1.96)		$(1.45)
The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

For the years ended (number of shares)	December 31, 2021	December 31, 2020	December 31, 2019
Series C Convertible Preferred Stock	2,566,186	2,566,186	2,566,186
Stock Options	432,500	432,500	399,151
Common stock issued under the Backstop Agreement	9,600,031	—	—
NOTE 17 – RELATED PARTY TRANSACTIONS
Leasing and Professional Services Agreement
KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.
Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million, $0.2 million, and $0.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties
Upon the closing of the Business Combination on September 30
, 2021
, the Company repaid its outstanding loans of $1.6 million due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018
.
The following is a summary of the amounts recorded under due to related parties in the consolidated balance sheets at December 31, 2021 and 2020:

(in ‘000)	December 31, 2021	December 31, 2020
Interfusion B.V.	—	985
T-Fone B.V.	—	630
Interest was accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $0.03 and $0.04 million for the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, the Company has paid all related party transactions resulting from the Business Combination.
NOTE 18 – SUBSEQUENT EVENTS
The Company has completed an evaluation of all subsequent events through March 29, 2022 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.
Stock-Based Compensation
On January 4, 2022, the Company issued Restricted Stock Units (RSUs) pursuant to the 2021 Long-Term Stock Incentive Plan that include only service conditions, RSU’s that include only performance-based conditions and RSU’s that includes both service and performance-based conditions.
The Company issued approximately 3.1 million RSUs with only service conditions, up to approximately 0.8 million RSUs with both service and performance-based conditions and up to approximately 0.8 million RSUs with only performance-based conditions.
The maximum estimated fair value the Company expects to recognize related to RSU’s with only service conditions is $21.7 million, over the vesting term (the next four years). The maximum estimated fair value the Company expects to recognize related to RSU’s that include performance-based conditions (including those that include service and performance-based conditions is approximately $11.6 million, respectively over the requisite service period of the RSUs.
Business
Acquisitions
On February 16
, 2022
, the Company acquired 100%
of the
outstanding s
hare capital of Business Mobility Partners, Inc. and Simon IoT LCC, collectively, the “Acquired Companies” which are industry-leading mobility service providers, to expand the Company’s services and solutions within the healthcare and life sciences industries (the “BMP Business Combination Agreement”).
The transaction was funded by available cash and the issuance of the Company’s shares. Estimated transaction costs for legal, consulting, accounting, and other related costs to be incurred in connection with the acquisition of the Acquired Companies are expected to be $1.7 million.

The following table summarizes the preliminary allocation of the consideration transferred for the Acquired Companies, including the identified assets acquired and liabilities assumed as of the Acquisition Date. The purchase price allocation is preliminary and is subject to revision as additional information about the fair value of the assets acquired and liabilities assumed, including working capital, acquired intangibles and deferred income taxes, become available.

(in thousands)

Cash, including closing cash and working capital adjustments	$47,336
Fair value of KORE common stock issued to sellers (4,212,246 shares)	23,294

Total consideration	$70,630
Assets acquired:
Cash	1,996
Accounts receivable	3,115
Inventories	1,323
Prepaid expenses and other receivables	821
Property and equipment	201
Intangible assets	30,060
Total Assets acquired	37,516
Liabilities assumed:
Deferred tax liabilities	7,611
Accounts payable and accrued liabilities	2,607
Liabilities assumed	10,218

Net identifiable assets acquired	27,298

Goodwill (excess of consideration transferred over net identifiable assets acquired)	$43,332

Goodwill represents the future economic benefits that we expect to achieve as a result of the acquisition of the Acquired Companies. A portion of the goodwill resulting from the acquisition is deductible for tax purposes.
The BMP Business Combination Agreement contains customary indemnification terms. Under the BMP Business Combination Agreement, a portion of the cash purchase price, approximately $3.45 million paid at closing is being held in escrow, for a maximum of 18 months from the closing date, to guarantee performance of general representations and warranties regarding closing amounts and to indemnify the Company against any future claims.
As of the date of this filing, it was not practical for the Company to report the pro forma financial information under ASC 805 for the Acquired Companies due to the timing of the acquisition and the number of judgements involved in preparing the pro forma financial information, including estimating the useful lives of the Acquired Companies intangible assets and converting the Acquired Companies historical results from the cash basis of accounting to the accrual basis of accounting.

Financial Statement Schedule
(in thousands USD, except share and per share amounts)
SCHEDULE I – PARENT ONLY FINANCIAL INFORMATION
The following presents condensed parent company only financial information of KORE Group Holdings, Inc.
Condensed Balance Sheet (in thousands USD)

	December 31, 2021	December 31, 2020
Assets
Non-current assets
Investment in subsidiaries	$261,012	$300,055

Total non-current assets	261,012	300,055

Total assets	$261,012	$300,055

Liabilities, temporary equity and stockholders’ equity
Long-term liabilities
Warrant liability	$286	$15,944

Total liabilities	286	15,944

Temporary equity
Series A Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 7,765,229 shares authorized, and 7,756,158 shares issued and outstanding at December 31, 2020	—	77,562

Series A-1 Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 10,480,538 shares authorized, 7,862,107 shares issued and outstanding at December 31, 2020	—	78,621

Series B Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 9,090,975 shares authorized, 9,090,975 shares issued and outstanding at December 31, 2020	—	90,910

Series C Convertible Preferred Stock; par value $1,000 per share; none authorized, issued and outstanding at December 31, 2021; 6,872,894 shares authorized, 2,566,186 shares issued and outstanding at December 31, 2020	—	16,802

Total temporary equity	—	263,895

Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 72,027,743 shares issued and outstanding at December 31, 2021; 55,659,643 shares authorized, 30,281,520 shares issued and outstanding at December 31, 2020	7	3
Additional paid-in capital	401,688	135,616
Accumulated other comprehensive loss	(3,331)	(1,677)
Accumulated deficit	(137,638)	(113,726)

Total stockholders’ equity	260,726	20,216

Total liabilities, temporary equity and stockholders’ equity	$261,012	$300,055

Condensed Statements of Loss and Comprehensive Loss (in thousands USD)

For the years ended	December 31, 2021	December 31, 2020	December 31, 2019

Equity in net loss of unconsolidated subsidiaries	$(29,177)	$(27,716)	$(23,678)
Change in fair value of warrant liability	(5,267)	7,485	(235)

Loss before income taxes	(23,910)	(35,201)	(23,443)

Net loss	$(23,910)	$(35,201)	$(23,443)

Other comprehensive loss:
Foreign currency translation adjustment	(1,654)	2,116	517

Comprehensive loss	$(25,564)	$(33,085)	$(22,926)

Condensed Statements of Cash Flows (in thousands USD)

For the years ended	December 31, 2021	December 31, 2020	December 31, 2019

Cash flows from operating activities
Net loss	$(23,910)	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash provided by operating activities		—	—
Equity in net loss of unconsolidated subsidiaries	29,177	27,716	23,678
Change in fair value of warrant liability	(5,267)	7,485	(235)

Cash provided by operating activities	$—	$—	$—

Cash flows from investing activities
Distribution from subsidiary	5,947	200	80

Cash provided by investing activities	$5,947	$200	$80
Cash flows from financing activities
Repurchase of common stock	—	(200)	(80)
Issuance of common stock, net of transaction costs	223,968	—	—
Settlement of preferred stock	(229,915)	—	—

Cash used in financing activities	$(5,947)	$(200)	$(80)
Effect of exchange rate change on cash and cash equivalents	—	—	—

Change in cash and cash equivalents and restricted cash	—	—	—
Cash and cash equivalents and restricted cash, beginning of year	—	—	—

Cash and cash equivalents and restricted cash, end of year	$—	$—	$—

Non-cash investing and financing activities:
Equity issued for acquisition of Integron, LLC	$—	$—	$7,000

Share-based payment awards issued to employees of subsidiaries	$1,839	$1,161	$1,682

(i)	Basis of presentation and business combination
On March 12, 2021, Maple Holdings Inc. (“Maple” or “pre-combination KORE”) entered into a definitive merger agreement (the “Business Combination”) with Cerberus Telecom Acquisition Corp. (NYSE: CTAC) (“CTAC”). On September 29, 2021, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the Securities Exchange Commission (the “SEC”) on August 13, 2021, including, among other things, the adoption of the Business Combination and approval of the other transactions contemplated by the merger agreement. On September 30, 2021 (the “Closing Date”), as contemplated by the merger agreement,
(i) CTAC merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and King Pubco, Inc. (“Pubco”) as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”) to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and Maple into (the “First Merger”), with Maple being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, Maple merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the merger agreement, the “Transactions” and the closing of the Transactions, the Business Combination), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.” (the “Company”). The combined Company remained listed on the NYSE under the new ticker symbol “KORE.”
The Business Combination is accounted for as a reverse recapitalization as pre-combination KORE was determined to be the accounting acquirer and CTAC was treated as the “acquired” company for accounting purposes under FASB’s ASC Topic 805, Business Combination (“ASC 805”). Pre-combination KORE was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	the equity holders of pre-combination KORE hold the majority (54%) of voting rights in the Company;

•	the senior management of pre-combination KORE became the senior management of the Company;

•	in comparison with CTAC, pre-combination KORE has significantly more revenues and total assets and a larger net loss; and

•	the operations of pre-combination KORE comprise the ongoing operations of the Company, and the Company assumed pre-Combination KORE’s headquarters.
Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of pre-combination
KORE with the acquisition being treated as the equivalent of pre-combination
KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC were stated at historical cost, with no goodwill or other intangible assets recorded.
Pre-combination
KORE was deemed to be the predecessor and the consolidated assets and liabilities and results of operations prior to September 30, 2021 are those of pre-combination
KORE.
In the condensed parent-company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the subsidiaries were originally acquired. The Company’s share of net loss of its subsidiaries is included in the condensed statements of loss and comprehensive loss using the equity method of accounting. These condensed parent-company-only financial statements should be read in connection with the consolidated financial statements and notes thereto of KORE Group Holdings, Inc. and subsidiaries.
As of December 31, 2021, the Company has no purchase commitment, capital commitment and operating lease commitments. The Company is the guarantor of indebtedness for certain of its subsidiaries.

(ii)	Restricted Net Assets
Schedule

I of Rule 5
-04
of Regulation S-X requires the condensed financial information of a registrant to be filed when the restricted net assets of the registrant’s subsidiaries exceed 25 percent of the registrant’s consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of the consolidated subsidiaries means the amount of the registrant’s proportionate share of net assets of the consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (e.g., lender, regulatory agency, foreign government).

The condensed parent company financial statements have been prepared in accordance with Rule 12
-04
, Schedule I of Regulation
S-
X as the restricted net assets of the Company’s subsidiaries exceed 25% of the Company’s consolidated net assets. The Company is a holding company that conducts substantially all its business operations through its subsidiaries. The Company’s ability to pay dividends on the Company’s preferred and common stock is limited by restrictions on the ability of the Company and its subsidiaries to pay dividends or make distributions under the terms of agreements governing the indebtedness of the Company’s subsidiaries. Subject to the full terms and conditions under the agreements governing its indebtedness, the Company and its subsidiaries may be permitted to make dividends and distributions under such agreements if there is no event of default and certain
pro-forma
financial ratios (as defined by such agreements) are met.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby.

•	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Securities and Exchange Commission registration fee	23,527.92
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total		*

Item 14.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.	Recent Sales of Unregistered Securities.
We have made sales of the following unregistered securities:

•
On September 30, 2021, we issued 22,500,000 shares of common stock at par value $0.0001 per share at $10.00 per share for an aggregate purchase price equal to $225,000,000, concurrently with the execution of the Merger Agreement, in relation to subscription agreements entered into by CTAC with certain investors.

•
On September 30, 2021 we issued 4,000,000 shares of common stock to certain of KORE shareholders at $10.00 per share and an additional 600,000 shares of our common stock pursuant to terms and upon conditions set forth in the Merger Agreement.

•	On September 30, 2021 we issued 200,000 additional shares of common stock at $10.00 per share to certain advisers as a portion of their fees in connection with the Merger Agreement.

•	On September 30, 2021 KORE Wireless issued senior unsecured exchangeable notes due 2028 at par bearing interest at a rate of 5.50% per annum due in exchange for borrowing $95.1 million.

•	On October 28, KORE Wireless issued an aggregate principal amount of $24.9 million of 5.50% Exchangeable Senior Notes due 2028 of which Fortress Credit Corp. agreed to purchase at our option.

•
On February 16, 2022, we issued 4,212,246 shares of common stock having a value of $23.2 million in connection with an agreement with our wholly owned subsidiaries BMP Simon Holdings, LLC, BMP Merger Sub I, Inc. and BMP Merger Sub II, Inc. to acquire Business Mobility Partners, Inc. and SIMON IoT LLC.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description

2.1*
Business Combination Agreement, dated as of February 16, 2022, by and among the Registrant and its wholly owned subsidiaries BMP Simon Holdings, LLC, BMP Merger Sub I, Inc. and BMP Merger Sub II, Inc. to acquire Business Mobility Partners, Inc. and SIMON IoT LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2022).

2.2*
Agreement and Plan of Merger, dated as of March 12, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC, and Maple Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

2.3*
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 27, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

2.4*
Amendment No. 2 to Agreement and Plan of Merger, dated as of September 21, 2021 by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

3.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

3.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

4.1*
Warrant Agreement, dated as of October 26, 2020, by and between Continental Stock Transfer & Trust Company and Cerberus Telecom Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

4.2*
Assignment and Assumption Warrant Agreement, dated as of September 30, 2021, by and among Continental Stock Transfer & Trust Company, CTAC and the Company (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 6, 2021).

4.3*	Specimen Common Stock Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

5.1*	Opinion of Kirkland & Ellis LLP (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.1*
Subscription Agreement, dated as of March 12, 2021, by and between the Registrant and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.2*
Investor Rights Agreement dated as of September 30, 2021, by and among KORE, Cerberus Telecom Acquisition Holdings LLC, certain stockholders of KORE and the other parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.3*
Amended & Restated Indenture, dated November 15, 2021, by and among the Company, KORE Wireless Group, Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021)..

10.4*
Backstop Agreement, dated as of July 27, 2021, by and between KORE Wireless Group, Inc. and Drawbridge Special Opportunities Fund LP (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.5*
Amendment to Backstop Agreement, dated November 15, 2021, by and among the Company, KORE Wireless Group, Inc. and Drawbridge Special Opportunities Fund LP (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.6*
Exchangeable Notes Purchase Agreement, dated as of October 28, 2021, by and among the Company, KORE Wireless Group, Inc., and the entities set forth on Schedule 1 therein (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.7*
Amendment to Exchangeable Notes Purchase Agreement, dated November 15, 2021, by and among the Company, KORE Wireless Group, Inc. and the entities set forth on Schedule 1 thereto (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.8*
Credit Agreement, dated as of December 21, 2018, among KORE Wireless Group, Inc, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.9*
Incremental Amendment No. 1 to Credit Agreement, dated as of November 12, 2019, among KORE Wireless Group, Inc., Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement filed on Form S-1 on December 20, 2021).

10.10*	KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement filed on Form S-8 on January 4, 2022).

10.11*
Employment Agreement by and between Mr. Romil Bahl and the Company, dated November 17, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 23, 2021).

10.12*
Employment Agreement by and between Mr. Jack W. Kennedy Jr. and the Company, dated March 10, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2022).

10.13*
Employment Agreement by and between Mr. Bryan Lubel and the Company, dated March 15, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 10, 2022).

10.14*
Employment Agreement by and between Mr. Tushar K. Sachdev and the Company, dated March 15, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 10, 2022).

10.15*
Employment Agreement by and between Ms. Louise P. Winstone and the Company, dated March 15, 2022 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 10, 2022).

10.16*	Employment Agreement by and between Mr. Paul Holtz and the Company, dated April 1, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 1, 2022).

21.1*	List of subsidiaries of KORE Group Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 30, 2022).

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.4*	Consent of Kirkland & Ellis LLP (included on Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	InlineXBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	InlineXBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	InlineXBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided
,
however
, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form
S-1
and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)    that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on May 9, 2022.

KORE GROUP HOLDINGS, INC.

/s/ Romil Bahl
Name:	Romil Bahl
Title:	President, Chief Executive Officer and Director
Each person whose signature appears below constitutes and appoints each of Romil Bahl and Paul Holtz, acting alone or together with another attorney-in-fact,
as his or her true and lawful
attorney-in-fact
and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact
and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact
and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on May 6, 2022.

Signature	Title	Date

/s/ Romil Bahl Romil Bahl	President, Chief Executive Officer and Director	May 9, 2022

/s/ Paul Holtz Paul Holtz	Executive Vice President and Chief Financial Officer and Treasurer	May 9, 2022

/s/ Cheemin Bo-Linn Cheemin Bo-Linn	Director	May 9, 2022

/s/ Timothy Donahue Timothy Donahue	Director	May 9, 2022

/s/ H. Paulett Eberhart	Director	May 9, 2022
H. Paulett Eberhart

/s/ James Geisler	Director	May 9, 2022
James Geisler

/s/ Robert P. MacInnis Robert P. MacInnis	Director	May 9, 2022

/s/ Michael K. Palmer Michael K. Palmer	Director	May 9, 2022

/s/ Mark Neporent	Director	May 9, 2022
Mark Neporent

/s/ Tomer Yosef-Or Tomer Yosef-Or	Director	May 9, 2022

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